PART II – OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. The Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

REGULATION A PRELIMINARY OFFERING CIRCULAR – SUBJECT TO COMPLETION

Dated January 31, 2020

WEED, INC.

4920 N. Post Trail
Tucson, AZ 85750
(520) 818-8582
www.WEEDincUSA.com

Up to $40,000,000

Units Consisting of 1 Share of Common Stock and
A Warrant to Purchase 1 Share of Common Stock

Price: $1.00 - $5.00 per Unit
Minimum Investment Amount: $1,000

WEED, Inc., a Nevada corporation (the Company, WEED, we, or our) is offering (the “Offering”) up to a maximum of 40,000,000 units (“Units”), with each Unit consisting of one (1) share of our common stock, par value $0.001 (“Common Stock”) and one (1) warrant to purchase (1) share of our common stock, at a purchase price of between $1.00 and $5.00 per Unit. The exercise price on the warrant will be 150% of the price of the Unit sold to the investor.

Our Common Stock currently trades on the OTCQB-tier of OTC Markets under the symbol “BUDZ” and the closing price of our Common Stock on January 28, 2020 was $0.32. Our Common Stock currently trades on a sporadic and limited basis.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer the Units on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we will immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. We, by determination of our Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by us from subscribers for this Offering will be available for use by us upon acceptance of subscriptions for the Securities by us.

Sale of these shares will commence within two calendar days of the qualification date (the “Qualification Date”) and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

We are selling the Units on a “best efforts” basis through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. This Offering will terminate on the earlier of (i) January 30, 2021, (ii) the date on which the Maximum Amount is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the Termination Date). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, research and development expenses, offering expenses, acquisitions and joint ventures, working capital and general corporate purposes and other uses as more specifically set forth in the “Use of Proceeds” section of this Offering Circular. The minimum investment amount from an investor is $1,000; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. See “Securities Being Offered” beginning on page 18 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

Investing in the Units involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See Risk Factors” starting on page 7 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Title of each class of Securities	Maximum Number of Units to be Offered	Proposed offering price per Unit (1)(2)	Proposed aggregate offering proceeds (1)	Commissions and Discounts (2)	Proceeds to Company(3)(4)
Units consisting of shares of Common Stock, $0.001 par value, and a Warrant to purchase Common Stock offered by the Company	40,000,000	$1.00 – $5.00	$40,000,000	$0	$40,000,000

(1)
We are offering on a continuous basis starting on the Qualification Date.
(2)
We are offering the Units without an underwriter. However, we may offer the Units through registered broker dealers. We may pay finders as well, but information as to the finder or brokers must be disclosed in an amendment to this offering circular.
(3)
This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer the Units on a “best efforts” basis primarily through our management and/or an online platform. Any subscription to this Offering Circular meeting the Minimum Investment Amount ($1,000), shall be immediately deposited into the bank account of the Company and we may dispose of the proceeds in accordance with the Use of Proceeds. See “Use of Proceeds.”
(4)
Excludes estimated total offering expenses, not including underwriting discount and commissions, will be approximately $75,000. See “Use of Proceeds.”

This Offering Circular relates to the sale of Units by WEED, Inc., a Nevada corporation (“we” or the “Company”) to certain accredited investors at prices ranging from $1.00 - $5.00 per Unit.

Our Common Shares are quoted on OTC Market’s “OTCQB” tier under the ticker symbol “BUDZ.”

Investing in the securities involves risks. WEED, Inc., currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

OFFERING CIRCULAR SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Offering Circular. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to WEED, Inc., a Nevada corporation.

WEED, INC.

We are a USA-based fully reporting public company currently specializing in the medicinal cannabis, adult-use cannabis & hemp space. We are a multi-national, multi-faceted, vertically-integrated organization. We are structured as a holding company doing business through our divisions, wholly-owned subsidiaries, and strategically placed collaborative partners to achieve and promote a global brand. We are dedicated to global goals and outreach across the full spectrum of the cannabis and hemp industry to find treatments, therapies and medical cures utilizing the Cannabaceae plant family. We do not grow, harvest, produce, or sell any substance in violation of US Federal law under The Federal Controlled Substances Act, and we meet all standards of international law for WEED, Inc. and its subsidiaries in foreign locations.

Currently, we are either working or planning for several different business opportunities in the cannabis and hemp space. Our first business opportunity is through our wholly-owned subsidiary, Sangre AT, LLC (“Sangre”), where we are focused on the development and application of cannabis-derived compounds for the treatment of human disease. To that end Sangre, is working on a planned five-year Cannabis Genomic Study to complete a genetic blueprint of the Cannabis plant genus, by creating a global genomic classification of the entire plant. Second, we are under contract to purchase a golf course property located in Westfield, New York. We own the “unlimited water extraction rights” from Lake Erie to the property already, but need to raise at least $500,000 to acquire the property. If we are successful in acquiring the property we plan to utilize the property to gain access to the HEMP and infused beverage industry to establish a foothold for the New York marketplace. Third, we have established WEED Australia Ltd. and The Cannabis Institute of Australia (C.I.A.) in Australia for the purpose of conducting cannabis and hemp research and potentially developing products in Australia. C.I.A. is a non-profit entity formed for the purpose of conducting cannabis and hemp research and potentially developing products in Australia for domestic research and development of products, services and educational purposes to all 7 States and territories including Tasmania. Fourth, we have an arrangement with Professor Elka Touitou to assist us with cannabis research and studies in Israel. Professor Touitou was the Head of the Innovative Dermal, Transdermal and Transmucosal Delivery Lab at the Institute of Drug Research, The School of Pharmacy, HUJ, now retired but still has HUJ clinical trial & independent studies/lab privileges. Professor Touitou is an internationally renowned authority in the field of drug delivery and design of new technologies for efficient administration of drugs and development of new products. Professor Touitou has been involved in cannabinoid research since 1988 at The Hebrew University of Jerusalem, (HUJ) Jerusalem, Israel.

Through these business divisions and subsidiaries, we plan to advance our research and development of cannabis-related compounds for the treatment of human and animal disease, as well as potentially commercialize other cannabis-related products, both pharmaceutical and non-pharmaceutical. The business segments are detailed herein.

By targeting cannabis-derived molecules that stimulate the endocannabinoid system, Sangre’s research team plans to develop scientifically-valid and evidence-based cannabis strains for the production of disease-specific medicines. The goal of the research is to identify, collect, patent, and archive a collection of highly-active medicinal strains. We plan to conduct this study only in the United States where cannabis has been legalized for medicinal purposes, as well as in foreign locations where it is legal, which includes The Ministry of Health in Israel, the Therapeutic Drug Administration (TGA) & Office of Drug Control (ODC) in Australia.

Using annotated genomic data and newly generated phenotypic data, Sangre plans to identify and isolate regions of the plant genome which are related to growth, synthesis of desired molecules, and drought, heavy metals and pest resistance. This complex data set would then be utilized in a breeding program to generate and establish new hybrid cultivars which exemplify the traits that are desired by the medical and patient community. This breeding program would produce new seed stocks, clones, and tissue cultures which we plan on patenting. If successful this intellectual property should generate immense value for the Company. After developing a comprehensive understanding of the annotated genome of a variety of cannabis strains and obtaining intellectual property protection over the most promising strains, we plan to move forward either independently or with strategic partners to develop medicinal products for the treatment of a multitude of human and animal diseases.

Currently, we do not have the money or funding to achieve the above goals and we will not be able to achieve our goals unless we are successful in obtaining additional funding, likely through sales of our securities, all which may serve to dilute the ownership position of our current and future shareholders.

Corporate Information

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. in January 2005. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the Company became United Mines, Inc. From 2005 until 2015, we were an exploration stage mineral exploration company that owned a number of unpatented BLM mining claims and Arizona State Land Department exploration leases.

On November 26, 2014, our Board of Directors approved the redomestication of our company from Arizona to Nevada (the “Articles of Domestication”), and approved Articles of Incorporation in Nevada, which differed from then-Articles of Incorporation in Arizona, primarily by (a) changing our name from United Mines, Inc. to WEED, Inc., (b) authorizing Twenty Million (20,000,000) shares of preferred stock, with blank check rights granted to our Board of Directors, and (c) authorizing Two Hundred Million (200,000,000) shares of common stock (the “Nevada Articles of Incorporation”). On December 19, 2014, the holders of a majority of our outstanding common stock approved the Articles of Domestication and the Nevada Articles of Incorporation at a Special Meeting of Shareholders. On January 16, 2015, the Articles of Domestication and the Nevada Articles of Incorporation went effective with the Secretary of State of the State of Nevada. On February 2, 2015, our name change to WEED, Inc., and a corresponding ticker symbol change to “BUDZ” went effective with FINRA and was reflected on the quotation of our common stock on OTC Markets.

These changes were effected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus, which in the short-term is to conduct Sangre’s Cannabis Genomic Study over the next 5 years, process those results, and in the long-term to be an international cannabis and hemp research and product development company, with a globally-recognized brand focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and worldwide organic grow operators on a contract basis, with a concentration on the legal and medical Cannabis sector. Our long-term plan is to become a True “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development and real estate options in this new emerging market. Our long term plans may also include acquisitions of synergistic businesses, such as distilleries to make infused beverages and/or super oxygenated water with CBD and THC. We have also formed WEED Australia Ltd., registered as an unlisted public company in Australia, to address future global demand, however the entity has been essentially dormant other than building relationships and speaking at The Pharmaceutical Guild of Australia conference event in Sydney Australia, September 2019, since its inception.

Our corporate offices are located at 4920 N. Post Trail, Tucson, AZ 85750, telephone number (520) 818-8582.

  SUMMARY OF THE OFFERING

Units offered by Company	40,000,000 Common Shares.

Common Shares outstanding before the offering	110,242,685 Common Shares as of the date hereof.

Common Shares outstanding after the offering (not including the exercise of any warrants that are part of the Units)	150,262,685 Common Shares.

Common Shares outstanding after the offering (including the exercise of all warrants that are part of the Units)	190,262,685 Common Shares.

Price per Share	$1.00 to $5.00 per Unit.

Use of proceeds
If we sell all the Units for the Maximum Price Per Unit, our proceeds will be $40,000,000. We intend to use these proceeds primarily for:

- Acquisition and Build-Out of New York Property
- Completion of 5-Year Genomic Sequencing Study
- Research and Development in United States, Australia and Israel

See “Use of Proceeds” on page 12 of this Offering Circular.

Offering Amount	$40,000,000

Quotation	Our Common Shares are quoted on the OTCQB-tier of OTC Markets under the ticker symbol “BUDZ”.

Risk Factors	The Common Shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

Investing in the Units involves a high degree of risk. In evaluating WEED, Inc. and investing in the Units, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect WEED, Inc.’s business, operating results or financial condition, as well as adversely affect the value of an investment in our Units. The following is a summary of the most significant factors that make this Offering speculative or substantially risky. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments. You should consider general risks as well as specific risks when deciding whether to invest.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate in the future. We were incorporated in the State of Arizona on August 20, 1999. From 2005 until 2015, we were an exploration stage mineral exploration company that owned a number of unpatented mining claims and Arizona State Land Department claims. On November 26, 2014, our Board of Directors approved the redomestication of our company from Arizona to Nevada and we shifted our business focus to a company concentrating on the development and application of cannabis-derived compounds for the treatment of human disease. Although our subsidiary, Sangre, has begun its planned five-year Cannabis Genomic Study to complete a global genomic classification of the Cannabis plant genus the completion of the study is likely years away. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, unforeseen research issues, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have not generated any revenue and we have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the progress and results of our Cannabis Genomic Study, our ability to develop products, cash flow from operations, and competing market developments. We anticipate the Cannabis Genomic Study will cost approximately $15,000,000 to complete. We will need additional capital in the near future. Any equity financings will result in dilution to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

If we cannot obtain additional funding, our research and development efforts may be reduced or discontinued and we may not be able to continue operations.

We have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future. Unless and until we are able to generate revenues, we expect such losses to continue for the foreseeable future. As discussed in our financial statements, there exists substantial doubt regarding our ability to continue as a going concern.

Research and development efforts are highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

In addition, we may also raise additional capital through additional equity offerings and licensing our research and/or future products in development. While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all, or that we will be successful in licensing our future products. Based on our current projections, we believe we have insufficient cash on hand to meet our obligations as they become due based on current assumptions. The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Economic conditions and issues with the financial markets have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Our proposed business is dependent on laws pertaining to the cannabis industry.

Continued development of the cannabis industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our business.

As of the end of February 2019, 33 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia have approved ballot measures to legalize cannabis for adult use. Currently as of the date of this Offering, there are 11 states that have legalized adult recreational use. The state laws are in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The prior administration (President Obama) effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. However, the Trump administration has indicated the potential for stricter enforcement of the cannabis industry at the federal level, but to date there has been very little in terms of action. There is no guarantee that the Trump administration or future administrations will maintain the low-priority enforcement of federal laws in the cannabis industry that was adopted by the Obama administration. The Trump administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we conduct research with the cannabis plant or lease buildings to growers of cannabis, etc., we could be deemed to be participating in cannabis cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical cannabis will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical cannabis industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on our proposed business.

Cannabis remains illegal under Federal law.

Cannabis is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its production and use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical cannabis industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success highly depend on qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. Also, the fact cannabis remains illegal at the federal level may dissuade qualified personnel from working in the cannabis industry, thus limiting the pool of qualified individuals to run our business. If we are unable to attract and retain necessary key talents, it would harm our ability to develop competitive product and retain good customers and could adversely affect our business and operating results.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property. To protect our proprietary rights, we will rely on a combination of patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

● Our applications for patents relating to our business may not be granted and, if granted, may be challenged or invalidated;
● Issued patents may not provide us with any competitive advantages;
● Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;
● Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop;
● Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products; or
● The fact cannabis is illegal at the federal level may impact our ability to secure patents from the United States Patent and Trademark Office, and other intellectual property protections may not be available to us.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent or trademark litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on our business and our financial results.

We are currently involved in litigation and may be involved in additional litigation at some in the future.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. Litigation is also expensive and could cause us to spend substantial sums on legal fees even if we are eventually successful in the litigation.

We have several opportunities that we may not be able to take advantage of or close without substantial funding.

As detailed elsewhere in this Offering Circular we have several business opportunities that we either cannot continue or cannot begin without raising substantial funds either in this Offering or through other sources. Notably, we have an opportunity to close on a golf course property in New York, with unlimited water extraction rights from Lake Erie, but currently need approximately $500,000 to pay the remainder of the purchase price and close on the acquisition. We are not sure if we will be able to secure the necessary funds to acquire the property within the current timeframe. If we are unable to acquire the property we could miss a significant opportunity and it could affect our future business plans.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Markets’ “OTCQB” tier. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Offering Circular, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

If we raise Maximum Offering hereunder, our net proceeds (after our estimated offering expenses of $75,000) will be $39,925,000. We will use these net proceeds for the following:

Units Offered (% Sold)(1)	40,000,000 Units Sold (100%)	30,000,000 Units Sold (75%)	20,000,000 Units Sold (50%)	10,000,000 Units Sold (25%)
Gross Offering Proceeds(3)	$40,000,000	$30,000,000	$20,000,000	$10,000,000
Approximate Offering Expenses
Misc. Expenses	35,000	35,000	35,000	35,000
Legal and Accounting	40,000	40,000	40,000	40,000
Total Offering Expenses	75,000	75,000	75,000	75,000
Total Net Offering Proceeds(3)	39,925,000	29,925,000	19,925,000	9,925,000
Principal Uses of Net Proceeds (2)
Employee/Officers & Directors / Independent Contractor Compensation	$4,000,000	$3,000,000	$1,500,000	$600,000
Marketing	$2,000,000	$1,000,000	$500,000	-0-
Public Company Costs	$750,000	$500,000	$300,000	$200,000
Sangre Genomic Study	$10,000,000	$7,500,000	$5,000,000	$3,000,000
Other Research & Development	$4,000,000	$3,000,000	$1,000,000	$700,000
Insurance (Directors, Officers, Product, General Liability)	$1,000,000	$500,000	$250,000	$100,000
WEED Israel Cannabis, Ltd.	$4,000,000	$3,000,000	$2,800,000	$1,500,000
WEED Australia Ltd.	$4,000,000	$3,000,000	$2,800,000	$1,500,000
Purchase and Build-Out of NY Property	$3,000,000	$3,000,000	$3,000,000	$2,000,000
Acquisitions	$3,000,000	$1,500,000	$1,000,000	-0-
Travel	$1,000,000	$1,000,000	$500,000	$200,000
Misc. Costs and Expenses	$1,700,000	$1,975,000	$775,000	$25,000
Legal, IP & Compliance	$1,475,000	$1,000,000	$500,000	$100,000
Total Principal Uses of Net Proceeds(3)	39,925,000	29,925,000	19,925,000	9,925,000
Amount Unallocated	-0-	-0-	-0-	-0-

(1)
For the “Units Sold” we used the lowest offering price of $1 per share. If the event we sell some or all of the shares in this Offering at amounts higher than $1 (up to $5) the number of shares we issue to investors would decrease the higher per share sale price.

(2)
These amounts are estimated. The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

(3)
For the Offering Proceeds we did not account for any money received by us for the exercise of the warrants that are a part of the Units since they is no guarantee such warrants would ever be exercised.

In the event we do not sell all of the Units being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

We are offering for sale to new investors up to 40,000,000 Units at $1.00 per Unit (assuming the lowest offering price hereunder) and one share per Unit.   The following table sets forth on a pro forma basis at September 30, 2019, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price paid per Unit (assuming a proposed public offering price of $1.00 per share).

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	108,323,185	73%	$74,497,414(2)	65%	$0.69

New Investors	40,000,000(1)	27%	$40,000,000	35%	$1.00

Total	148,323,185	100%	$114,497,414	100%	$0.77

(1) Does not include any shares from the exercise of warrants from the Units.
(2) Includes the value of shares issued for services.

If you purchase Units in this offering, your ownership interest in our Common Stock will be diluted immediately. The difference between the public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.  The dilution calculations we have set forth in this section reflect an offering price of $1.00 per share.

As of September 30, 2019, we had a net tangible book value of ($1,732,245) or ($0.016) per share of issued and outstanding common stock.  After giving effect to the sale of the Units proposed to be offered in the maximum offering of 40,000,000 Units (40,000,000 shares), the net tangible book value at that date would have been $41,732,245 or $0.26 per share.  This represents an immediate increase in net tangible book value of approximately $0.25 per share to existing shareholders and an immediate dilution of approximately $0.74 per share to new investors.

The following table illustrates such per share dilution:

Proposed public offering price (per share)		$1.00
Net tangible book value per share (September 30, 2019)	$0.016
Increase in net tangible book value per share attributable to proceeds from the maximum offering	$0.25
Pro forma net tangible book value per share after the offering		$0.26

Dilution to new investors	$0.74

PLAN OF DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, our common stock trades on OTC Markets. However, the public offering price herein ($1-$5 per share) was determined by our management. The principal factors considered in determining the public offering price include:

-the information set forth in this Offering Circular and otherwise available;
-our history and prospects and the history of and prospects for the industry in which we compete;
-our past and present financial performance;
-our prospects for future earnings and the present state of our development;
-the general condition of the securities markets at the time of this Offering;
-the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
-other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at our discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.
Electronically receive, review, execute and deliver to us a subscription agreement; and

2.
Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares and warrants subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer the Units on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we will immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Our Management’s Discussion and Analysis or Plan of Operations contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Quarterly Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We are an early stage holding company currently focused on the development and application of cannabis-derived compounds for the treatment of human disease. Our wholly-owned subsidiary, Sangre AT, LLC (“Sangre”), has begun a planned five-year Cannabis Genomic Study to complete a genetic blueprint of the Cannabis plant genus, by creating a global genomic classification of the entire plant. By targeting cannabis-derived molecules that stimulate the endocannabinoid system, Sangre’s research team plans to develop scientifically-valid and evidence-based cannabis strains for the production of disease-specific medicines. The goal of the research is to identify, collect, patent, and archive a collection of highly-active medicinal strains. We plan to conduct this study only in states where cannabis has been legalized for medicinal purposes.

Using annotated genomic data and newly generated phenotypic data, Sangre plans to identify and isolate regions of the plant genome which are related to growth, synthesis of desired molecules, and drought and pest resistance. This complex data set would then be utilized in a breeding program to generate and establish new hybrid cultivars which exemplify the traits that are desired by the medical and patient community. This breeding program would produce new seed stocks and clones, which we plan on patenting. If successful this intellectual property should generate immense value for the Company. After developing a comprehensive understanding of the annotated genome of a variety of cannabis strains, and obtaining intellectual property protection over the most promising strains, we plan move forward either independently or with strategic partners to develop medicinal products for the treatment of a multitude of human diseases.

Our current, short-term goals relate to the Cannabis Genomic Study and the resulting development of a variety of new cannabis strains, and, over the next 5 years, we plan to process those results in order to become an international cannabis research and product development company, with a globally-recognized brand focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and organic grow operators on a contract basis with a concentration on the legal and medical cannabis sector..

Our long-term plan is to become a true “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development, and real estate options in this new emerging market. Our long term growth may also come from the acquisition of synergistic businesses, such as distilleries, to make anything from infused beverages to super oxygenated water with CBD and THC. Currently, we have formed WEED Australia Ltd., registered as an unlisted public company in Australia to address this Global demand. We have also formed WEED Australia Ltd., registered as an unlisted public company in Australia, to address future global demand, however the entity has been dormant since its inception. We will look to conduct future research, marketing, import/exporting, and manufacturing of our proprietary products on an international level.

In furtherance of our current, short terms goals, Sangre initiated the cannabis genome project in April 2017, by extracting DNA from seven cannabis strains in Tucson, Arizona. Sangre followed the initial extraction with a second round of extractions in July 2017. The extracted DNA is currently being sequenced by the Sangre team using a binary sequencing approach based on the use of two distinct sequencing technologies and a proprietary bioinformatics database. Following the generation of genomic data, the sequences will be annotated (compared) against over 300,000 plant genes to elucidate specific de novo pathways responsible for the synthesis of specific compounds and classes of compounds.

Under the genome project directives, additional strains are slated for sequencing and annotation as part of the overall expansion of this research project. An integral part of this expansion is the acquisition of additional DNA extraction, amplification, and sequencing technologies. The expansion also includes the installation of high-level IT networks for data acquisition, analysis, and storage.

On July 26, 2017, we acquired a property located in La Veta, Colorado in order for Sangre to complete its 5-Year, $15+ million Cannabis Genomic Study. The site includes a 10,000+ sq. ft. building that will house Sangre’s genomic research facility, a 4,000+ square foot building for plant product analytics and plant product extraction, a 3,500 sq. ft. corporate office center, and 25 RV slots with full water and electric, which we plan to convert into a series of small research pods. Under the terms of the purchase agreement, we paid $525,000 down, along with 25,000 shares of our common stock, and Sangre took immediate possession of the property. We were obligated to pay an additional $400,000 in cash and issue an additional 75,000 shares of our common stock over the two next years in order to pay the entire purchase price. To date we have spent $354,000 renovating the property and an additional $400,000 on extraction and analytical lab equipment. We plan to complete the property renovations by Q3 of 2019, at an estimated cost of $300,000. We will need additional extraction equipment and analytical lab equipment, totaling approximately $700,000. We will need to raise additional funds in order to complete the planned renovations and pay the purchase price for the equipment.

WEED Inc. acquired the property in La Veta, Colorado in order to facilitate the expansion of the genomic studies and the development of new hybrid strains. The facility is currently under re-design and renovation to convert the existing structures into a world-class genetics research center.

A gene-based breeding program will allow us to root out inferior cultivars and replace them with fully-validated and patentable cultivars which produce consistent plant products for the medicinal markets. The gene-based breeding program will improve cultivars and introduce integrity, stability, and quality to the market in the following ways:

●
accelerated and optimized growth rates; modern genomic resources will enhance traditional breeding methods

●
generate new cultivars, accelerating and perfecting the art of selective breeding

●
provide the ability to assay for specific genes within the crop, establish strain tracking, and promote market quality assurance

●
improved disease, pest, and drought resistance of the Cannabis plant

We believe the gene-based breeding program will facilitate and accelerate:

●
improved therapeutic properties, i.e., increased THC/CBD concentration and the production of specific classes of oils and terpenses

●
enhanced opportunities for new drug discovery

●
accelerated breeding of super-cultivars: drought, pest, and mold resistant, increased %THC

●
revenue generation through our unique ability to breed and genetically fingerprint new, super-cultivars: establish strong patent protection; and provide these cultivars to the market on a favorable cost and royalty basis.

Our goal with this program is to develop a translational breeding program to establish a new collection of Cannabis cultivars for the Colorado, national, and international markets. Through the use of genetic screening technology, cultivars can be up-selected for specific traits and grown to address the needs of consumers in the medicinal market.

Corporate Overview

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. in January 2005. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the Company became United Mines, Inc. From 2005 until 2015, we were an exploration stage mineral exploration company that owned a number of unpatented mining claims and Arizona State Land Department claims.

On November 26, 2014, our Board of Directors approved the redomestication of our company from Arizona to Nevada (the “Articles of Domestication”), and approved Articles of Incorporation in Nevada, which differed from then-Articles of Incorporation in Arizona, primarily by (a) changing our name from United Mines, Inc. to WEED, Inc., (b) authorizing Twenty Million (20,000,000) shares of preferred stock, with blank check rights granted to our Board of Directors, and (c) authorizing Two Hundred Million (200,000,000) shares of common stock (the “Nevada Articles of Incorporation”). On December 19, 2014, the holders of a majority of our outstanding common stock approved the Articles of Domestication and the Nevada Articles of Incorporation at a Special Meeting of Shareholders. On January 16, 2015, the Articles of Domestication and the Nevada Articles of Incorporation went effective with the Secretary of State of the State of Nevada. On February 2, 2015, our name change to WEED, Inc., and a corresponding ticker symbol change to “BUDZ” went effective with FINRA and was reflected on the quotation of our common stock on OTC Markets.

These changes were affected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus. Our current, short-term goals relate to the Cannabis Genomic Study and the resulting development of a variety of new cannabis strains, and, over the next 5 years, we plan to process those results in order to become an international cannabis research and product development company, with a globally-recognized brand focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and organic grow operators on a contract basis with a concentration on the legal and medical cannabis sector.

Our long-term plan is to become a true “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development, and real estate options in this new emerging market. Our long term growth may also come from the acquisition of synergistic businesses, such as distilleries, to make anything from infused beverages to super oxygenated water with CBD and THC. Currently, we have formed WEED Australia Ltd., registered as an unlisted public company in Australia to address this Global demand. We have also formed WEED Israel Cannabis Ltd., an Israeli corporation, to address future global demand. We will look to conduct future research, marketing, import/exporting, and manufacturing of our proprietary products on an international level.

On April 20, 2017, we entered into a Share Exchange Agreement with Sangre AT, LLC, a Wyoming limited liability company, under which we acquired all of the issued and outstanding limited liability company membership units of Sangre in exchange for Five Hundred Thousand (500,000) shares of our common stock, restricted in accordance with Rule 144. As a result of this agreement, Sangre is a wholly-owned subsidiary of WEED, Inc.

This discussion and analysis should be read in conjunction with our financial statements included as part of this Offering Statement.

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018

Results of Operations

	Three Months Ended September 30,
	2019	2018
Revenue	$-	$-

Operating expenses:

General and administrative	80,249	34,035
Professional fees	6,065,896	7,399,214
Depreciation and amortization	40,756	43,443
Total operating expenses	6,186,901	7,476,692

Net operating loss	(6,186,901)	(7,476,692)

Other Expense
Interest expense	(3,225)	(4,123)
Other income	-	155,696
Loss on deposit	(100,000)	-
Loss on extinguishment of debt	-	-
Other expense	-	(2,562)

Net loss	$(6,290,126)	$(7,327,681)

Other Comprehensive Loss	(25)	-

Comprehensive Loss	(6,290,151)	(7,327,681)

Operating Loss; Net Loss

Our net loss decreased by $1,037,530, from ($7,327,681) to ($6,290,151), from the three months ended September 30, 2018 compared to the three months ended September 30, 2019. Our operating loss decreased by $1,289,791, from ($7,476,692) to ($6,186,901) for the same period. The decrease in operating loss and net loss compared to the same period of the prior year is primarily a result of decreases in professional fees, offset by a slight increase in our general and administrative expenses. These changes are detailed below.

Revenue

We have not had any revenues since our inception. We are company focused on the medical cannabis sector. In the short-term we plan to conduct Sangre’s Cannabis Genomic Study over the next 5 years and process those result, and in the long-term is to be a company focused on purchasing land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to licensed dispensary owners and organic grow operators on a contract basis, with a concentration on the legal and medical marijuana (Cannabis) sector. Our long-term plan is to become a True “Seed-to-Sale” company providing infrastructure, financial solutions and real estate options in this new emerging market, worldwide. We plan to make our brand global and therefore we will look for opportunities to conduct future research, marketing, import and exporting, and manufacturing of any proprietary products on an international level.

General and Administrative Expenses

General and administrative expenses increased by $46,214, from $34,035 for the three months ended September 30, 2018 to $80,249 for the three months ended September 30, 2019, primarily due to increases in salaries and wages.

Professional Fees

Our professional fees decreased by $1,333,318 during the three months ended September 30, 2019 compared to the three months ended September 30, 2018. Our professional fees were $6,065,896 for the three months ended September 30, 2019 and $7,399,214 for the three months ended September 30, 2018. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors, and decreased primarily as a result of a decrease in the value of stock-based compensation awards due to our lower stock price. We expect these fees to grow steadily as our business expands if we continue to use stock-based compensation. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Depreciation and Amortization

During the three months ended September 30, 2019 we had depreciation and amortization expense of $40,756, compared to $43,443 in the three months ended September 30, 2018. Our depreciation and amortization expense primarily relates to our property and trademark acquisitions.

Interest Expense

Interest expense decreased from $4,123 to $3,225 for the three months ended September 30, 2018 compared to the same period in 2019. Our interest expense primarily relates to the mortgages maintained on our acquired properties.

Other Income

Other income during the three months ended September 30, 2019 was $0, compared to $155,696 for the three months ended September 30, 2018. Our other income for the three months ended September 30, 2018, related to an insurance settlement received in connection with a fire at the Company’s La Veta property.

Loss on Deposit

We had a loss on deposit of $100,000 during the three months ended September 30, 2019, compared to $0 for the three months ended September 30, 2018. Our loss on deposit during the three months ended September 30, 2019 related the termination of the exclusive license and assignment agreement between us and Yissum Research Development Company. The second installment of the license fee of $400,000, due on May 1, 2019, was not paid, and the first installment of $100,000 was recorded as a loss on deposit due to the termination.

Other Expense

Other expense increased from $2,562 to $0 for the three months ended September 30, 2018 compared to the same period in 2019. Our other expense for the three months ended September 30, 2018, relates to bank service charges.

Nine Months Ended September 30, 2019 compared to Nine Months Ended  September 30, 2018

Results of Operations

	Nine Months Ended September 30,
	2019	2018
Revenue	$-	$-

Operating expenses:

General and administrative	390,937	811,678
Professional fees	23,979,599	20,291,424
Depreciation and amortization	122,172	128,772
Total operating expenses	24,492,707	21,231,874

Net operating loss	(24,492,708)	(21,231,874)

Other Expense
Interest income	0	9,338
Interest expense	(5,614)	(11,930)
Loss on deposit	(100,000)
Loss on extinguishment of debt	-	(1,064,720)
Other income	1,017	155,696
Other expense	(1,956)	(7,293)

Net loss	$(24,599,261)	$(22,150,783)

Other Comprehensive Loss	(546)	0

Comprehensive Loss	(24,599,807)	(22,150,783)

Operating Loss; Net Loss

Our net loss increased by $2,448,478, from ($22,150,783) to ($24,599,261), from the nine months ended September 30, 2018 compared to the nine months ended September 30, 2019. Our operating loss increased by $3,260,834, from ($21,231,874) to ($24,492,708) for the same period. The increase in operating loss and compared to the same period of the prior year is primarily a result of an increase in professional fees, partially offset by decreases in general and administrative expenses and depreciation and amortization. The increase in net loss and compared to the same period of the prior year is primarily a result of the changes in our operating expenses, as well as a $100,000 loss on deposit, offset by decreases in our loss on extinguishment of debt and other income. These changes are detailed below.

Revenue

We have not had any revenues since our inception. We are company focused on the medical cannabis sector. In the short-term we plan to conduct Sangre’s Cannabis Genomic Study over the next 5 years and process those result, and in the long-term is to be a company focused on purchasing land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to licensed dispensary owners and organic grow operators on a contract basis, with a concentration on the legal and medical marijuana (Cannabis) sector. Our long-term plan is to become a True “Seed-to-Sale” company providing infrastructure, financial solutions and real estate options in this new emerging market, worldwide. We plan to make our brand global and therefore we will look for opportunities to conduct future research, marketing, import and exporting, and manufacturing of any proprietary products on an international level.

General and Administrative Expenses

General and administrative expenses decreased by $420,741, from $811,678 for the nine months ended September 30, 2018 to $390,937 for the nine months ended September 30, 2019, primarily due to decreases in lab supplies and construction labor for the research facilities.

Professional Fees

Our professional fees increased by $3,688,175 during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Our professional fees were $23,979,599 for the nine months ended September 30, 2019 and $20,291,424 for the nine months ended September 30, 2018. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors, and increased primarily as a result of a increases in the value of stock-based compensation awards due to our higher stock price for part of 2019. We expect these fees to grow steadily as our business expands if we continue to use stock-based compensation. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Depreciation and Amortization

During the nine months ended September 30, 2019 we had depreciation and amortization expense of $122,172, compared to $128,772 in the nine months ended September 30, 2018. Our depreciation and amortization expense primarily relates to our property and trademark acquisitions.

Loss on Extinguishment of Debt

During the nine months ended September 30, 2019, we incurred a loss on extinguishment of debt of $0, compared to $1,064,720 for the nine months ended September 30, 2018. The loss on extinguishment of debt for the nine months ended September 30, 2018, related to the settlement of the Miller Note in March 2018 with common stock with a fair value in excess of the indebtedness.

Interest Income

Interest income decreased from $9,338 to $0 for the nine months ended September 30, 2018 compared to the same period in 2019. Our interest income in the 2018 primarily related to amounts earned in connection with our cash balances.

Other Income

Other income decreased from $155,696 to $1,017 for the nine months ended September 30, 2018 compared to the same period in 2019. Our other income for the nine months ended September 30, 2018, related to an insurance settlement received in connection with a fire at the Company’s La Veta property.

Loss on Deposit

We had a loss on deposit of $100,000 during the nine months ended September 30, 2019, compared to $0 for the nine months ended September 30, 2018. Our loss on deposit during the nine months ended September 30, 2019 related the termination of the exclusive license and assignment agreement between us and Yissum Research Development Company. The second installment of the license fee of $400,000, due on May 1, 2019, was not paid, and the first installment of $100,000 was recorded as a loss on deposit due to the termination.

Interest Expense

Interest expense decreased from $11,930 to $5,614 for the nine months ended September 30, 2018 compared to the same period in 2019. Our interest expense primarily relates to the mortgages maintained on our acquired properties.

Other Expense

Other expense decreased from $7,293 to $1,956 for the nine months ended September 30, 2018 compared to the same period in 2019. Our other expense for the nine months ended September 30, 2019, relates to bank service charges.

Liquidity and Capital Resources

Introduction

During the nine months ended September 30, 2019, because of our operating losses, we did not generate positive operating cash flows. Our cash on hand as of September 30, 2019 was $12,440 and our monthly cash flow burn rate was approximately $45,000. Our cash on hand was primarily proceeds from the sales of our securities. We currently do not believe we will be able to satisfy our cash needs from our revenues for many years to come.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2019 and December 31, 2018, respectively, are as follows:

	September 30, 2019	December 31, 2018	Change

Cash	$12,440	$70,608	$(58,168)
Total Current Assets	128,867	491,939	(363,072)
Total Assets	2,538,724	3,020,989	(482,265)
Total Current Liabilities	759,911	259,362	500,549
Total Liabilities	$759,911	259,362	$500,549

Our total assets decreased by $482,265 as of September 30, 2019 as compared to December 31, 2018. The decrease in our total assets between the two periods was primarily attributed to decreases in our deposits, prepaid expenses and cash at September 30, 2019 compared to December 31, 2018.

Our current liabilities and total liabilities increased by $500,550, as of September 30, 2019 as compared to December 31, 2018. This increase was due to increases in accrued officer compensation, notes payable, related party, notes payable, accrued expenses, and accrued interest, partially offset by a decrease in accounts payable.

In order to pay our obligations in full or in part when due, we will be required to raise capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available of $12,440 and $70,608 as of September 30, 2019 and December 31, 2018, respectively. Based on our revenues, cash on hand and current monthly burn rate of approximately $45,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash used in operating activities of $1,052,280 for the nine months ended September 30, 2019, as compared to $2,304,454 for the nine months ended September 30, 2018. For the period in 2019, the net cash used in operating activities consisted primarily of our net loss of ($24,599,261), offset by estimated fair value of stock-based compensation of $21,209,062, estimated value of shares issued for services of $1,909,929, and depreciation and amortization of $122,172, and adjusted by a decrease in prepaid expenses and other assets of $305,707, a decrease in accounts payable of $91,452, and an increase in accrued expenses of $92,364. For the period in 2018, the net cash used in operating activities consisted primarily of our net loss of ($22,150,783), offset by loss on extinguishment of debt of $1,064,720, estimated value of shares issued for services of $3,770,274, estimated value of vested stock options of $15,329,323, depreciation and amortization of $128,772, and adjusted by an increase in prepaid expenses and other assets of $185,450, a decrease in accrued expenses of $178,584, and a decrease in accounts payable of $82,726.

Investments

For the nine months ended September 30, 2019, we had net cash used in investing activities of $2,979, consisting entirely of purchases of property and equipment. For the period in 2018, the net cash used in investing activities of $876,481, consisting of $826,481 in purchases of property and equipment, and $50,000 in purchases of intangible assets.

Financing

Our net cash provided by financing activities for the nine months ended September 30, 2019 was $997,636, compared to $3,067,363 for the nine months ended September 30, 2018. For the period in 2019, our financing activities related to proceeds from the sale of common stock of $498,002, proceeds from notes payable of $230,812, and proceeds from notes payable-related party of $268,823. For the period in 2018, our financing activities related to proceeds from the sale of common stock of $3,023,550, proceeds from notes payable of $7,000, and stock payable of $1,000,000, offset by repayments on notes payable of ($963,187).

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

The below discussion and analysis should be read in conjunction with our financial statements included as part of this Offering Statement.

Results of Operations for the Years Ended December 31, 2018 and 2017

	Year Ended December 31,

	2018	2017

Revenue	$-	$-

Operating expenses:

General and administrative	1,036,564	671,679
Professional fees	26,866,800	1,667,804
Depreciation and amortization	180,640	44,654
Total operating expenses	28,084,004	2,384,137

Loss from operations	(28,084,004)	(2,384,137)

Other expense
Goodwill impairment	-	(1,015,910)
Interest income	9,338	-
Interest expense	(12,179)	(13,865)
Other income	268,172	-
Loss on deposit	(110,000)	-
Loss on extinguishment of debt	(1,064,720)	(67,983)
Impairment expense	(321,614)	-
Total other expense, net	(1,231,003)	(1,097,758)

Net income (loss)	$(29,315,007)	$(3,481,895)

Operating Loss; Net Loss

Our net loss increased by $25,833,112, from ($3,481,895) to ($29,315,007), from the year ended 2017 compared to 2018. Our operating loss increased by $25,699,867, from ($2,384,137) to ($28,084,004) for the same period. The increase in operating loss is primarily a result of our significant increase in our professional fees and increase in our general and administrative expenses. The increase in our net loss is also a result of our operating loss, plus an increase in our loss on extinguishment of debt and an impairment expense, partially offset by increases in our interest income and other income. These changes are detailed below.

Revenue

We have not had any revenues since our inception. Prior to October 1, 2014, we were an exploration stage mineral exploration company that owned a number of unpatented mining claims and Arizona State Land Department claims. In late 2014, we changed our short-term and long-term business focus to the medical cannabis sector. In the short-term we plan to conduct Sangre’s Cannabis Genomic Study over the next 5 years and process those result, and in the long-term is to be a company focused on purchasing land and building commercial grade “Cultivation Centers” to consult, assist, manage & lease to licensed dispensary owners and organic grow operators on a contract basis, with a concentration on the legal and medical marijuana (Cannabis) sector. Our long-term plan is to become a True “Seed-to-Sale” company providing infrastructure, financial solutions and real estate options in this new emerging market, worldwide. We plan to make our brand global and therefore we will look for opportunities to conduct future research, marketing, import and exporting, and manufacturing of any proprietary products on an international level.

General and Administrative Expenses

General and administrative expenses increased by $364,885, from $671,679 for the year ended December 31, 2017 to $1,036,564 for the year ended December 31, 2018, primarily due to increases in our staff wages, travel expenses and facility maintenance expenses.

Professional Fees

Our professional fees increased during the year ended December 31, 2018 compared to the year ended December 31, 2017. Our professional fees were $26,866,800 for the year ended December 31, 2018 and $1,667,804 for the year ended December 31, 2017. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors, and increased significantly primarily as a result of increased stock-based compensation awards and the value attributed to those shares of stock. We expect the amount of professional fees we pay in cash to grow steadily as our business expands. However, the amount attributed to the stock-based compensation could decrease in periods when our stock price is lower, if we continue to use stock-based compensation. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Depreciation and Amortization

During the year ended December 31, 2018, we had depreciation and amortization of $180,640, compared to $44,654 in the year ended December 31, 2017. The depreciation and amortization expense in 2018 was related to the purchases of a house and condominium in La Veta, Colorado and two trademarks acquired from Copalix (PTY) LTD. The depreciation and amortization expense in 2017 was related to the purchases of two Audi vehicles and a recreational facility located in La Veta, Colorado.

Loss on Extinguishment of Debt

During the year ended December 31, 2018, we had a loss on extinguishment of debt of $1,064,720, compared to $67,983 in the year ended December 31, 2017. The loss on extinguishment of debt in 2018 was related to the $475,000 principle amount promissory note issued by us to the seller of property that was paid in full. The loss on extinguishment of debt was recorded based on the fair value of the consideration paid and the carrying value of the note payable on the settlement date of January 17, 2018. The loss on extinguishment of debt in 2017 was entirely related to the fact that during 2017 we issued 70,000 shares of our common stock in satisfaction of a $35,000 principal amount promissory note, plus $33,250 in interest due under the note.

Gain on Extinguishment of Debt

In 2018, we had a gain on extinguishment of debt of $121,475, compared to $0 in 2017. The gain on extinguishment of debt in 2018 was related to a loan discount of $121,475 on the settlement between Sangre AT, LLC and Craig W. Clark.

Interest Income

Interest income increased from $0 to $9,338 for the year ended December 31, 2017 compared to the same period in 2018. Our interest income increased from 2017 to 2018 primarily as a result of a credit received at closing for the purchase of the property located in La Veta, Colorado.

Interest Expense

Interest expense decreased slightly from ($13,865) to ($12,179) for the year ended December 31, 2017 compared to the same period in 2018. Our interest expense primarily relates to interest on a convertible note and short-term loans.

Other Income

In 2018, we had other income of $268,172, compared to $0 in 2017. The other income in 2018 was related primarily to settlement payment of $155,000 we received from an insurance company related to a fire near one of our properties in La Veta, Colorado.

Impairment Expense

In 2018, we had impairment expense of $321,614, compared to $0 in 2017. The impairment expense in 2018 was related to the appraised value of the property located at 1390 Mountain Valley Road purchased for $1,200,000 on February 16, 2018.

Loss on Deposit

In 2018, we had loss on deposit of $110,000, compared to $0 in 2017. The deposit of loss in 2018 was related to the payments of non-refundable deposits for the Lake Erie Project in Westfield, New York.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2018 and 2017, because of our operating losses, we did not generate positive operating cash flows. Our cash on hand as of December 31, 2018 was $70,608 and our monthly cash flow burn rate was approximately $60,000. Our cash on hand was primarily proceeds from the sales of our securities. We currently do not believe we will be able to satisfy our cash needs from our revenues for many years to come.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2018 and 2017, respectively, are as follows:

	December 31, 2018	December 31, 2017	Change

Cash	$70,608	$161,178	$(90,570)
Total Current Assets	491,939	194,177	297,762
Total Assets	3,020,989	1,308,339	1,712,650
Total Current Liabilities	259,362	948,128	(688,766)
Total Liabilities	$259,362	$948,128	$(688,766)

Our current assets increased by $297,762 as of December 31, 2018 as compared to December 31, 2017, primarily due to deposits of $350,020, which related to the purchase for the Sugar Hill golf course property, compared to $0 as of December 31, 2017 and an increase in our prepaid expenses, partially offset by less cash on hand as of December 31, 2018 compared to December 31, 2017. The increase in our total assets between the two periods was primarily attributed to a significant increase in our land and property and equipment, net as of December 31, 2018 compared to December 31, 2017, as well as increases in our deposits, prepaid expenses, and intellectual property, partially offset by less cash on hand as of December 31, 2018 compared to December 31, 2017.

Our current liabilities and total liabilities decreased by $688,766, as of December 31, 2018 as compared to December 31, 2017. This decrease in liabilities as of December 31, 2018 was primarily related to decreases in our accrued officer compensation and notes payable, compared to December 31, 2017.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of December 31, 2018 of $70,608 and $161,178 on December 31, 2017. Based on our revenues, cash on hand and current monthly burn rate of approximately $60,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash used in operating activities of $3,181,303 for the year ended December 31, 2018, as compared to $670,201 for the year ended December 31, 2017. In 2018, the net cash used in operating activities consisted primarily of our net loss of ($29,315,007) and gain of settlement of debt of ($121,475), offset by estimated fair value of stock-based compensation of $21,201,397, estimated fair of shares issued for services of $4,041,575, impairment of property of $321,614, loss on debt extinguishment of $1,064,720, loss of deposit of $110,000, and depreciation and amortization of $180,640, adjusted by an increases in prepaid expenses and other assets of $498,311, accounts receivable of $21, accounts payable of $11,849, and a decrease in accrued expenses of $178,335. In 2017, the net cash used in operating activities consisted primarily of our net loss of ($3,481,895), shares issued for services of $1,144,399, shares issued for services, related parties of $364,750, goodwill impairment of $1,015,910, loss on extinguishment of debt of $67,983, and depreciation of $44,654, adjusted by an increase in prepaid expenses of $27,946, accrued compensation of $21,826 accrued interest of $12,678, and accounts payable of $167,019.

Investments

In 2018, we had net cash used in investing activities of $876,481, consisting of purchases of property and equipment of $826,481 and purchase of intangible assets of $50,000. In 2017, we had net cash used in investing activities of $534,551, consisting of purchases of land and equipment of $534,605 and cash received in acquisition of $54.

Financing

Our net cash provided by financing activities for the year ended December 31, 2018 was $3,967,214, compared to $1,365,699 for the year ended December 31, 2017. For the period in 2018, our financing activities related to proceeds from the sale of common stock of $5,023,401 and proceeds from notes payable of $7,000, offset by repayments on notes payable of ($1,063,187). For the period in 2017, our financing activities related to proceeds from the sale of common stock of $1,332,999 and proceeds from notes payable, related parties of $46,000, offset by repayments on notes payable, related parties of ($13,300).

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

 Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse's net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

SECURITIES BEING OFFERED

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. As of January 30, 2020, there are 110,242,685 shares of our common stock issued and outstanding, held by approximately 266 shareholders of record. There are no shares of our preferred stock outstanding as of the date of this filing.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash or stock dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never issued any dividends under WEED, Inc and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Transfer Agent. The transfer agent for our common stock is Pacific Stock Transfer Company, 6725 Via Austi Pkwy #300, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

Law Offices of Craig V. Butler serves as our legal counsel in connection with this offering. The principal of the Law Offices of Craig V. Butler, Mr. Craig V. Butler owns 1,300,000 shares of our common stock as of January 31, 2020.

DESCRIPTION OF BUSINESS

General

We are a USA-based fully reporting public company currently specializing in the medicinal cannabis space. We are a multi-national, multi-faceted, vertically-integrated organization. We are structured as a holding company doing business through our divisions, wholly-owned subsidiaries, and strategically placed collaborative partners to achieve and promote a global brand. We are dedicated to global goals and outreach across the full spectrum of the cannabis industry to find treatments, therapies and medical cures utilizing the Cannabaceae plant family. We do not grow, harvest, produce, or sell any substance in violation of US Federal law under The Federal Controlled Substances Act, and we meet all standards of international law for WEED, Inc. and its subsidiaries in foreign locations.

Currently, we are either working or planning for several different business opportunities in the cannabis space. Our first business opportunity is through our wholly-owned subsidiary, Sangre AT, LLC (“Sangre”), where we are focused on the development and application of cannabis-derived compounds for the treatment of human disease. To that end Sangre, is working on a planned five-year Cannabis Genomic Study to complete a genetic blueprint of the Cannabis plant genus, by creating a global genomic classification of the entire plant. Second, we are under contract to purchase a golf course property located in Westfield, New York. We own the unlimited water extraction rights from Lake Erie to the property already, but need to raise at least $500,000 to acquire the property. If we are successful in acquiring the property we plan to utilize the property to access the hemp and infused beverage markets. Third, we have established WEED Australia Ltd. and The Cannabis Institute of Australia (C.I.A.) in Australia for the purpose of conducting cannabis and hemp research and potentially developing products in Australia. C.I.A. is a non-profit entity formed for the purpose of conducting cannabis and hemp research and potentially developing products in Australia for domestic research and development of products, services and educational purposes to all 7 States and territories including Tasmania. . Fourth, we have an arrangement with Professor Elka Touitou to assist us with cannabis research and studies in Israel. Professor Touitou was the Head of the Innovative Dermal, Transdermal and Transmucosal Delivery Lab at the Institute of Drug Research, The School of Pharmacy, HUJ, now retired but still has HUJ clinical trial & independent studies/lab privileges. Professor Touitou is an internationally renowned authority in the field of drug delivery and design of new technologies for efficient administration of drugs and development of new products. Professor Touitou has been involved in Cannabinoid research since 1988 at The Hebrew University of Jerusalem, (HUJ) Jerusalem, Israel.

Our current, short-term goals relate to the Cannabis Genomic Study and the resulting development of a variety of new cannabis strains, and, over the next few years, we plan to process those results in order to become an international cannabis research and product development company, with a globally-recognized brand focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers”. We plan to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and organic grow operators on a contract basis with a concentration on the legal and medical cannabis sector..

Our long-term plan is to become a true “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development, and real estate options in this new emerging market. Our long term growth may also come from the acquisition of synergistic businesses, such as distilleries, to make anything from infused beverages to super oxygenated water with CBD and THC.

Our website is www.WEEDincUSA.com.

Corporate History

We were originally incorporated under the name Plae, Inc., in the State of Arizona on August 20, 1999. At the time we operated under the name Plae, Inc., no business was conducted. No books or records were maintained and no meetings were held. In essence, nothing was done after incorporation until Glenn E. Martin took possession of Plae, Inc. in January 2005. On February 18, 2005, the corporate name was changed to King Mines, Inc. and then subsequently changed to its current name, United Mines, Inc., on March 30, 2005. No shares were issued until the Company became United Mines, Inc. From 2005 until 2015, we were an exploration stage mineral exploration company that owned a number of unpatented BLM mining claims and Arizona State Land Department exploration leases. We still own 15 “unpatented” mining claims covering 3 mining properties located in the historic gold mining territory of Southern Arizona, but are not currently conducting any mining activities and have no plans to in the immediate future.

On November 26, 2014, our Board of Directors approved the redomestication of our company from Arizona to Nevada (the “Articles of Domestication”), and approved Articles of Incorporation in Nevada, which differed from then-Articles of Incorporation in Arizona, primarily by (a) changing our name from United Mines, Inc. to WEED, Inc., (b) authorizing Twenty Million (20,000,000) shares of preferred stock, with blank check rights granted to our Board of Directors, and (c) authorizing Two Hundred Million (200,000,000) shares of common stock (the “Nevada Articles of Incorporation”). On December 19, 2014, the holders of a majority of our outstanding common stock approved the Articles of Domestication and the Nevada Articles of Incorporation at a Special Meeting of Shareholders. On January 16, 2015, the Articles of Domestication and the Nevada Articles of Incorporation went effective with the Secretary of State of the State of Nevada. On February 2, 2015, our name change to WEED, Inc., and a corresponding ticker symbol change to “BUDZ” went effective with FINRA and was reflected on the quotation of our common stock on OTC Markets.

These changes were effected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus, which in the short-term is to conduct a Cannabis Genomic Study over the next 5 years, process those results, and in the long-term to be an international cannabis research and product development company, with a globally-recognized brand focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers”. WEED plans to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and worldwide organic grow operators on a contract basis, with a concentration on the legal and medical Cannabis sector. These operations are being conducted through our primary wholly-owned subsidiary, Sangre AT, LLC, a Wyoming limited liability company (“Sangre”), dba Sangre BioSciences. Our long-term plan is to become a True “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development and real estate options in this new emerging market. Our long term plans may also include acquisitions of synergistic businesses, such as distilleries to make infused beverages and/or super oxygenated water with CBD and THC.

As of December 31, 2019, in addition to Sangre, WEED Inc. had four other wholly-owned subsidiaries, namely WEED Australia Ltd., an Australian corporation, The Cannabis Institute of Australia, an Australian non-profit corporation, WEED Israel Cannabis Ltd., an Israeli corporation and WEED Hong Kong Limited, a Chinese corporation. WEED Australia is registered as an unlisted public company in Australia. All subsidiaries were formed to address future anticipated global demand and to take advantage of countries that have more developed laws related to cannabis legal at the Federal level. In March 2019, we formed WEED Hong Kong Limited with offices in Hong Kong for IP and worldwide branding purposes.

Our U.S. corporate offices are located at 4920 N. Post Trail, Tucson, AZ 85750, telephone number (520) 818-8582.

Business Overview

General

Currently, we are either working on or planning for several different business opportunities in the cannabis space. Our first business opportunity is through our wholly-owned subsidiary, Sangre AT, LLC (“Sangre”), where we are focused on the development and application of cannabis-derived compounds for the treatment of human disease. To that end Sangre , is working on a planned five-year Cannabis Genomic Study to complete a genetic blueprint of the Cannabis plant genus, by creating a global genomic classification of the entire plant. Second, we are under contract to purchase a golf course property located in Westfield, New York. We own the unlimited water extractions rights from Lake Erie to the property already, but need to raise at least $500,000 to acquire the property. If we are successful in acquiring the property we plan to utilize the property to access the hemp and infused beverage markets. Third, we have established WEED Australia Ltd. and The Cannabis Institute of Australia (C.I.A.) in Australia for the purpose of conducting cannabis and hemp research and potentially developing products in Australia. C.I.A. is a non-profit entity formed for the purpose of conducting cannabis and hemp research and potentially developing products in Australia for domestic research and development of products, services and educational purposes to all 7 States and territories including Tasmania. Fourth, we have an arrangement with Professor Elka Touitou to assist us with cannabis research and studies in Israel. Professor Touitou was the Head of the Innovative Dermal, Transdermal and Transmucosal Delivery Lab at the Institute of Drug Research, The School of Pharmacy, HUJ, now retired but still has HUJ clinical trial & independent studies/lab privileges. Professor Touitou is an internationally renowned authority in the field of drug delivery and design of new technologies for efficient administration of drugs and development of new products. Professor Touitou has been involved in Cannabinoid research since 1988 at The Hebrew University of Jerusalem, (HUJ) Jerusalem, Israel.

Using annotated genomic data and newly generated phenotypic data, WEED plans to identify and isolate regions of the plant genome which are related to growth, synthesis of desired molecules, and drought and pest resistance. This complex data set would then be utilized in a breeding program to generate and establish new hybrid cultivars which exemplify the traits that are desired by the medical and patient community. This breeding program would produce new seed stocks and clones, which we plan on patenting. If successful this intellectual property should generate immense value for the Company. After developing a comprehensive understanding of the annotated genome of a variety of cannabis strains and obtaining intellectual property protection over the most promising strains, we plan to move forward either independently or with strategic partners to develop medicinal products for the treatment and therapies for a multitude of human and animal diseases.

Our current, short-term goals relate to the Cannabis Genomic Study and the resulting development of a variety of new cannabis strains, and, over the next 5 years, we plan to process those results in order to become an international cannabis research and product development company, with a globally-recognized brands focusing on building and purchasing labs, land and building commercial grade “Cultivation Centers”. WEED plans to consult, assist, manage & lease to universities, state governments, licensed dispensary owners and organic grow operators on a contract basis with a concentration on the legal and medical cannabis sector.

Our long-term plan is to become a true “Seed-to-Sale” global holding company providing infrastructure, financial solutions, product development, and real estate options in this new emerging market thru acquisitions and strategic partnerships. Our long term growth may also come from the acquisition of synergistic businesses, such as distilleries, to make anything from infused beverages to super oxygenated water with CBD and THC. Currently, WEED, Inc. has formed WEED Australia Ltd., registered as an unlisted public company in Australia to address this global demand. We have also formed WEED Israel Cannabis Ltd., an Israeli corporation, to address future global demand, and in March 2019, WEED Israel Cannabis Ltd. was involved in the transaction with Yissum discussed herein. In 2018, we formed a non-profit company in Australia called The Cannabis Institute of Australia. To date this company has been dormant.

As of December 31, 2018, the original Sangre’s research team leader is no longer with the Company. The new research team consists of individuals from the original team that includes PHDs in America and top researchers from Israel. WEED’s facilities manager is the only individual who is currently located onsite at the Sangre BioSciences compound in La Veta, Colorado. His duties also include caretaker for our 6,000 sq ft corporate Colorado headquarters and our 3 bedroom condo in Cucharas, Colorado to house personnel.

Cannabis Genomic Study

After more than 40 years of illicit, underground breeding programs, the genetic integrity of Cannabis has been significantly degraded. Our subsidiary, Sangre AT, LLC (“Sangre”) plans to use a gene-based breeding program to root out inferior cultivars and replace them with fully-validated and patentable cultivars which produce consistent plant products for the medicinal markets. We believe our unique gene-based breeding program will improve cultivars and introduce integrity, stability, and quality to the market in the following ways:

● Accelerated and optimized growth rates; modern genomic resources will enhance traditional breeding methods

● Generation of new cultivars, accelerating and perfecting the art of selective breeding

● Provide the ability to assay for specific genes within the crop, which is critical to strain tracking and market quality assurance

● Improve disease and drought resistance

We believe our gene-based breeding program will facilitate and accelerate:

● Improved therapeutic properties

● New therapies for migraines/chronic pain, epilepsy, cancer, PTSD, chronic head injury, and others

● Enhanced opportunities for new drug discovery through collaborations with national and international medical research/treatment centers, bio-pharma companies including nutraceuticals and botanical companies

● Development and protection of intellectual property on a global scale. WEED currently owns several trademarks for WEED, WEED Rules!, Panama Red and Acapulco Gold in in several countries in certain limited International categories as placeholders for future growth.

The Research Plan

In order to achieve the desired results outlined above, Sangre has developed a research plan entitled the “Cannabis Genomic Study.” The goal of the study is to complete a global genomic classification of the Cannabis plant genus. Once the classification is complete, the research team plans to develop new cannabis strains that show the highest likelihood of being successful in the treatment of a variety of human diseases, test those strains and then work to produce those strains in a medicinal form for the treatment of disease. The research plan will be conducted using the following steps: Extraction, Purification, Sequencing. Annotation, and Cloning (micro-propagation).

Extraction: The extraction of genomic DNA from cannabis is a complex process of cell lysis and DNA recovery. Sangre has evaluated, updated, and validated new methods for DNA recovery.

Purification: Using next generation purification chemistries, the DNA is cleaned and concentrated for downstream applications.

Sequencing: The Cannabis DNA is sequenced using both the Illumina MiSeq and MinIon instruments.

Annotation: The genomic data is assembled and annotated using proprietary bioinformatic systems and the data provided to the Sangre AgroTech genetic breeders and cellular cloners.

Cloning: Through this process, new, high-value cannabis strains are developed.

The objectives of the research plan are as follows:

Technical Objective 1: Using two next generation sequencing platforms and proprietary bioinformatics programs, we will sequence five cultivars of Cannabis, and generate fully annotated genomic data.

Technical Objective 2: Using the selected cultivars, backcross and forward hybridization studies will be performed to produce a new generation of stock. The progeny of these crosses will be grown, genetically finger-printed, and introduced to the market under patent protection. Up-selection and cultivation of cultivars for quality assurance.

Technical Objective 3: Genotypic and phenotypic measurements of the offspring will be performed using Next Generation Sequence Analysis, Genotyping, and Phenotyping analysis. Product focus groups will evaluate new cultivars. Patent protection will be initiated for new cultivars which meet product development criteria.

Technical Objective 4: Utilize gene-driven breeding of up-selected cultivars to initiate the generation of “designer” cultivars for clinical research.

Technical Objective 5: Market placement of selected, genetically enhanced cultivars for the medicinal and bio-pharma markets.

Where We Are in the Research Plan

As noted above, phase one of our planned five year “Cannabis Genomic Study” includes “extraction technologies”. On April 20, 2017, we initiated the genomic study by extracting DNA from seven cannabis strains in Tucson, Arizona. Sangre followed the initial extraction with a second round of extractions in July 2017. The extracted DNA strains from 30 cultivars has been successfully sequenced by the Sangre team using a binary sequencing approach based on the use of two distinct sequencing technologies and a proprietary bioinformatics database. Following the generation of genomic data, the sequences will be annotated (compared) against over 300,000 plant genes to elucidate specific de novo pathways responsible for the synthesis of specific compounds and classes of compounds.

Under the next phase of our genomic study, we plan to continue our genetic studies in both the United States and Israel for phase 2, moving directly to clinical human trials with our wholly owned subsidiary, WEED Israel Cannabis Ltd. under the guidance currently of Professor Elka Touitou, who has patented “Delivery systems” to increase bioavailability with Hundreds of formulas she developed at the Hebrew University of Jerusalem since 1988. In addition, Professor Elka has worked with World Class scientists such as Dr. Raphael Mechoulam and many top echelon scientists in Israel in Cannabis studies and Human Trials outside of the scope of Patents and Formulas with WEED Inc. In February 2019, Glenn Martin, our CEO, and WEED Israel Managing Director, Elliot Kwestel, met with Dr. Mechoulam in his office at HUJ to discuss WEED Israel goals of attaining a high THC cultivar to synthesis for controlled dosing purposes as discussed below. We are ready to begin this phase, but need additional funding in order to proceed with the planned clinical trials, as well as to continue on to future phases of the genomic study.

In Phase 3, we plan for WEED Israel Cannabis Ltd. to utilize our human clinical trials with continuing genetic studies in Israel, not just at University levels but to include separate studies at Israeli Hospitals and clinics across Israel from Haifa to Tel Aviv, under Contract Research Organizations (CROs) in order to begin final research & developments from strain extractions to advance manufacturing, refinement of raw product, scientifically backed, to incorporate into Protocols and Procedures, QA/QC to meet EU standards, TGA standards in Australia, and that will meet World Class standards required by the FDA in the United States. This strong pipeline and provenance will clarify and streamline licensing standards to issue all vertically integrated licenses needed in each jurisdiction that we enter in each country. We plan to utilize the highest GMP standards for eventual sale to the public, both for Domestic use and International export.

Under the continuation of Phase 3 and for Phase 4 – we plan for WEED Israel Cannabis Ltd., once cleared and permitted by The Israeli Ministry of Health, to begin to move to manufacturing of product both for commercial pharmaceutical and non-pharmaceutical uses. These above stated studies will include development of “educational courses” for continuing education to medical professionals to attract; Drs. PHDs, pharmacists, pharmacist assistants and retail managers, pharmacy industry service providers, pharmacy trade press, educators, government officials, students & new graduates, other pharmaceutical & health-related industry professionals.

In addition, we plan for proprietary strains of cannabis genetics to be imported & incorporated into our studies upon Ministry of Health authorization or lead authorities globally for additional research and evaluation to complete DNA sequencing, Pathogen studies, Metabolic Studies, and MetaBolomics analysis adding to our databases to increase efficiencies, worldwide. Our goal is to achieve a 38% - 40% THC (tetrahydrocannabinol) plant, natural or enhanced genetics, to synthesis THC and THC-A to separate THC (pyschoactive) from THC-A (non-pyschoactive) to control dosing for commercial release of products. We will conduct separate studies and evaluations for Cannabidiol (CBD), a phytocannabinoid. CBD does not have the same psychoactivity as THC. CBD is one of 113 currently identified cannabinoids in the Cannabaceae plant. CBD accounts for up to 40% of plant extracts.

 This also requires the development of continuing “Education Studies” to educate doctors and health practitioners on proper use as stated above for increased bioavailability to achieve consistent controlled dosing for patients medical requirements and needs. This will require short and long term, continual studies to supply proper medical advice and treatment to provide the highest quality medical and legal use products for both humans and animal conditions and diseases. We will look to supply constant and continual medical information and products for preventative treatments, therapies, with ultimate goal for eventual cures utilizing the Cannabis plant and its potential for a panacea of medical relief worldwide.

New York Property – Infused Beverage Industry

As detailed elsewhere herein, we currently have an agreement in place that allows us the option to acquire certain improved property located in Westfield, New York from DiPaolo for a total purchase price of Eight Hundred Thousand Dollars ($800,000). Under the terms of the agreement, we still owe approximately $392,000 to acquire the property. We have agreed to pay that amount in installment payments of $10,000 per month for six months beginning February 2020, with a balloon payment of approximately $332,000 due on or before August 3, 2020. These payments are in addition to the approximately $420,000 in payments we have already made. In the event we make the payments we will own the property. In the event we do not make the payments, all monies we have paid are non-refundable and the bank may acquire the property. The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. If we are successful in acquiring the property, we plan to use this property as our inroads to the New York hemp and infused beverage markets in the future. In order to make the payments required to acquire the property we must raise funds.

WEED Australia Ltd.

WEED Australia Ltd.’s corporate strategy is to become a leader in cannabis and hemp research and development. To support this goal WEED Australia Ltd. has assembled a highly qualified team of well-respected Ph.D.’s, scientists, researchers and business experts with the goal of establishing an export industry. WEED Australia’s personnel has presented at several conferences regarding the use of cannabis for medical purposes as well as for other uses. We need additional funding in order to further WEED Australia’s efforts to conduct research and development activities in Australia.

WEED Israel Cannabis Ltd.

Through our subsidiary, WEED Israel Cannabis, Ltd., we have an arrangement with Professor Elka Touitou to assist us with cannabis research and studies in Israel. Professor Touitou was the Head of the Innovative Dermal, Transdermal and Transmucosal Delivery Lab at the Institute of Drug Research, The School of Pharmacy, HUJ, now retired but still has HUJ clinical trial & independent studies/lab privileges. Professor Touitou is an internationally renowned authority in the field of drug delivery and design of new technologies for efficient administration of drugs and development of new products. As noted above with our genomic study, there is a strong possibility we do our initial clinic trials in Israel due to a variety of factors, including the fact that Dr.Touitou is located in Israel, and the fact that Israel has certain advancements in the study of cannabis that we believe would be beneficial to our clinic trial work. We need to raise additional funds in order to conduct our planned operations in Israel.

Competitive Advantages

Sangre’s research and development team works with next generation sequencing (NGS) and emerging third generation instruments and has developed the most advanced proprietary bioinformatics data systems available. Sangre uses a unique two sequencing approach. One system provides DNA reads of up to 300,000 base pair reads and an NGS system which provides highly accurate short reads. This allows the genomic data to be assembled in a scaffold construct; the long reads forming the scaffold and the short reads providing highly accurate verification and quality assurance of the genomic data. This approach, together with the bioinformatics program, facilitates a highly accurate construct of the Cannabis genome which can be annotated and facilitate gene discovery and gene location. Sangre combination of personnel, skill-sets, and data analytics capabilities will allow us to accomplish our goals in months, rather than years.

Using annotated genomic data and newly generated phenotypic data, we plan to identify and isolate regions of the genome which are related to growth, synthesis of desired molecules, and environmental compatibility. This complex data set will be utilized in a breeding program to generate and establish new hybrid cultivars which exemplify the traits that are desired by the medical community. This breeding program will produce new seed stocks, clones, cultivars, and intellectual property which will generate value for the business organization. Eventual expansion to Israel will allow us to include human clinical trials thru product development for its domestic and international export markets.

Sangre plans to develop a translational breeding program to establish a new collection of Cannabis cultivars for the USA national market. In Israel we plan to establish a unique 2nd new collection of Cannabis Cultivars exclusive to WEED for the EU marketplace. Using genetic screening technology and micro-propagation, cultivars can be up-selected for specific traits and grown to address the needs of consumers in the medicinal and drug discovery markets. The combination of next generation genomics, selective hybridization, and In Vitro cloning provide us with the tools to enhance new cultivars of patentable Cannabis.

Marketing

We have not developed a marketing plan and do not intend to until we are in the latter stages of the Cannabis Genomic Study and believe we have strains that are marketable for the treatment of disease. At that time we plan to develop a marketing plan for our newly-developed strains of Cannabis. We believe that if we are successful in developing strains of Cannabis that effectively treat human diseases then the market for our products will be a vibrant market. We will continue to look to acquire companies with revenue and companies or individuals with unique proprietary strains for future growth. We believe securing intellectual property, where possible, and branding are keys to long term financial success in the emerging global cannabis and hemp industries.

Manufacturing

We are not currently manufacturing any products and do not intend to do so until we are in the latter stages of the Cannabis Genomic Study and believe we have strains that are marketable for the treatment of disease such that we could begin the manufacturing of such products, either in-house or through relationships with third party companies. We do not currently have any relationships with third party companies for the manufacturing of any products.

Competition

The cannabis industry, taken as a whole, is an emerging industry with many new entrants, with some of them focused on research, some on medicinal cannabis and others focused on cannabis for legal, adult use, i.e. “recreational” use. We are currently focused solely on the research and medicinal cannabis part of the industry. Additionally, many cannabis companies are international companies due to the restrictions on the cannabis industry in the U.S.

At this point in our development, we believe our competitors are those companies that are attempting study and sequence cannabis DNA with the goal of creating medicines from that research. We do not view ourselves in competition with those companies currently growing and/or selling cannabis for medicinal or recreational use since we are primarily a research company at this stage. However, in the future WEED looks provide both pharmaceutical grade medicinal products along with non-pharmaceutical products, such as Acapulco Gold suntan lotion as an example. We are aware of companies that supply synthetic cannabinoids and cannabis extracts to researchers for pre-clinical and clinical investigation. We are also aware of various companies that cultivate cannabis plants with a view to supplying herbal cannabis or non-pharmaceutical cannabis-based formulations to patients. These activities have not been approved by the FDA or the TGA in Australia.

We have never endorsed or supported the idea of distributing or legalizing crude herbal cannabis, or preparations derived from crude herbal cannabis for medical use and do not believe our research to hopefully create prescription cannabinoids are the same, and therefore competitive, with crude herbal cannabis. We believe that only a cannabinoid medication, one that is standardized in composition, formulation and dose, administered by means of an appropriate delivery system, and tested in properly controlled pre-clinical and clinical studies, can meet the standards of regulatory authorities around the world, including those of the FDA. We believe that any cannabinoid medication must be subjected to, and satisfy, such rigorous scrutiny through proper accredited education and federal regulations.

As cannabis has moved through the legalization process in North America, research groups in Canada and the Unites States, along with Israel, Australia, have initiated work on understanding the Cannabis genome.

The methods of competition for companies in the cannabis research market segment revolve around a variety of factors, including, but not limited to, experience of the company’s research team, the facilities used by the company to conduct research, the instrumentation used to sequence DNA, the company’s internal research protocols, and the company’s relationship with those in the scientific community.

Applying those competitive factors to WEED, Inc.: our research team averages over 15 years of experience (including peer-reviewed publications and conference presentations), we have dedicated over 14,000 square feet of research space to the resolution of cannabis genomics and the development of new strains, our instrumentation is designed to sequence large pieces of DNA (>25,000 bp - 10 times larger than our typical competitors), and we use custom bioinformatics (DNA sequence analysis software) not available to any other competitor in the industry. We believe these factors, along with our strong relationships in the industry and our unique validation protocols, will allow us to measure up favorably when compared to our competition.

Next Generation Sequencing

Next-generation sequencing (NGS), introduced nearly ten years ago, is the catch-all term used to describe several sequencing technologies including:

● Illumina (Solexa) sequencing

● Roche 454 sequencing

● Ion torrent: Proton / PGM sequencing

● SOLiD sequencing

These recent sequencing technologies allow scientists to sequence DNA and RNA much more quickly and cheaply than the previously used Sanger sequencing, and as such, have greatly expanded the study of genomics and molecular biology. Numerous laboratories within the Cannabis community are currently employing this technology.

Colorado State University – Boulder

To the best of our knowledge, Colorado State University – Boulder is conducting a Cannabis Genomic Research Initiative, which is currently seeking to describe the Cannabis genome. The data generated through this effort is provided through the public domain to growers in an effort to stimulate the production of new, high-value stains of Cannabis.

Anandia Labs

Anandia Labs is conducting work in the area of Cannabis genomics based on sequence work which was completed in 2011. The sequencing work conducted was based on “next generation sequencing” technology and resulted in the generation of tens-of-thousands of DNA segments that have yet to be completely and correctly reassembled. Much of the sequence data that was generated through their sequencing efforts has been placed into the public domain and shared with other laboratories. In some instances, the data has been found to be less than accurate.

Phylos Biosciences

Phylos Biosciences is currently using DNA-based genetic fingerprinting to establish relationships between strains and to assist in the development of phenotypic databases to accelerate traditional breeding programs. Phylos Biosciences has a primary goal of bringing clarity to the Cannabis market and promote the generation of IP held by individual growers. To the best of our knowledge, Phylos Biosciences is not engaged in whole genome sequencing and is not engaged in any genetic enhancements of the Cannabis strains. They simply supply genetic data to their customer base to more effectively drive the traditional breeding process.

New West Genetics

New West Genetics aims to improve and develop industrial hemp as a viable crop for the United States. New West Genetics seeks to exploit the diverse end uses of hemp and optimize the genetics of hemp to create a lucrative crop to add to the rotation of US farmers. Industrial hemp’s uses and potential are as great as many major crops, if not more. We believe NWG is utilizing modern sequencing technology and statistical genomics approaches to understand these factors as they apply to hemp production in states where it is legal to grow. Understanding the genotype to phenotype map will be increasingly useful for expanding production of hemp.

While we do not believe any of the above companies or universities are direct competitors of ours based on what we believe about their work in the industry, they could be competitors for research funding dollars. We are not aware of the financial situation of many of the above companies and universities, but we will need to raise substantial additional capital in order to fully-fund the five year genomic study and the facilities to complete the study. Most of the above companies and universities are likely better financed than we are and we will need to raise substantial funds in order to compete in the cannabis research industry.

Intellectual Property

On March 1, 2019, we entered into an Exclusive License and Assignment Agreement (the “Technology Agreement”) with Yissum Research Development Company of the Hebrew University of Jerusalam, Ltd., an entity organized in Israel (“Yissum”). Under the terms of the Technology Agreement, Yissum agreed to grant an exclusive license, and eventually assign, to us certain platform technologies relating to different formulations for administration and delivery of lipophilic compositions, (including cannabinoids) (collectively, the “Technology”) invented and/or developed by Prof. Elka Touitou at The Hebrew University of Jerusalem, which technologies are more fully described in the patent applications and/or patents listed in Appendix A to the Technology Agreement.

Under the Agreement, in exchange for an exclusive license to use the Existing Technologies, we were to pay Yissum a total of USD$1,000,000 as follows: (i) $100,000 within three (3) business days of signing the Technology Agreement (which amount has been paid), (ii) $400,000 on or before May 1, 2019, and (iii) $500,000 on or before December 31, 2019 (together, the “License Payments”). The grant of the exclusive license and the transfer to us of the responsibility for the administration and control of patent activities and patent expenses related to the Existing Technologies was to occur after the USD$400,000 payment due May 1, 2019. However, prior to that payment, WEED terminated the agreement with Yissum. WEED plans to revisit once proper funding from either this Offering or other sources have been obtained and regulatory authorities have revised and implemented new policies to enact our goals of manufacturing products and grant of import/export licensing. Professor Elka Touitou of Hebrew University of Jerusalem remains our Chairperson for our Israeli Scientific Advisory Board, which will implement our research and product development along with WEED Israel clinical trials.

Additionally, we consider certain elements of our Cannabis Genomic Study to be trade secrets and we protect it as our intellectual property. In the future, if we are successful in identifying certain Cannabis strains as promising for the treatment of diseases we will seek to patent those strains.

Government Regulation

As of the end of February 2019, 33 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia were the first to approve ballot measures to legalize cannabis for adult use. The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal at the federal level. The prior administration (President Obama) effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, the Trump administration has indicated the potential for stricter enforcement of the marijuana industry at the federal level, but to date there has been very little in terms of action. There is no guarantee that the Trump administration or future administrations will maintain the low-priority enforcement of federal laws in the marijuana industry that was adopted by the Obama administration. The Trump administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we conduct research with the cannabis plant or lease buildings to growers of marijuana, etc., we could be deemed to be participating in cannabis cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

Currently, there are no approvals needed in order to sequence the cannabis genome, which is what is currently being conducted by Sangre. However, prior to doing any research into the medical applications of the cannabis plant once the study is completed, we will need to obtain medicinal cannabis and hemp research licenses from the State of Colorado and New York State. Additionally, if we ever cultivate and process cannabis plants, we will need cultivation and processing licenses from the State of Colorado and New York State which covers cannabis and hemp. These licenses will cost approximately $1,000 to $5,000 per license, and likely take approximately six months to 1 year to obtain.

Sangre Agreement

On April 20, 2017, we entered into a Share Exchange Agreement with Sangre AT, LLC, a Wyoming limited liability company, under which we acquired all of the issued and outstanding limited liability company membership units of Sangre in exchange for Five Hundred Thousand (500,000) shares of our common stock, restricted in accordance with Rule 144. As a result of this agreement, Sangre is a wholly-owned subsidiary of WEED, Inc.

Employees

As of December 31, 2019, we employed two people on a full time basis, namely Glenn E. Martin and Nicole M. Breen. We also contract with Thomas Perry, and Tom Pool as consultants on a full-time basis who work with Sangre. As of December 31, 2019, WEED Israel Cannabis Ltd. had one consultant. As of December 31, 2019, WEED Australia Ltd. had three consultants. WEED Hong Kong Limited has hired; Ed Lehman of Lehman, Lee and Xu as corporate counsel and Lehman, Lee and Xu Corporate Services Limited as WEED HKs legal representative in China and Hong Kong.

Le Veta, Colorado Properties

On July 26, 2017, we acquired property located in La Veta, Colorado in order for Sangre to complete its 5-Year, $15+ million Cannabis Genomic Study. The site includes a 10,000+ sq. ft. building that will house Sangre’s genomic research facility, a 4,000+ square foot building for plant product analytics and plant product extraction, a 3,500 sq. ft. corporate office center, and 25 RV slots with full water and electric, which we plan to convert into a series of small research pods. Under the terms of the purchase agreement, we paid $525,000 down, including 25,000 shares of our common stock, and Sangre took immediate possession of the property. Under the terms of the purchase we were obligated to pay an additional $400,000 in cash and issue an additional 75,000 shares of our common stock over the next two years in order to pay the entire purchase price. On January 12, 2018, we entered into an Amendment No. 1 to the $475,000 principal amount promissory note issued by us to the seller of the property, under which both parties agreed to amend the purchase and the promissory note to allow us to payoff the note in full if we paid $100,000 in cash on or before January 15, 2018 and issued the seller 125,000 shares of common stock, restricted in accordance with Rule 144, on before January 20, 2018. Through an escrow process, we paid the seller $100,000 in cash and issued him 125,000 shares of common stock in accordance with the Amendment No. 1, in exchange for a full release of the deed of trust that was securing the promissory note, on January 17, 2018. As a result, the $475,000 principal promissory note issued to the seller is deemed paid-in-full and fully satisfied and we own the property without encumbrances. To date we have spent $354,000 renovating the property and an additional $400,000 on extraction and analytical lab equipment. Our plans to complete the property renovations, at an estimated cost of $300,000, are currently on hold pending future financing. We will need additional extraction equipment and analytical lab equipment, totaling approximately $700,000. We will need to raise additional funds in order to complete the planned renovations and pay the purchase price for the equipment. We currently have another $1.2 million dollar property in La Veta, CO that was to house Sangre personnel, on the market to sell in order to keep our options open and to fund other operations, and we may or may not consummate a sale of the property, depending on the timing of future financing.

On January 3, 2018, Sangre closed on the purchase of a condominium in La Veta, Colorado. Sangre paid $140,000 in cash for the condominium which is a three story condominium, with three bedrooms and three bathrooms and is approximately 1,854 square feet. In February 2018, we closed on the purchase of property, consisting of a home in La Veta, Colorado to house company personnel and consultants for total consideration approximating $1,200,000. The home has 5 bedrooms and 3 bathrooms. Under the terms of the purchase agreement, we paid $150,000 down, entered into a note payable in the amount of approximately $1,041,000. We secured a below-market interest rate of 1.81% based on the short-term nature of the term. This note was repaid on October 5, 2018. Sangre took immediate possession of the property. We acquired these properties for the purpose of housing personnel we believe are vital to the 5-year Cannabis Genomic Study. La Veta, Colorado is a small town without many rentals, so it became necessary to find more permanent housing in La Veta, Colorado for those that will be working with Sangre on the study.

New York Property

On October 24, 2017, we entered into an amended Purchase and Sale Agreement with Greg DiPaolo’s Pro Am Golf, LLC (“DiPaolo”), under which we agreed to purchase certain improved property located in Westfield, New York from DiPaolo for a total purchase price of Eight Hundred Thousand Dollars ($800,000). Under the terms of the agreement, we paid a Ten Thousand Dollar ($10,000) deposit on October 26, 2017, with the remaining purchase price to be paid on or before the date closing date, which was originally scheduled for February 1, 2018. On February 19, 2018, we entered into a Second Addendum to the Purchase and Sale Agreement extending the closing date to May 1, 2018 in exchange for payment of $8,750. On May 1, 2018, we entered into a Fourth Addendum and a Fifth Addendum to agreement amending the “Closing Date” under the Agreement to August 1, 2018, in exchange for our payment of $50,000 as a non-refundable deposit to be applied against the purchase price when the property sale is completed and $10,000 for maintenance, tree removal and other grounds keeping in order to prepare the golf course for the 2018 season. The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. We had planned to use this property as our inroads to the New York hemp and infused beverage markets in the future. Since the property was in foreclosure it was put up for auction, which occurred on July 1, 2019. At the auction, we were the winning bidder with a bid of $597,000. Our prior deposit payment of $120,000 was credited towards the purchase price, and the remaining $477,000, was finally due on November 30, 2019, after several extensions (which cost us total of $40,000 to obtain). We were not able to meet that deadline, but in January 2020 we worked out an additional extension with the bank. Under the terms of the new agreement, we still owe approximately $392,000 to acquire the property. We have agreed to pay that amount in installment payments of $10,000 per month for six months beginning February 2020, with a balloon payment of approximately $332,000 due on or before August 3, 2020. These payments are in addition to the approximately $420,000 in payments we have already made. We made the initial $10,000 payment for February 2020 at the end of January 2020. We need to raise funds in order to make the remaining scheduled payments.

Employees

As of December 31, 2019, we employed two people on a full time basis, namely Glenn E. Martin and Nicole M. Breen. We also contract with Thomas Perry, and Tom Pool as consultants on a full-time basis who work with Sangre. As of December 31, 2019, WEED Israel Cannabis Ltd. had one consultant. As of December 31, 2019, WEED Australia Ltd. had three consultants. WEED Hong Kong Limited has hired; Ed Lehman of Lehman, Lee and Xu as corporate counsel and Lehman, Lee and Xu Corporate Services Limited as WEED HKs legal representative in China and Hong Kong.

Available Information

We are a fully reporting issuer, subject to the Securities Exchange Act of 1934. Our Quarterly Reports, Annual Reports, and other filings can be obtained from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

LEGAL PROCEEDINGS

William Martin v. WEED, Inc. et al

On January 19, 2018, we were sued in the United States District Court for the District of Arizona (William Martin v. WEED, Inc.., Case No. 4:18-cv-00027-RM) by the listed Plaintiff. We were served with the Verified Complaint on January 26, 2018. The Complaint alleges claims for breach of contract-specific performance, breach of contract-damages, breach of the covenant of good faith and fair dealing, conversion, and injunctive relief. In addition to the Verified Complaint, we were served with an application to show cause for a temporary restraining order. The Verified Complaint alleges we entered into a contract with the Plaintiff on October 1, 2014 for the Plaintiff to perform certain consulting services for the company in exchange for 500,000 shares of our common stock up front and an additional 700,000 shares of common stock to be issued on May 31, 2015. The Plaintiff alleges he completed the requested services under the agreement and received the initial 500,000 shares of common stock, but not the additional 700,000 shares. The request for injunctive relief asks the Court to Order us to issue the Plaintiff 700,000 shares of our common stock, and possibly include them in our previously-filed Registration Statement on Form S-1, or, in the alternative, issue the shares and have them held by the Court pending resolution of the litigation, or, alternatively, sell the shares and deposit the sale proceeds in an account that the Court will control. The hearing on the Temporary Restraining Order occurred on January 29, 2018. On January 30, 2018, the Court issued its ruling denying the application for a Temporary Restraining Order. Currently, there is no further hearing scheduled in this matter.

On February 13, 2018, we filed an Answer to the Verified Complaint and a Counterclaim. In the original Counterclaim we named William Martin as the sole counter-defendant, and alleged, that based upon William Martin’s representations and recommendation, WEED, Inc. hired Michael Ryan as a consultant. We allege that William Martin misrepresented, failed to disclose, and concealed facts from us concerning the relationship between him and Michael Ryan. We are seeking compensatory damages caused by William Martin’s misrepresentation, failure to disclose, and concealment.

On February 15, 2018, we filed a Motion to Dismiss the Verified Complaint. On February 23, 2018, we filed a Motion to Amend Counterclaim to add W. Martin’s wife, Joanna Martin as a counterdefendant. On March 9, 2018, William Martin filed a Motion to Dismiss the Counterclaim. On March 12, 2018, William Martin filed a Motion to Amend the Verified Complaint to, among other things, add claims against Glenn Martin and Nicole and Ryan Breen. On March 27, 2018, the Court granted both William Martin and WEED, Inc.’s Motions to Amend. On March 27, 2018, we filed an Amended Counterclaim adding Joanna Martin. On April 2, 2018, we filed a Motion to Amend our Counterclaim to add a breach of contract claim. On April 10, 2018, we filed an Answer to First Amended Verified Complaint. On April 23, 2018, Glenn Martin and Nicole and Ryan Breen filed their Answer to the First Amended Complaint. On May 31, 2018, the Court issued an Order: (a) granting our Motion to Dismiss thereby dismissing the claims for breach of the covenant of good faith and fair dealing and the claim for conversion, (b) denying William Martin’s Motion to Dismiss the counterclaim as to the claims for fraudulent concealment and fraudulent misrepresentation, but granting the Motion to Dismiss only as to the claim for fraudulent nondisclosure, and (c) granting our Motion to Amend our Counterclaim to add a breach of contract claim. In our breach of contract claim, we allege William Martin breached his Consulting Agreement with us by failing to perform consulting services to us in a professional and timely manner using the highest degree of skill, diligence, and expertise pursuant to the Consulting Agreement. We are seeking an award of compensatory damages caused by the breach of the Consulting Agreement, together with attorney’s fees and costs. On June 1, 2018, William Martin and his wife filed their Answer to the First Amended Counterclaim. On June 1, 2018, William Martin and his wife filed their Answer to the Second Amended Counterclaim.

The parties have conducted discovery and disclosure, including the production by WEED, Inc. of voluminous electronically stored information and the depositions of William, Martin, Glenn E. Martin, Michael Ryan, and Chris Richardson. No other depositions are presently anticipated.

On September 14, 2018, WEED, Inc. filed a Motion for Partial Summary Judgment (MPSJ) seeking the dismissal of all remaining claims in the First Amended Complaint. On November 26, 2018, plaintiff filed an opposition to the motion for partial summary judgment, together with a cross-motion for summary judgment on both plaintiff’s claims and the Corporation’s counterclaims. Those motions have been fully briefed. Originally, the Court set oral argument on the motions for May 16, 2019, but that hearing has been postponed by the Court due to health issues with Plaintiff’s counsel. Subsequently, Plaintiff’s counsel withdrew and consequently, William Martin and his wife are unrepresented. By order of the Court, the Parties participated in a judicial settlement conference August 21, 2019 with Magistrate Judge Thomas Ferraro, but the case did not settle. On October 15, 2019, Judge Marquez heard oral argument on the cross-motions for partial summary judgment. The judge took the motions under considerations. On November 21, 2019, the Judge issued a ruling, which (i) granted our motion for summary judgment as to the Plaintiff’s claim for fraudulent transfer, and as a result Glenn Martin, Nicole Breen, Ryan Breen and GEM Management Group, LLC were dismissed from the lawsuit, (ii) denied our motion to dismiss Plaintiff’s claims for breach of contract, and (iii) granted Plaintiff’s motion to dismiss our claims for fraudulent misrepresentation/concealment, which acted to dismiss our claims against the Plaintiffs. As a result, the remaining claim in the lawsuit is one for breach of contract against WEED, Inc.

No trial date has been set. We deny the Plaintiff’s allegations in the Amended Complaint in their entirety and plan to vigorously defend against this lawsuit. Due to the loss not being probable, no accrual has been recorded for the 700,000 shares of common stock the Plaintiff alleges he was owed under his agreement with us.

Travis Nelson v. WEED, Inc.

On February 5, 2018, we were sued in Huerfano County, Colorado District Court (Travis Nelson v. WEED, Inc., et al., Case No. 18CV30003) by the listed Plaintiff. After we successfully pursued motions to dismiss Plaintiff’s two initial Complaints, the Court issued an Order on October 1, 2018 granting Plaintiff permission to file a Second Amended Complaint, which was then filed on October 22, 2018. The Second Amended Complaint includes three claims: 1) breach of fiduciary duty/shareholder derivative action; 2) a claim under Colorado’s Organized Crime Control Act; and 3) a wrongful discharge claim. We have answered the Second Amended Complaint, denying all allegations and alleging that the decision not to offer employment to Nelson, the core factual dispute in this case, was the result of pre-employment background checks that showed Nelson had an extensive, violent criminal history. The parties exchanged Initial Disclosures on November 11, 2018. We still have a motion pending with the Court that seeks attorneys’ fees in the amount of $53,000 for the expense of defending the first two Complaints. On January 31, 2019, Plaintiff submitted an Offer of Judgment under Colorado Statute §13-17-202 offering to dismiss the case in exchange for payment of $100,000. The Company has rejected this offer. Plaintiff served us with written discovery that we responded to in March 2019. The current Case Management Order requires the parties to arrange mediation by April 1, 2019. The parties are currently looking for available mediators and dates in April 2019. We believe that the Plaintiff’s allegations are baseless and plan to vigorously defend against this lawsuit. We have not accrued any expenses related to this lawsuit due to the loss not being probable.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is quoted on the OTC Markets’ “OTCQB” tier under the symbol “BUDZ.” We were originally quoted over-the-counter on November 2009. As of January 30, 2020, we had 110,242,685 shares of our common stock outstanding. The following table sets forth the high and low bid information for each quarter within the two most recent fiscal years, as estimated based on information on OTC Markets. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

		Bid Prices
Fiscal Year Ended December 31,	Period	High	Low

2019	First Quarter	$1.78	$1.02
	Second Quarter	$1.03	$0.57
	Third Quarter	$0.68	$0.40
	Fourth Quarter	$0.44	$0.30

2018	First Quarter	$14.71	$3.43
	Second Quarter	$6.04	$4.45
	Third Quarter	$4.23	$2.81
	Fourth Quarter	$2.64	$1.05

As of January 28, 2020, our common stock closed at $0.32 per share, as quoted on OTC Markets.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Currently, the only options to purchase WEED, Inc. common stock we have outstanding is an option to purchase 4,000,000 shares held by Mr. Glenn E. Martin and an option to purchase 2,000,000 shares held by Nicole M. Breen. We do not have any or ever had any convertible debentures outstanding that permit the holder to convert the outstanding obligation into shares of our common stock.

The number of holders of record of shares of our common stock is Two Sixty Seven (267).

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

We have not adopted any stock option or stock bonus plans.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Glenn E. Martin	66	President, Chief Executive Officer, Chief Financial Officer and a Director

Nicole M. Breen	43	Secretary, Treasurer and a Director

Glenn E. Martin was appointed as our President, Chief Executive Officer and Chief Financial Officer on September 30, 2014. Mr. Martin has been a Director since January 1, 2005. Mr. Martin was our President from 2005 until 2012. Prior to joining United Mines, Mr. Martin has served in an executive capacity with several different companies. From 1988 through the fall of 1992, Mr. Martin was Executive Director of World Trade Center, Tucson, a subsidiary of the former Twin Towers in New York City. In this position he oversaw the day to day operation, including projects, programs, and seminars for the U.S. Dept. of Commerce associate office in the W.T.C., Tucson promoting D.O.C. programs, servicing clients for both the D.O.C. and Small Business administration. During his tenure with World Trade Center he served as speaker for international trade seminars and the AIESEC (U.S) National Leadership Seminars. Member; Hong Kong Trade Association 1988 to present. Member; Society of Mining, Metallurgy & Exploration (2008) Guest speaker at Inaugural HKBAH Annual Event in May 2010 & member of Hong Kong Business Association of Hawaii (2010)

During our fiscal years ended December 31, 2018 and December 31, 2017, Mr. Martin received $254,331 and $78,000, respectively, in cash compensation for his services. Mr. Martin did not receive shares of our common stock as compensation for the years ended December 31, 2018 and December 31, 2017, December 31, 2016 and December 31, 2015. As of January 28, 2020, Mr. Martin owned, beneficially-owned, or controlled an aggregate of 55,841,078 shares of our common stock. Mr. Martin has not sold any shares of his stock since inception in January 2005.

Nicole M. Breen, was appointed as our Secretary and Treasurer on September 30, 2014. Ms. Breen has been a Director since January 1, 2005. Ms. Breen was our Secretary and Treasurer from 2005 until 2012. From June 2000 to 2012 she served as the Managing Associate of GEM Management Group, LLC specializing in acquiring mineral rights and mining properties, along with servicing administration requirements for the company. All Ms. Breen’s current work in the Cannabis industry is done on our behalf. In this position, she oversees as corporate secretary, recording secretary and the day-to-day treasury operations of the company. Ms. Breen received her Bachelor of Science in Physical Education in Education, with a minor in Elementary Education, from the University of Arizona.

During our fiscal years ended December 31, 2018 and December 31, 2017, Ms. Breen received $57,000 in cash compensation for her services in addition to a total of 180,505 shares of our common stock as compensation for the years ended December 31, 2018 and December 31, 2017. As January 28, 2020, Ms. Breen owned, beneficially-owned, or controlled an aggregate of 23,385,826 shares of our common stock.

Nicole Marie Breen is a related party as Glenn E. Martin’s daughter.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2018 and 2017. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earning ($)	All Other Compensation ($)	Total ($)
Glenn E. Martin President, CEO and CFO	2018 2017	80,000 56,174	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	80,000 56,174
Nicole M. Breen Secretary and Treasurer	2018 2017	52,000 23,000	5,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	57,000 23,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Glenn E. Martin	1,333,333	2,666,667	-0-	10.55	2/1/2028	-0-	-0-	-0-	-0-

Nicole M. Breen	666,666	1,333,334	-0-	10.55	2/1/2028	-0-	-0-	-0-	-0-

On January 23, 2018, our Board of Directors agreed to enter into an Amended and Restated Employment Agreement with Glenn E. Martin. Under the new agreement, Mr. Martin will serve as our President and Chief Executive Officer for a five (5) year term in exchange for a base salary of $1,500 per week, which will be increased to $120,000 annually in the event we raise an aggregate of $2,000,000 during the term of the agreement. The agreement went effective beginning February 1, 2018. Additionally, we agreed to grant Mr. Martin One Million (1,000,000) shares of our restricted common stock on February 1, 2018 pursuant to the terms of a Restricted Stock Agreement, with the shares subject to certain restrictions on transfer which expire on 33% of the shares on February 1, 2019, 66% of the shares on February 1, 2020 and 100% of the shares on February 1, 2021. We also agreed to issue Mr. Martin a Non-Qualified Stock Option on February 1, 2018 to purchase up to Four Million (4,000,000) shares of our common stock at $10.55 per share, with the options vesting 33 1/3% on August 1, 2018, 33 1/3% on February 1, 2019 and 33 1/3rd % on February 1, 2020. The options expire ten years from the date of grant. As a result of the Amended and Restated Employment Agreement with Mr. Martin, he is no longer entitled to the Seven Million (7,000,000) shares of our common stock as annual salary, or the One Million (1,000,000) shares of a yet-to-be-created class of Series B Preferred Stock if we become fully-reporting, which were both set forth in his prior employment agreement. On December 19, 2018, Mr. Martin requested termination of his Restricted Stock Agreement dated February 1, 2018 and requested that the grants of restricted stock therein be forfeited. As a result, we terminated his Restricted Stock Agreement and the grants of stock thereunder immediately. At the time of the termination none of the transfer restrictions on the shares had been lifted and Mr. Martin never received the shares.

On January 23, 2018, our Board of Directors agreed to enter into an Amended and Restated Employment Agreement with Nicole M. Breen. Under the new agreement, Ms. Breen will serve as our Secretary and Treasurer for a five (5) year term in exchange for a base salary of $1,000 per week. The agreement went effective beginning February 1, 2018. Additionally, we agreed to grant Ms. Breen Five Hundred Thousand (500,000) shares of our restricted common stock on February 1, 2018 pursuant to the terms of a Restricted Stock Agreement, with the shares subject to certain restrictions on transfer which expire on 33% of the shares on February 1, 2019, 66% of the shares on February 1, 2020 and 100% of the shares on February 1, 2021. We also agreed to issue Ms. Breen a Non-Qualified Stock Option on February 1, 2018 to purchase up to Two Million (2,000,000) shares of our common stock at $10.55 per share, with the options vesting 33 1/3% on August 1, 2018, 33 1/3% on February 1, 2019 and 33 1/3rd % on February 1, 2020. The options expire ten years from the date of grant. As a result of the Amended and Restated Employment Agreement with Ms. Breen, she is no longer entitled to the One Million (1,000,000) shares of our common stock as annual salary, or the One Hundred Thousand (100,000) shares of a yet-to-be-created class of Series B Preferred Stock if we become fully-reporting, which were both set forth in her prior employment agreement. On December 19, 2018, Ms. Breen requested termination of her Restricted Stock Agreement dated February 1, 2018 and requested that the grants of restricted stock therein be forfeited. As a result, we terminated her Restricted Stock Agreement and the grants of stock thereunder immediately. At the time of the termination none of the transfer restrictions on the shares had been lifted and Ms. Breen never received the shares.

When our Board of Directors approved the employments agreements they resolved to create a new series of preferred stock to be entitled “Series B Convertible Preferred Stock” with the following rights and preferences: (i) no dividend rights; (ii) no liquidation preference over the Company’s common stock; (iii) conversion rights into shares of common stock at a ratio of 20 shares of common stock for each share of Series V Convertible Preferred Stock; (iv) no redemption rights; (v) no call rights by the Company; and (vi) voting rights on an “as converted” basis on all matters properly brought before our common stockholders for a vote.

Long-Term Incentive Plans. We do not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Compensation of Directors

Our directors did not receive any compensation for their services as directors during the fiscal year ended December 31, 2019, 2018 or 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 30, 2020, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock
Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common Stock	Glenn E. Martin (3)(4)	55,841,078	50.65%
Common Stock	Nicole M. Breen (3)(5)	23,385,826	21.21%

Common Stock	All Directors and Officers As a Group (2 persons)	79,226,904	71.86%

(1)
Unless otherwise indicated, based on 110,242,685 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)
Indicates one of our officers or directors.

(3)
Unless indicated otherwise, the address of the shareholder is WEED, Inc., at 4920 N. Post Trail, Tucson, AZ 85750.

(4)
Includes 80,666 shares of common stock held in the name of Tanque Verde Valley Missionary Society, an entity controlled by Mr. Martin.

(5)
Includes shares held in the name of Ms. Breen’s husband, Ryan Breen, as well as 305,505 shares of common stock held in the name of GEM Management Group, LLC, an entity controlled by Ms. Breen, and an aggregate of 15,927 shares of common stock held in the name of Ms. Breen’s children.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

On January 23, 2018, our Board of Directors agreed to enter into an Amended and Restated Employment Agreement with Glenn E. Martin. Under the new agreement, Mr. Martin will serve as our President and Chief Executive Officer for a five (5) year term in exchange for a base salary of $1,500 per week, which will be increased to $120,000 annually in the event we raise an aggregate of $2,000,000 during the term of the agreement. The agreement went effective beginning February 1, 2018. Additionally, we agreed to grant Mr. Martin One Million (1,000,000) shares of our restricted common stock on February 1, 2018 pursuant to the terms of a Restricted Stock Agreement, with the shares subject to certain restrictions on transfer which expire on 33% of the shares on February 1, 2019, 66% of the shares on February 1, 2020 and 100% of the shares on February 1, 2021. We also agreed to issue Mr. Martin a Non-Qualified Stock Option on February 1, 2018 to purchase up to Four Million (4,000,000) shares of our common stock at $10.55 per share, with the options vesting 33 1/3% on August 1, 2018, 33 1/3% on February 1, 2019 and 33 1/3rd % on February 1, 2020. The options expire ten years from the date of grant. As a result of the Amended and Restated Employment Agreement with Mr. Martin, he is no longer entitled to the Seven Million (7,000,000) shares of our common stock as annual salary, or the One Million (1,000,000) shares of a yet-to-be-created class of Series B Preferred Stock if we become fully-reporting, which were both set forth in his prior employment agreement. On December 19, 2018, Mr. Martin requested termination of his Restricted Stock Agreement dated February 1, 2018 and requested that the grants of restricted stock therein be forfeited. As a result, we terminated his Restricted Stock Agreement and the grants of stock thereunder immediately. At the time of the termination none of the transfer restrictions on the shares had been lifted and Mr. Martin never received the shares.

On January 23, 2018, our Board of Directors agreed to enter into an Amended and Restated Employment Agreement with Nicole M. Breen. Under the new agreement, Ms. Breen will serve as our Secretary and Treasurer for a five (5) year term in exchange for a base salary of $1,000 per week. The agreement went effective beginning February 1, 2018. Additionally, we agreed to grant Ms. Breen Five Hundred Thousand (500,000) shares of our restricted common stock on February 1, 2018 pursuant to the terms of a Restricted Stock Agreement, with the shares subject to certain restrictions on transfer which expire on 33% of the shares on February 1, 2019, 66% of the shares on February 1, 2020 and 100% of the shares on February 1, 2021. We also agreed to issue Ms. Breen a Non-Qualified Stock Option on February 1, 2018 to purchase up to Two Million (2,000,000) shares of our common stock at $10.55 per share, with the options vesting 33 1/3% on August 1, 2018, 33 1/3% on February 1, 2019 and 33 1/3rd % on February 1, 2020. The options expire ten years from the date of grant. As a result of the Amended and Restated Employment Agreement with Ms. Breen, she is no longer entitled to the One Million (1,000,000) shares of our common stock as annual salary, or the One Hundred Thousand (100,000) shares of a yet-to-be-created class of Series B Preferred Stock if we become fully-reporting, which were both set forth in her prior employment agreement. On December 19, 2018, Ms. Breen requested termination of her Restricted Stock Agreement dated February 1, 2018 and requested that the grants of restricted stock therein be forfeited. As a result, we terminated her Restricted Stock Agreement and the grants of stock thereunder immediately. At the time of the termination none of the transfer restrictions on the shares had been lifted and Ms. Breen never received the shares.

Long-Term Incentive Plans. We do not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Notes Payable

On various dates, we received advances from our Chief Executive Officer, Glenn Martin, and our Secretary, Nicole Breen. Mr. Martin and Ms. Breen own approximately 51% and 21% of our common stock, respectively. The unsecured interest bearing loans at 5% are due on demand. As of December 31, 2019, owed Mr. Martin $0 and Ms. Breen $212,000 under these notes.

Lease of Real Property

We lease our executive offices from Glenn E. Martin, our President, on a month-to-month basis at a monthly rent of $1,000, which began on April 1, 2017.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 15 of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Section 16 of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Nevada we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article IX of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a Form 1-A for a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended, to sell the Units. This Offering Statement, which constitutes a part of the Form 1-A, does not contain all of the information set forth in the Form 1-A or the exhibits filed therewith. For further information about us, our common stock and the Selling Shareholders, reference is made to our filings with the SEC since we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Statements contained in this Offering Statement regarding the contents of any contract or any other document that is filed as an exhibit to this Offering Statements are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to our filings. A copy of our filings with the SEC may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

EXPERTS

The financial statements of WEED, Inc. as of December 31, 2018 and December 31, 2017 and for the years ended December 31, 2018 and December 31, 2017, have been included herein in reliance upon the reports of M&K CPAS, PLLC., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

PART III – EXHIBITS

Item No.	Description

2.1 (1)	Articles of Incorporation of WEED, Inc.

2.2 (1)	Bylaws of WEED, Inc.

6.1 (1)	Share Exchange Agreement by and between WEED, Inc. and Sangre AT, LLC dated April 20, 2017

6.2 (1)	Promissory Note dated July 26, 2017 issued to A.R. Miller for acquisition of La Veta, CO Property

6.3 (1)	Deed of Trust dated July 26, 2017 related to acquisition of La Veta, CO Property

6.4 (2)	Form of Securities Purchase Agreement

6.5 (2)	Form of Warrant Agreement

6.6 (2)	Purchase and Sale Agreement by and between WEED, Inc. and Greg DiPaolo’s Pro Am Golf, LLC dated October 24, 2017

6.7 (3)	Amendment No. 1 to Promissory Note by and between WEED, Inc. and A.R. Miller dated January 12, 2018

6.8 (3)	Amended & Restated Employment Agreement with Glenn E. Martin dated February 1, 2018

6.9 (3)	Amended & Restated Employment Agreement with Nicole M. Breen dated February 1, 2018

6.10 (3)	Form of WEED, Inc. Restricted Stock Agreement

6.11 (3)	Form of WEED, Inc. Notice of Grant of Non-Qualified Stock Options

6.12 (3)	Wage Settlement and Release Agreement with Ryan Breen dated February 1, 2018

6.13 (4)	Second Addendum to Purchase and Sale Agreement Greg DiPaolo's Pro Am Gold, LLC dated February 19, 2018

6.14 (5)	Exclusive License and Assignment Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. dated March 1, 2019

6.15 (5)	Consulting Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd. and Prof. Elka Touitou dated March 1, 2019

11.1*	Consent of Independent Certified Public Accountants

12.1**	Legal Opinion of Law Offices of Craig V. Butler

16.1 (6)	Subsidiaries of WEED, Inc.

*Filed herewith
** To be filed by amendment to this Offering Statement on Form 1-A

(1) Incorporated by reference from our Registration Statement on Form S-1 filed with the Commission on August 11, 2017.
(2) Incorporated by reference from the Amendment No. 1 to our Registration Statement on Form S-1 filed with the Commission on November 16, 2017.
(3) Incorporated by reference from the Amendment No. 2 to our Registration Statement on Form S-1 filed with the Commission on February 1, 2018.
(4) Incorporated by reference from the Amendment No. 3 to our Registration Statement on Form S-1 filed with the Commission on April 30, 2018.
(5) Incorporated by reference from the Current Report on Form 8-K filed with the Commission on March 7, 2019.
(6) Incorporated by reference from the Annual Report on Form 10-K filed with the Commission on April 16, 2019.

SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tucson, State of Arizona, on February 11, 2020.

WEED, Inc.

Dated: February 11, 2020		/s/ Glenn E. Martin
	By:	Glenn E. Martin
	Its:	President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) (Principal Financial Officer)

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: February 11, 2020	/s/ Glenn E. Martin
By: Glenn E. Martin, Director

Dated: February 11, 2020	/s/ Nicole M. Breen
By: Nicole M. Breen, Director

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of WEED, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WEED, Inc. (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to erroror fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ M&K CPAS, PLLC
We have served as the Company’s auditor since 2017.
Houston, TX
April 15, 2019

WEED, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2018 and 2017

	December 31,	December 31,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$70,608	$161,178
Accounts receivable	21	0
Prepaid expenses	71,290	32,999
Deposits	350,020	-

TOTAL CURRENT ASSETS	491,939	194,177

Land	136,400	113,750
Property and equipment, net	2,344,133	1,000,412

Trademark	50,000	-
Less: Accumulated amortization	(1,483)	-
Trademark, net	48,517	-

TOTAL ASSETS	$3,020,989	$1,308,339

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$240,459	$228,609
Accrued officer compensation	-	179,331
Accrued interest	6,903	16,188
Notes payable, related parties	12,000	49,000
Notes payable	-	475,000

TOTAL CURRENT LIABILITIES	259,362	948,128

TOTAL LIABILITIES	259,362	948,128

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 20,000,000 authorized, None issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 authorized,
105,950,685 and 100,861,235 issued and outstanding, respectively	105,951	100,861
Unamortized stock based compensation	(200,400)	-
Additional paid-in capital	50,896,121	19,139,868
Subscriptions payable	356,250	200,770
Accumulated deficit	(48,396,295)	(19,081,288)

TOTAL STOCKHOLDERS' EQUITY	2,761,627	360,211

TOTAL LIABILITIES & STOCKERHOLDERS' EQUITY	$3,020,989	$1,308,339

The accompanying notes are an integral part of these consolidated financial statements.

WEED, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2018 and 2017

	For the Years Ended December 31,
	2018	2017
REVENUE
	$-	$-
OPERATING EXPENSES
General and administrative expenses	1,036,564	671,679
Professional fees	26,866,800	1,667,804
Depreciation & amortization	180,640	44,654

Total operating expenses	28,084,004	2,384,137

NET OPERATING LOSS	(28,084,004)	(2,384,137)

OTHER INCOME (EXPENSE)
Interest income	9,338	-
Goodwill impairment	-	(1,015,910)
Interest expense	(12,179)	(13,865)
Other income	155,701	-
Impairment expense	(321,614)	-
Loss on deposit	(110,000)	-
Loss on extinguishment of debt	(1,064,720)	(67,983)
Gain on extinguishment of debt	121,475	-
Other expense	(9004)	-

Total other expense, net	(1,231,003)	(1,097,758)

NET LOSS	$(29,315,007)	$(3,481,895)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES

Outstanding - basic and diluted	103,168,018	101,214,245

Net loss per share - basic and diluted	$(0.28)	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

WEED, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUIT For the Years Ended December 31, 2017 and 2018

	Common Stock						Total
			Additional	Subscriptions	Unamortized Stock	Accumulated	Stockholders
	Shares	Amount	Paid-In Capital	Payable	Based Compensation	Deficit	Equity

Balance, December 31, 2016	103,953,307	$103,953	$15,219,762	$-	$-	$(15,599,393)	$(275,678)

Common stock sold for cash	1,903,333	1,903	1,327,097				1,329,000

Common stock issued for cash, exercise of warrants	2,666	3	3,996				3,999

Common stock issued for acquisition of Sangre AT, LLC	500,000	500	1,003,350				1,003,850

Common stock issued for acquisition of land and property	25,000	25	29,975				30,000

Common stock issued for services, related parties	200,000	200	364,550				364,750

Common stock issued for services	461,882	462	943,167	200,770			1,144,399

Common stock issued for bater of vehicles	66,000	66	105,066				105,132

Common stock and warrants exchanged for debt	70,000	70	136,163				136,233

Shares cancelled per settlement agreement	(4,820,953)	(4,821)	4,821				0

Shares cancelled for non-performance of services	(1,500,000)	(1,500)	1,500

Inputed interest on non-interest bearing related party debts			421				421

Net loss						(3,481,895)	(3,481,895)

Balance, December 31, 2017	100,861,235	$100,861	$19,139,868	$200,770	$-	$(19,081,288)	$360,211

Common stock sold for cash	3,899,450	3,900	4,794,651	-			4,798,551
							-
Shares issued for warrant exercises	150,000	150	224,850	-			225,000
							-
Common stock issued for debt settlement	125,000	125	1,449,875	-			1,450,000
							-
Common stock issued for services	915,000	915	3,133,105	155,480	(200,400)		3,089,100
							-
Vesting of employee stock options			21,284,610				21,284,610
							-
Vesting of employee stock comp			869,162				869,162
							-
Net loss						(29,315,007)	(29,315,007)

Balance, December 31, 2018	105,950,685	$105,951	$50,896,121	$356,250	$(200,400)	$(48,396,295)	$2,761,627

The accompanying notes are an integral part of these consolidated financial statements.

WEED, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(29,315,007)	$(3,481,895)
Adjustments to reconcile net loss to
used in operating activities:
Depreciation and amortization	180,640	44,654
Goodwill impairment	-	1,015,910
Gain on settlement of debt	(121,475)	-
Loss on Deposit	110,000	-
Impairment expense	321,614	-
Imputed interest on non-interest bearing related party debts	-	421
Estimated fair value of stock based compensation-	21,201,397	-
Estimated fair value of shares issued for services	4,041,575	1,144,399
Estimated fair value of shares issued for services, related parties	-	364,750
Loss on debt extinguishment	1,064,720	67,983
Decrease (increase) in assets
Accounts Receivable	(21)	-
Prepaid expenses and other assets	(498,311)	(27,946)
Increase (decrease) in liabilities
Accounts Payable	11,849	167,019
Accrued expenses	(178,335)	34,504

NET CASH USED IN OPERATING ACTIVITIES	(3,181,303)	(670,201)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received in acquisition	-	54
Purchases of property and equipment	(826,481)	(534,605)
Purchase of intangible assets	(50,000)	-

NET CASH USED IN INVESTING ACTIVITIES	(876,481)	(534,551)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	7,000	46,000
Repayments on notes payable	(1,063,187)	(13,300)
Proceeds from the sale of common stock	5,023,401	1,332,999

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,967,214	1,365,699

NET CHANGE IN CASH	(90,570)	160,947

CASH, BEGINNING OF YEAR	161,178	231

CASH, END OF YEAR	$70,608	$161,178

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year ended December 31:

Income taxes	-	-
Interest paid	-	-

Non-cash investing and financing activities:

Value of shares issued for acquisition of Sangre AT, LLC	-	$1,003,850
Value of shares issued for acquisition of land and property	-	30,000
Mortgage issued for acquisition of land and property	1,040,662	475,000
Value of shares issued to pay off note payable	385,281	-
Value of shares issued in exchange for settlement of convertible debt	-	86,800
Value of warrants issued in exchange for settlement of convertible debt	-	49,433
Shares issued for subscription payable	200,770	-
Value of fixed assets acquired for stock	-	$105,132

The accompanying notes are an integral part of these unaudited consolidated financial statements.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business
WEED, Inc. (the “Company”), (formerly United Mines, Inc.) was incorporated under the laws of the State of Arizona on August 20, 1999 (“Inception Date”) as Plae, Inc. to engage in the exploration of gold and silver mining properties. On November 26, 2014, the Company was renamed from United Mines, Inc. to WEED, Inc. and was repurposed to pursue a business involving the purchase of land, and building Commercial Grade “Cultivation Centers” to consult, assist, manage & lease to Licensed Dispensary owners and organic grow operators on a contract basis, with a concentration on the legal and medical marijuana sector. The Company’s plan is to become a True “Seed-to-Sale” company providing infrastructure, financial solutions and real estate options in this new emerging market. The Company, under United Mines, was formerly in the process of acquiring mineral properties or claims located in the State of Arizona, USA. The name was previously changed on February 18, 2005 to King Mines, Inc. and then subsequently changed to United Mines, Inc. on March 30, 2005. The Company trades on the OTC Pink Sheets under the stock symbol: BUDZ.

On April 20, 2017, the Company acquired Sangre AT, LLC, a Wyoming company doing business as Sangre AgroTech. (“Sangre”). Sangre is a plant genomic research and breeding company comprised of top-echelon scientists with extensive expertise in genomic sequencing, genetics-based breeding, plant tissue culture, and plant biochemistry, utilizing the most advanced sequencing and analytical technologies and proprietary bioinformatics data systems available. Sangre is working on a cannabis genomic study to complete a global genomic classification of the cannabis plant genus.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

The Company has a calendar year end for reporting purposes.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the following entities, all of which are under common control and ownership:

	State of		Abbreviated
Name of Entity	Incorporation	Relationship (1)	Reference
WEED, Inc.	Nevada	Parent	WEED
Sangre AT, LLC (2)	Wyoming	Subsidiary	Sangre
(1) Sangre is a wholly-owned subsidiary of WEED, Inc.
(2) Sangre AT, LLC is doing business as Sangre AgroTech.

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary listed above. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The parent company, WEED and subsidiary, Sangre will be collectively referred to herein as the “Company”, or “WEED”. The Company's headquarters are located in Tucson, Arizona and its operations are primarily within the United States, with minimal operations in Australia.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
Under ASC 820-10-05, the Financial Accounting Standards Board (“FASB”) establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Impairment of Long-Lived Assets
Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Basic and Diluted Loss Per Share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation
Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Revenue Recognition
On January 1, 2018, the Company adopted the new revenue recognition standard ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the cumulative effect (modified retrospective) approach. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. No cumulative-effect adjustment in retained earnings was recorded as the Company’s has no historical revenue. The impact of the adoption of the new standard was not material to the Company’s consolidated financial statements for year ended December 31, 2018. The Company expects the impact to be immaterial on an ongoing basis.

The primary change under the new guidance is the requirement to report the allowance for uncollectible accounts as a reduction in net revenue as opposed to bad debt expense, a component of operating expenses. The adoption of this guidance did not have an impact on our condensed consolidated financial statements, other than additional financial statement disclosures. The guidance requires increased disclosures, including qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company operates as one reportable segment.

Advertising and Promotion
All costs associated with advertising and promoting products are expensed as incurred. These expenses were $998 and $4,139 for the years ended December 31, 2018 and 2017, respectively.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes nearly all existing revenue recognition guidance, including industry-specific guidance. Subsequent to the issuance of ASU No. 2014-09, the FASB clarified the guidance through several Accounting Standards Updates; hereinafter the collection of revenue guidance is referred to as “Topic 606.” Topic 606 is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Topic 606 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method; accordingly, Topic 606 has been applied to the fiscal 2018 financial statements and disclosures going forward, but the comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. We expect the impact of the adoption of Topic 606 to be immaterial to our operating results on an ongoing basis.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We planned to adopt the standard on January 1, 2019, and it did not have a significant impact on the Company.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-07, Compensation – Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting. This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in this ASU became effective for us beginning January 1, 2019. The adoption of this ASU did not have a material effect on our consolidated financial statements.

Note 2 – Going Concern

As shown in the accompanying consolidated financial statements, the Company has no revenues, incurred net losses from operations resulting in an accumulated deficit of $48,396,295 and had limited working capital at December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new products and services to begin generating revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful; therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

As of December 31, 2018, the non-refundable deposit amount of $110,000 for the property located in Westfield, New York was recorded as a loss on deposit due to the uncertainty of the acquisition. The remaining refundable deposit amount of $350,020 is related to the purchase of the Sugar Hill golf course property and is being held by the Law Office of Biltekoff.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018
Note 3 – Related Party

Notes Payable
From time to time, the Company has received short term loans from officers and directors as disclosed in Note 8 below. The Company has a total of $12,000 and $49,000 of note payable on the consolidated balance sheet as of December 31, 2018 and 2017, respectively.

Services
Nicole M. Breen receives $1,000 a week in cash compensation for her services rendered to the Company.

Glenn E. Martin receives $6,000 a month in cash compensation for his services rendered to the Company.

Capital Contributions
The Company imputed interest on non-interest bearing, related party loans, resulting in a total of $0 and $421 of contributed capital during the years ended December 31, 2018 and 2017, respectively.

Common Stock Issued for Bartered Assets
On January 18, 2017, the Company exchanged 66,000 units, consisting of 66,000 shares of common stock and warrants to purchase 66,000 shares of common stock at an exercise price of $3.00 per share, exercisable until January 18, 2018, in exchange for a 2017 Audi Q7 and a 2017 Audi A4 driven by the Officers. The total fair value received, based on the market price of the stock at $4.02 per share, was allocated to the $105,132 purchase price of the vehicles and the $160,188 excess value of the common stock and warrants was expensed as stock-based compensation.

Common Stock
On August 1, 2017, the Company granted 150,000 shares of common stock to Mary Williams, a principal of Sangre AT, LLC, for services performed. The fair value of the common stock was $154,500 based on the closing price of the Company’s common stock on the date of grant.

On January 7, 2017, the Company granted 50,000 shares of common stock to Pat Williams. PhD, a principal of Sangre AT, LLC, for services performed. The total fair value of the common stock was $210,250 based on the closing price of the Company’s common stock on the date of grant.

A total of $0 and $179,331 of officer compensation was unpaid and outstanding at December 31, 2018 and 2017, respectively.

Stock Options Issued for Services – related party (2018)
On February 1, 2018, in connection with executive employment agreements, the Company granted non-qualified options to purchase an aggregate of 6,000,000 shares of the Company’s common stock at the exercise price of $10.55 per share. The options shall become exercisable at the rate of 1/3 upon the six-month anniversary, 1/3 upon the one-year anniversary and 1/3 upon the second anniversary of the grant. The options were valued at $45,987,970 using the Black-Scholes option pricing model. The Company recognized expense of $21,201,397 relating to these options for the year ended December 31, 2018.

Note 4 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 4 – Fair Value of Financial Instruments (continued)

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of December 31, 2018 and 2017, respectively:

Fair Value Measurements at December 31, 2017

	Level 1	Level 2	Level 3
Assets
Cash	$161,178	$-	$-
Total assets	$161,178	$-	$-
Liabilities
Notes payable, related parties	$-	49,000	$-
Notes payable	$-	$475,000	$-
Total liabilities	$-	$524,000	$-
	$161,178	$524,000	$-

Fair Value Measurements at December 31, 2018

	Level 1	Level 2	Level 3
Assets
Cash	$70,608	$-	$-
Total assets	$70,608	$-	$-
Liabilities
Notes payable, related parties	$-	$12,000	$-
Total liabilities	$-	$12,000	$-
	$70,608	$12,000	$-

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 4 – Fair Value of Financial Instruments (continued)

The fair values of our related party debts are deemed to approximate book value and are considered Level 2 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the years ended December 31, 2018 and 2017, respectively.

Note 5 – Investment in Land and Property

On July 26, 2017, the Company closed on the purchase of property, consisting of a home, recreational facility and RV park located at 5535 State Highway 12 in La Veta, Colorado to be developed into a bioscience center. The home has 4 Bedrooms and 2 Baths, and the recreational facility has showers, laundry, and reception area with an additional equipment barn attached, in addition to another facility with 9,500 square feet. The RV Park has 24 sites with full hook-ups including water, sewer, and electric, which the Company plans to convert into a series of small research pods. Under the terms of the purchase agreement, the Company paid $525,000 down, including 25,000 shares of our common stock, and Sangre took immediate possession of the property. Under the terms of the original purchase agreement, the Company was obligated to pay an additional $400,000 in cash and issue an additional 75,000 shares of our common stock over the next two years in order to pay the entire purchase price. On January 12, 2018, the Company entered into an Amendment No. 1 to the $475,000 principal amount promissory note issued by the Company to the seller of the property, under which both parties agreed to amend the purchase and the promissory note to allow the Company to pay off the note in full if it paid $100,000 in cash on or before January 15, 2018 and issued the seller 125,000 shares of common stock, restricted in accordance with Rule 144, on before January 20, 2018. Through an escrow process, the Company paid the seller $100,000 in cash and issued him 125,000 shares of common stock in accordance with the Amendment No. 1, in exchange for a full release of the deed of trust that was securing the promissory note, on January 17, 2018. As a result, the $475,000 principal promissory note issued to the seller was deemed paid-in-full and fully satisfied and the Company owned the property without encumbrances as of that date. The Company recorded a loss on extinguishment of debt of approximately $1,065,000 based on the fair value of the consideration paid and the carrying value of the note payable on the settlement date. The total purchase price was as follows:

July 26, 2017
Consideration:
Common stock payment of 25,000 shares (1)	$30,000
Cash payment of down payment	50,000
Cash paid at closing	444,640
Short term liabilities assumed and paid at closing (2)	5,360
Note payable (3)	475,000
Total purchase price	$1,005,000

(1)
Consideration consisted of an advance payment of 25,000 shares of the Company’s common stock valued at $30,000 based on the closing price of the Company’s common stock on the July 18, 2017 date of grant.

(2) Purchaser’s shares of closing costs, including the seller’s prepaid property taxes.

(3) As noted above, the note was settled with a payment of $100,000 and the issuance of 125,000 shares of common stock.

In January 2018, the Company closed on the purchase of property, consisting of a condominium in La Veta, Colorado to house Company personnel and consultants for total consideration approximating $140,000, which was paid in cash at the time of closing. The home has 3 bedrooms and 2.5 baths.   Sangre took immediate possession of the property. La Veta, Colorado is a small town and rental or short-term housing is very difficult to obtain. The Company personnel and consultants are no longer residing at the property, and it is currently vacant.

In February 2018, the Company closed on the purchase of property, consisting of a home in La Veta, Colorado to house Company personnel and consultants for total consideration approximating $1,200,000. The home has 5 Bedrooms and 3 Baths. Under the terms of the purchase agreement, the Company paid $150,000 down, entered into a note payable in the amount of approximately $1,041,000 (see Note 8). The Company secured a below-market interest rate of 1.81% based on the short-term nature of the term (due on August 15, 2018). Sangre took immediate possession of the property. La Veta, Colorado is a small town and rental or short-term housing is very difficult to obtain. The Company personnel and consultants are no longer residing at the property, and it is currently vacant. On October 10, 2018, a payment of $750,000 was made to Craig W. Clark to pay off the note payable, and a loan discount of $125,475 was given to the Company which was recorded as a gain.

A settlement payment of $155,000 was received from an insurance company related to a fire near one of our properties in La Veta, Colorado.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 6 – Property and Equipment

Property and equipment consist of the following at December 31, 2018 and 2017, respectively:

	December 31,	December 31,
	2018	2017
Property improvements	$5,000	$28,934
Automobiles	105,132	105,132
Office equipment	4,933	4,934
Lab equipment	65,769	15,202
Construction in progress (2)	499,695	0
Property (1)	1,887,802	891,250
Property and equipment, gross	2,568,331	1,045,452
Less accumulated depreciation	(224,198)	(45,040)
Property and equipment, net	$2,344,133	1,000,412

(1)
During the year ended December 31, 2018, the Company purchased two properties in La Veta, Colorado. The property located on 169 Valley Vista was purchased for $140,000, and the property located on 1390 Mountain Valley Road was purchased for $1,200,000 (see Note 8).

(2)	During the year ended December 31, 2018, HVAC/furnace system and research facility center are under construction.

Depreciation expense totaled $171,612 and $44,654 for the years ended December 31, 2018 and 2017, respectively.

Impairment expense totaled $321,614 on 1390 Mountain Valley Rd. property for the year ended December 31, 2018.

Note 7 – Intangible Assets

In accordance with FASB ASC 350, “Intangibles-Goodwill and Other”, the Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The US and Europe trademarks were acquired for $40,000 and $10,000, respectively, for the year ended December 31, 2018. Trademarks are initially measured based on their fair value and amortized by 10 and 25 years.

Amortization expense totaled $1,484 and $0 for the years ended December 31, 2018 and 2017, respectively.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 8 – Notes Payable, Related Parties

Notes payable, related parties consist of the following at December 31, 2018 and 2017, respectively:

2018	2017
On various dates, the Company received advances from the Company’s CEO, Glenn Martin. Mr. Martin owns approximately 56.2% of the Company’s common stock at March 31, 2018. Over various dates in 2017, the Company received a total of $9,000 of advances from Mr. Martin, and they were repaid by July 3, 2017. On January 19, 2018, the Company received an unsecured loan, bearing interest at 2%, in the amount of $25,000 from Mr. Martin, and the loan was paid off in full on February 2, 2018. The Company also repaid an advance of $7,000 on July 6, 2018 received from Mr. Martin on January 16, 2018. The unsecured non-interest-bearing loans were due on demand. A detailed list of advances and repayments follows:
$-	$-

On December 29, 2017, the Company received an unsecured loan, bearing interest at 2% in the amount of $37,000, due on demand from Dr. Pat Williams, PhD. The largest aggregate amount outstanding was $37,000 during the periods ended December 31, 2018 and December 31, 2017. Mr. Williams is a founding member and principal of our wholly-owned subsidiary, Sangre AT, LLC. Repayment was made to Mr. Williams on July 6, 2018.	-	37,000

On April 12, 2010, the Company received an unsecured, non-interest-bearing loan in the amount of $2,000, due on demand from Robert Leitzman. Interest is being imputed at the Company’s estimated borrowing rate, or 10% per annum. The largest aggregate amount outstanding was $2,000 during the periods ended December 31, 2018 and December 31, 2017. Mr. Leitzman owns less than 1% of the Company’s common stock, however, the Mr. Leitzman is deemed to be a related party given the non-interest-bearing nature of the loan and the materiality of the debt at the time of origination.	2,000	2,000

Over various dates in 2011 and 2012, the Company received unsecured loans in the aggregate amount of $10,000, due on demand, bearing interest at 10%, from Sandra Orman. The largest aggregate amount outstanding was $10,000 during the periods ended December 31, 2018 and December 31, 2017. Mrs. Orman owns less than 1% of the Company’s common stock, however, Mrs. Orman is deemed to be a related party given the nature of the loan and the materiality of the debt at the time of origination.	10,000	10,000

Notes payable, related parties	$12,000	$49,000

The Company recorded interest expense in the amount of $1,366 and $759 for the years ended December 31, 2018 and 2017, respectively, including imputed interest expense in the amount of $0 and $421 during such periods related to notes payable, related parties.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 8 – Notes Payable

Note payable consist of the following at December 31, 2018 and 2017, respectively:

2018	2017
On July 26, 2017, the Company issued a $475,000 note payable, bearing interest at 5% per annum, to A.R. Miller (“Miller Note”) pursuant to the purchase of land and property in La Veta, Colorado. The note is to be paid in four consecutive semi-annual installments in the amount of $118,750 plus accrued interest commencing on January 26, 2018 and continuing on the 26th day of July and the 26th day of January each year until the debt is repaid on July 26, 2019. The note carries a late fee of $5,937.50 in the event any installment payment is more than 30 days late, and upon default the interest rate shall increase to 12% per annum. During the three months ended March 31, 2018, the Company paid $100,000 to A.R. Miller and issued 125,000 shares of common stock, valued at $1,450,000 based on the closing price on the measurement date. Accordingly, the Company recorded a loss on extinguishment of $1,064,719.
$-	$475,000

On February 16, 2018, the Company issued a $1,040,662 note payable, bearing interest at 1.81% per annum (the low interest rate was due to the short-term nature of the note – six months. See Note 6), to Craig and Carol Clark (“Clark Note”) pursuant to the purchase of land and property in La Veta, Colorado. The note is to be paid in consecutive monthly installments in the amount of $5,000, including accrued interest commencing on March 15, 2018 and continuing through August 15, 2018. The note carries a late fee of 3% in the event any installment payment is more than 10 days late, and upon default the interest rate shall increase to 10% per annum. As of September 12, 2018, a total of $171,300 was paid to the note holder. On October 9, 2018, the Company entered into a settlement agreement with the note holder to pay the settlement payment of $750,000. The Company had already paid $650,000 by September 27, 2018 and made the remaining payment of $100,000 on October 10, 2018. The Company recorded a gain on extinguishment of $121,475.
-	-

$-	$475,000

The Company recognized interest expense of $10,813 and $4,295 related to the note payables for the years ended December 31, 2018 and 2017, respectively.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 9 – Commitments and Contingencies

On November 8, 2016, the Company entered into an agreement with Gregory DiPaolo’s Pro Am Golf, LLC to acquire improved property located in Westfield, New York. The total purchase price of $1,600,000 is to be paid with a deposit of 50,000 shares of common stock, followed by cash of $1,250,000 and 300,000 shares of the Company’s common stock to be delivered at closing. The deposit of 50,000 shares issued as a deposit was $42,500 based on the closing price of the Company’s common stock on the date of grant. Subsequently, we entered into an amended Purchase and Sale Agreement on October 24, 2017, under which we amended the total purchase price to Eight Hundred Thousand Dollars ($800,000) and forfeited our previous deposit of stock. Under the terms of the amended agreement, we paid an additional Ten Thousand Dollar ($10,000) deposit on October 26, 2017, with the remaining purchase price to be paid on or before the date closing date, which was scheduled on May 1, 2018. The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. We plan to use this property as our inroads to the New York hemp and infused beverage markets in the future. There are no current plans or budget to proceed with operations in New York, and there will not be until proper funding is secured after acquiring this property. Currently, there will be an open bid for the property, and there is no guarantee the Company will win the bid to complete the acquisition. As a result, the $110,000 non-refundable deposit for the property was recorded as a loss on deposit at the end of December 31, 2018.

On January 19, 2018, the Company was sued in the United States District Court for the District of Arizona ( William Martin v. WEED, Inc.. , Case No. 4:18-cv-00027-RM) by the listed Plaintiff. The Company was served with the Verified Complaint on January 26, 2018. The Complaint alleges claims for breach of contract-specific performance, breach of contract-damages, breach of the covenant of good faith and fair dealing, conversion, and injunctive relief. In addition to the Verified Complaint, the Company was served with an application to show cause for a temporary restraining order. The Verified Complaint alleges the Company entered into a contract with the Plaintiff on October 1, 2014 for the Plaintiff to perform certain consulting services for the Company in exchange for 500,000 shares of its common stock up front and an additional 700,000 shares of common stock to be issued on May 31, 2015. The Plaintiff alleges he completed the requested services under the agreement and received the initial 500,000 shares of common stock, but not the additional 700,000 shares. The request for injunctive relief asks the Court to Order the Company to issue the Plaintiff 700,000 shares of its common stock, and possibly include them in its Registration Statement on Form S-1, or, in the alternative, issue the shares and have them held by the Court pending resolution of the litigation, or, alternatively, sell the shares and deposit the sale proceeds in an account that the Court will control. The hearing on the Temporary Restraining Order occurred on January 29, 2018. On January 30, 2018, the Court issued its ruling denying the application for a Temporary Restraining Order. Currently, there is no further hearing scheduled in this matter. On February 13, 2018, the Company filed an Answer to the Verified Complaint and Counterclaim. On February 15, 2018, the Company filed a Motion to Dismiss the Verified Complaint. On February 23, 2018, the Company filed a Motion to Amend Counterclaim to add W. Martin’s wife, Joanna Martin as a counterdefendant. On March 9, 2018, William Martin filed a Motion to Dismiss the Counterclaim. On March 12, 2018, William Martin filed a Motion to Amend the Verified Complaint to, among other things, add claims against Glenn Martin and Nicole and Ryan Breen. On March 27, 2018, the Court granted both William Martin and WEED, Inc.’s Motions to Amend. On March 27, 2018, the Company filed an Amended Counterclaim adding Joanna Martin. On April 2, 2018, the Company filed a Motion to Amend our Counterclaim to add a breach of contract claim. On April 10, 2018, the Company filed an Answer to First Amended Verified Complaint. On April 23, 2018, Glenn Martin and Nicole and Ryan Breen filed their Answer to the First Amended Complaint. On May 31, 2018, the Court issued an Order: (a) granting the Company’s Motion to Dismiss thereby dismissing the Plaintiff’s claims for breach of the covenant of good faith and fair dealing and the claim for conversion, (b) denying William Martin’s Motion to Dismiss the counterclaim as to the claims for fraudulent concealment and fraudulent misrepresentation, but granting the Motion to Dismiss only as to the claim for fraudulent nondisclosure, and (c) granting the Company’s Motion to Amend its Counterclaim to add a breach of contract claim. On June 1, 2018, William Martin and his wife filed their Answer to the First Amended Counterclaim. On June 1, 2018, William Martin and his wife filed their Answer to the Second Amended Counterclaim. In addition to the above pleadings and motions, the parties have exchanged disclosure statements and served and responded to written discovery. The Company denies the Plaintiff’s allegations in the Verified Complaint in their entirety and plan to vigorously defend against this lawsuit. Due to the loss not being probable, no accrual has been recorded for the 700,000 shares of common stock the Plaintiff alleges he is owed under his agreement with the Company.

Material Definitive Agreements
On May 1, 2018, the Company entered into a Fourth Addendum and Fifth Addendum to that certain Purchase and Sale Agreement between the Company and Greg DiPaolo’s Pro Am Golf, LLC, amending the “Closing Date” under the Agreement to August 1, 2018, in exchange for the Company paying $50,000 as a non-refundable deposit to be applied against the purchase price once the property sale is completed and $10,000 for maintenance, tree removal and other grounds keeping in order to prepare the golf course for the 2018 season.

On July 23, 2018, the Company entered into a Sixth Addendum, extending the “Closing Date” to November 1, 2018, in exchange for the Company paying an additional $50,000 as a non-refundable deposit to be applied against the purchase price.

On May 21, 2018, the Company entered into a Trademark Purchase Agreement with Copalix Pty Ltd., a private South African company, to acquire U.S. Trademark Registration No. 4,927,872 for the WEED TM mark, in exchange for USD$40,000.

On July 27, 2018, the Company entered into a Trademark Purchase Agreement with Copalix Pty Ltd., to acquire European Community Trademark Registration No. 11953387 for WEED Registered Mark in exchange for USD$10,000.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 10 – Stockholders’ Equity

Preferred Stock
On December 5, 2014, the Company amended the Articles of Incorporation, pursuant to which 20,000,000 shares of “blank check” preferred stock with a par value of $0.001 were authorized. No series of preferred stock has been designated to date.

Common Stock
On December 5, 2014, the Company amended the Articles of Incorporation, and increased the authorized shares to 200,000,000 shares of $0.001 par value common stock.

2018 Common Stock Activity

Common Stock Sales (2018)

During the year ended December 31, 2018, the Company issued 3,899,450 shares of common stock for proceeds of $4,798,550. In connection with certain of the share issuances, the Company issued warrants to purchase an aggregate of $1,927,500 shares of the Company’s common stock. The warrants to purchase 462,500 shares have an exercise price of $5.00 per share, exercisable on various dates through March 2019. Warrants to purchase 215,000 shares have an exercise price of $12.50 per share and are exercisable on various dates through January 2020. The warrants to purchase $1,250,000 shares have an exercise price of $6.00 per share, exercisable on various dates through June 2019. The proceeds received were allocated $3,361,832 to common stock and $1,436,718 to warrants on a relative fair value basis. On January 12, 2018, a warrant holder exercised warrants to purchase 150,000 shares of common stock at a price of $1.50 in exchange for proceeds of $225,000.

Common Stock Issued for Services (2018)

During the year ended December 31, 2018, the Company agreed to issue an aggregate of 915,000 shares of common stock to consultants for services performed. The total fair value of common stock was $3,042,940 based on the closing price of the Company’s common stock earned on the measurement date. Shares valued at $200,400 were issued at December 31, 2018 and services will be performed in 2019 and has been included in unamortized stock-based compensation.

2017 Common Stock Activity

Common Stock Sales
On September 29, 2017, the Company sold 300,000 units at $0.50 per unit, consisting of 300,000 shares of common stock and warrants to purchase 300,000 shares of common stock at an exercise price of $3.00 per share, exercisable until September 29, 2019, in exchange for total proceeds of $150,000. The proceeds received were allocated $84,101 to common stock and $65,899 to warrants on a relative fair value basis.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 10 – Stockholders’ Equity (Continued)

On September 24, 2017, the Company sold 133,000 units at $0.7519 per unit, consisting of 133,000 shares of common stock and warrants to purchase 133,000 shares of common stock at an exercise price of $3.00 per share, exercisable until September 24, 2019, in exchange for total proceeds of $100,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On September 5, 2017, the Company sold 40,000 units at $0.50 per unit, consisting of 40,000 shares of common stock and warrants to purchase 40,000 shares of common stock at an exercise price of $3.00 per share, exercisable until September 5, 2019, in exchange for total proceeds of $20,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On August 2, 2017, the Company sold 100,000 units at $0.50 per unit, consisting of 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at an exercise price of $3.00 per share, exercisable until August 2, 2019, in exchange for total proceeds of $50,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis. The shares were subsequently issued during the fourth quarter. As such, the stock purchase was presented as Stock Subscriptions Payable as of September 30, 2017.

On July 7, 2017, the Company sold 200,000 units at $0.50 per unit, consisting of 200,000 shares of common stock and warrants to purchase 200,000 shares of common stock at an exercise price of $3.00 per share, exercisable until July 7, 2019, in exchange for total proceeds of $100,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 31, 2019, in exchange for total proceeds of $10,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 31, 2019, in exchange for total proceeds of $10,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold 300,000 units at $0.50 per unit, consisting of 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 31, 2019, in exchange for total proceeds of $150,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 25, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 25, 2019, in exchange for total proceeds of $10,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 25, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 25, 2019, in exchange for total proceeds of $50,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On April 20, 2017, the Company sold 500,000 units at $1.00 per unit, consisting of 500,000 shares of common stock and warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share, exercisable until April 20, 2018, in exchange for total proceeds of $500,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On March 15, 2017 and March 31, 2017, the Company received an aggregate $235,000 of advances on the subsequent sale on April 20, 2017 of 375,000 units at $1.00 per unit, consisting of 375,000 shares of common stock and warrants to purchase 375,000 shares of common stock at an exercise price of $3.00 per share, exercisable until April 20, 2018, in exchange for total proceeds of $375,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis. The $235,000 was presented as a subscriptions payable at March 31, 2017.

On January 23, 2017, the Company sold 2,000 units at $2.00 per unit, consisting of 2,000 shares of common stock and warrants to purchase 2,000 shares of common stock at an exercise price of $3.00 per share, exercisable until January 23, 2018, in exchange for total proceeds of $4,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 10 – Stockholders’ Equity (Continued)

On January 9, 2017, the Company sold 50,000 units at $1.00 per unit, consisting of 50,000 shares of common stock and warrants to purchase 50,000 shares of common stock at an exercise price of $3.00 per share, exercisable until January 9, 2018, in exchange for total proceeds of $50,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

Common Stock Issued for Acquisition
On July 18, 2017, the Company issued 25,000 shares of common stock as a good faith deposit toward the purchase of land and property located in La Veta, CO that closed on July 26, 2017, which were valued at $30,000 based on the closing price of the Company’s common stock on the date of grant.

On April 20, 2017, the Company issued a total of 500,000 shares of common to seven individuals pursuant to the closing of an acquisition of Sangre AT, LLC, a Wyoming limited liability company (“Sangre”) in exchange for 100% of the interests in Sangre. The total fair value of the common stock was $1,003,850 based on the closing price of the Company’s common stock on the date of grant.

Warrants Exercised
On January 7, 2017, a warrant holder exercised warrants to purchase 2,666 shares of common stock at a strike price of $1.50 in exchange for proceeds of $3,999.

Common Stock Issued for Bartered Assets
On January 18, 2017, the Company exchanged 66,000 units, consisting of 66,000 shares of common stock and warrants to purchase 66,000 shares of common stock at an exercise price of $3.00 per share, exercisable until January 18, 2018, in exchange for a 2017 Audi Q7 and a 2017 Audi A4. The total fair value received, based on the market price of the stock at $4.02 per share, was allocated to the $105,132 purchase price of the vehicles and the $160,188 excess value of the common stock and warrants was expensed as stock-based compensation.

Common Stock Issued for Services
On August 1, 2017, the Company granted an aggregate of 349,000 shares of common stock to eight consultants for services performed. The aggregate fair value of the common stock was $359,470 based on the closing price of the Company’s common stock on the date of grant.

On April 20, 2017, the Company granted an aggregate of 116,000 shares of common stock to eleven consultants for services performed. The aggregate fair value of the common stock was $232,893 based on the closing price of the Company’s common stock on the date of grant.

On March 2, 2017, the Company granted 50,000 shares of common stock to a consultant for services performed. The total fair value of the common stock was $142,500 based on the closing price of the Company’s common stock on the date of grant. The shares were subsequently issued on April 28, 2017.

On March 2, 2017, the Company granted 12,000 shares of common stock to a consultant for services performed. The total fair value of the common stock was $34,200 based on the closing price of the Company’s common stock on the date of grant.

On January 7, 2017, the Company granted 50,000 shares of common stock to a consultant for services performed. The total fair value of the common stock was $210,250 based on the closing price of the Company’s common stock on the date of grant.

Common Stock Subscribed for Services
On April 20, 2017, the Company granted 50,000 shares of common stock to each of two consultants for services performed. The issuance of the shares has been deferred until January 1, 2018. The aggregate fair value of the common stock was $200,770 based on the closing price of the Company’s common stock on the date of grant.

Common Stock Cancellations
On July 24, 2017, the Company cancelled a total of 500,000 shares of common stock previously granted to a consultant for non-performance of services.

On April 25, 2017, a total of 4,820,953 shares were cancelled and returned to treasury pursuant to compliance with the September 30, 2014 approval by the majority of shareholders of the terms of a Settlement Agreement dated December 11, 2013 and signed on August 19, 2014 pursuant to Case No. C20125545 in the Superior Court of the State of Arizona, whereby among other provisions, the Plaintiffs, consisting of United Mines, Inc. (“UMI”) and its then principals, agreed to the cancellation of a total of 4,820,953 shares of common stock and control of the Company in exchange for (i) sixty five (65) of the unpatented Bureau of Land Management (“BLM”) mining claims, the mill site, buildings and equipment, (ii) the four (4) Arizona State Land Department Exploration Permits registered to the Company, (iii) any permits, financial and reclamation guaranties, bonds and licenses connected with the foregoing assets. In addition, thirty-three (33) unpatented BLM mining claims remained the property of UMI, along with any associated permits, financial and reclamation guaranties, bonds, licenses, and the rights to the corporation, the corporation’s name, stock symbol, or any other asset of UMI, shall remain the property of UMI under the management of Glenn E. Martin.

On January 26, 2017, the Company cancelled a total of 1,000,000 shares of common stock previously granted to two individuals for non-performance of services.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options

Common Stock Warrants Granted (2018)
See Note 10 for details on warrants issued during the year ended December 31, 2018.

Common stock warrants granted consist of the following at December 31, 2018 and 2017, respectively:

2018				2017
Issuance	Warrant	Name	# of Common	Issuance	Warrant	Name	# of Common
Date	#		Stock Warrants	Date	#		Stock Warrants
1/5/2018	1029	Lex Seabre	100,000.00	1/23/2017	1010	Sandra Hogan	2,000.00
1/21/2018	1031	Roger Forsyth	100,000.00	4/20/2017	1015	Lex Seabre	375,000.00
1/23/2018	1032	Roger Forsyth	100,000.00	4/20/2017	1020	Lex Seabre	125,000.00
2/9/2018	1033	Lawrence Wesigal	15,000.00	5/25/2017	1016	Russ Karlen	100,000.00
3/19/2018	1034	Donald Steinberg	150,000.00	5/25/2017	1017	Eric Karlen	20,000.00
3/15/2018	1035	Donald Harrington	12,500.00	5/31/2017	1018	Matt Turner	20,000.00
4/26/2018	1036	Roger Seabre	100,000.00	5/31/2017	1022	Rodger Seabre	300,000.00
4/26/2018	1037	Michael Kirk Wines	100,000.00	6/16/2017	1019	Black Mountain Equities	70,000.00
5/7/2018	1038	Donald Steinberg	400,000.00	7/7/2017	1021	Rodger Seabre	200,000.00
5/15/2018	1039	Roger Seabre	200,000.00	8/2/2017	1026	Rodger Seabre	100,000.00
6/13/2018	1040	Blue Ridge Enterprises	450,000.00	9/5/2017	1023	Harry Methewson #1	40,000.00
6/26/2018	1041	Dianna Steinberg	200,000.00	9/24/2017	1024	Harry Methewson #2	133,000.00
Total			1,927,500.00	9/29/2017	1025	A2Z Inc.	300,000.00
				10/24/2017	1027	Salvatore Rutigliano	13,333.00
				11/10/2017	1028	Rodger Seabre	125,000.00
				Total			1,923,333.00

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options (Continued)

A summary of the Company’s outstanding common stock warrants is as follows:

Issuance	Warrant			# of Common	Strike	Term
Date	#	Name	Document	Stock Warrants	Price	In Mos.

12/31/16				325,000
01/07/17	1007	Partial Exercise - David Eckert	Subscription Agreement	(2,666)	$1.50	12
01/09/17	1009	Edward Matkoff	Subscription Agreement	50,000	$3.00	12
01/23/17	1010	Sandra Hogan	Subscription Agreement	2,000	$3.00	12
04/20/17	1015	Lex Seabre	Subscription Agreement	375,000	$3.00	12
04/20/17	1020	Lex Seabre	Subscription Agreement	125,000	$3.00	12
05/25/17	1016	Russ Karlen	Subscription Agreement	100,000	$3.00	24
05/25/17	1017	Eric Karlen	Subscription Agreement	20,000	$3.00	24
05/31/17	1018	Matt Turner	Subscription Agreement	20,000	$3.00	24
05/31/17	1022	Rodger Seabre	Subscription Agreement	300,000	$3.00	24
06/16/17	1019	Black Mountain Equities	Debt Exchange Agreement	70,000	$3.00	12
07/07/17	1021	Rodger Seabre	Subscription Agreement	200,000	$3.00	24
08/02/17	1026	Rodger Seabre	Subscription Agreement	100,000	$3.00	24
09/05/17	1023	Harry Methewson #1	Subscription Agreement	40,000	$3.00	24
09/24/17	1024	Harry Methewson #2	Subscription Agreement	133,000	$3.00	24
09/29/17	1025	A2Z Inc.	Subscription Agreement	300,000	$3.00	24
10/19/17	1005	Expired - Salvatore Rutigliano	Subscription Agreement	(100,000)	$1.50	12
10/19/17	1006	Expired - Michael Ryan	Subscription Agreement	(25,000)	$1.50	12
10/24/17	1027	Salvatore Rutigliano	Subscription Agreement	13,333	$3.00	24
10/25/17	1007	Expired - David Eckert	Subscription Agreement	(147,334)	$1.50	12
10/31/17	1008	Expired - Tom Harrington	Subscription Agreement	(50,000)	$1.50	12
11/10/17	1028	Rodger Seabre	Subscription Agreement	125,000	$3.00	24
12/31/17				1,973,333

01/02/18	1009	Exercise - Edward Matkoff	Subscription Agreement	(50,000)	$3.00	12
01/05/18	1029	Lex Seabre	Subscription Agreement	100,000	$5.00	12
01/21/18	1031	Roger Forsyth	Subscription Agreement	100,000	$12.50	24
01/23/18	1010	Expired - Sandra Hogan	Subscription Agreement	(2,000)	$3.00	12
01/23/18	1032	Roger Forsyth	Subscription Agreement	100,000	$12.50	24
02/09/18	1033	Lawrence Wesigal	Subscription Agreement	15,000	$12.50	12
03/19/18	1034	Donald Steinberg	Subscription Agreement	150,000	$5.00	12
03/15/18	1035	Donald Harrington	Subscription Agreement	12,500	$5.00	12
04/20/18	1015	Expired - Lex Seabre	Subscription Agreement	(375,000)	$3.00	12
04/20/18	1020	Expired - Lex Seabre	Subscription Agreement	(125,000)	$3.00	12
04/26/18	1036	Roger Seabre	Subscription Agreement	100,000	$5.00	12
04/26/18	1037	Michael Kirk Wines	Subscription Agreement	100,000	$5.00	12
05/07/18	1038	Donald Steinberg	Subscription Agreement	400,000	$6.00	12
05/15/18	1039	Roger Seabre	Subscription Agreement	200,000	$6.00	12
06/13/18	1040	Blue Ridge Enterprises	Subscription Agreement	450,000	$6.00	12
06/16/18	1019	Expired - Black Mountain Equities	Debt Exchange Agreement	(70,000)	$3.00	12
06/26/18	1041	Dianna Steinberg	Subscription Agreement	200,000	$6.00	12
12/31/18				3,278,833

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options (Continued)

Common Stock Warrants Expired (2018)
A total of 572,000 warrants expired during the year ended December 31, 2018.

Common Stock Warrants Granted (2017)
On September 29, 2017, the Company sold warrants to purchase 300,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $150,000 in conjunction with the sale of 300,000 shares of common stock. The relative fair value of the 300,000 common stock warrants using the Black-Scholes option-pricing model was $303,242, or $1.01081 per share, based on a volatility rate of 206%, a risk-free interest rate of 1.47% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On September 24, 2017, the Company sold warrants to purchase 133,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $100,000 in conjunction with the sale of 133,000 shares of common stock. The relative fair value of the 133,000 common stock warrants using the Black-Scholes option-pricing model was $152,795, or $1.14884 per share, based on a volatility rate of 206%, a risk-free interest rate of 1.46% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On September 5, 2017, the Company sold warrants to purchase 40,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $20,000 in conjunction with the sale of 40,000 shares of common stock. The relative fair value of the 40,000 common stock warrants using the Black-Scholes option-pricing model was $27,215, or $0.68039 per share, based on a volatility rate of 207%, a risk-free interest rate of 1.30% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On August 2, 2017, the Company sold warrants to purchase 100,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $50,000 in conjunction with the sale of 100,000 shares of common stock. The relative fair value of the 100,000 common stock warrants using the Black-Scholes option-pricing model was $80,872, or $0.80872 per share, based on a volatility rate of 210%, a risk-free interest rate of 1.36% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On July 7, 2017, the Company sold warrants to purchase 200,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $100,000 in conjunction with the sale of 200,000 shares of common stock. The relative fair value of the 200,000 common stock warrants using the Black-Scholes option-pricing model was $156,339, or $0.78169 per share, based on a volatility rate of 209%, a risk-free interest rate of 1.40% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On June 16, 2017, the Company issued warrants to purchase 70,000 shares of common stock at $3.00 per share over a one (1) year period from the date of exchange in conjunction with the issuance of 70,000 shares of common stock in exchange for the settlement of a convertible note, consisting of $35,000 of principal and $33,250 of interest. The relative fair value of the 70,000 common stock warrants using the Black-Scholes option-pricing model was $49,433, or $0.70618 per share, based on a volatility rate of 211%, a risk-free interest rate of 1.21% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold warrants to purchase 20,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $10,000 in conjunction with the sale of 20,000 shares of common stock. The relative fair value of the 20,000 common stock warrants using the Black-Scholes option-pricing model was $8,946, or $0.44730 per share, based on a volatility rate of 209%, a risk-free interest rate of 1.28% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold warrants to purchase 300,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $150,000 in conjunction with the sale of 300,000 shares of common stock. The relative fair value of the 300,000 common stock warrants using the Black-Scholes option-pricing model was $134,190, or $0.44730 per share, based on a volatility rate of 209%, a risk-free interest rate of 1.28% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options (Continued)

On May 25, 2017, the Company sold warrants to purchase 20,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $10,000 in conjunction with the sale of 20,000 shares of common stock. The relative fair value of the 20,000 common stock warrants using the Black-Scholes option-pricing model was $5,887, or $0.29434 per share, based on a volatility rate of 205%, a risk-free interest rate of 1.30% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 25, 2017, the Company sold warrants to purchase 100,000 shares of common stock at $3.00 per share over a two (2) year period from the date of sale, in exchange for total proceeds of $50,000 in conjunction with the sale of 100,000 shares of common stock. The relative fair value of the 100,000 common stock warrants using the Black-Scholes option-pricing model was $29,434, or $0.29434 per share, based on a volatility rate of 205%, a risk-free interest rate of 1.30% and an expected term of 2.0 years. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On April 20, 2017, the Company sold warrants to purchase 500,000 shares of common stock at $3.00 per share over a one (1) year period from the date of sale, in exchange for total proceeds of $500,000 in conjunction with the sale of 500,000 shares of common stock. The relative fair value of the 500,000 common stock warrants using the Black-Scholes option-pricing model was $626,641, or $1.25328 per share, based on a volatility rate of 202%, a risk-free interest rate of 1.01% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On January 23, 2017, the Company sold warrants to purchase 2,000 shares of common stock at $3.00 per share over a one (1) year period from the date of sale, in exchange for total proceeds of $4,000 in conjunction with the sale of 2,000 shares of common stock. The relative fair value of the 2,000 common stock warrants using the Black-Scholes option-pricing model was $5,106, or $2.55281 per share, based on a volatility rate of 211%, a risk-free interest rate of 0.79% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On January 9, 2017, the Company sold warrants to purchase 50,000 shares of common stock at $3.00 per share over a one (1) year period from the date of sale, in exchange for total proceeds of $50,000 in conjunction with the sale of 50,000 shares of common stock. The relative fair value of the 50,000 common stock warrants using the Black-Scholes option-pricing model was $108,228, or $2.16456 per share, based on a volatility rate of 210%, a risk-free interest rate of 0.82% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

Warrants Exercised
On January 7, 2017, a warrant holder exercised warrants to purchase 2,666 shares of common stock at a strike price of $1.50 in exchange for proceeds of $3,999.

Common Stock Warrants Expired or Cancelled
On May 31, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 31, 2019, in exchange for total proceeds of $10,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 31, 2017, the Company sold 300,000 units at $0.50 per unit, consisting of 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 31, 2019, in exchange for total proceeds of $150,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 25, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 25, 2019, in exchange for total proceeds of $10,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On May 25, 2017, the Company sold 20,000 units at $0.50 per unit, consisting of 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 25, 2019, in exchange for total proceeds of $50,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options (Continued)

On April 20, 2017, the Company sold 500,000 units at $1.00 per unit, consisting of 500,000 shares of common stock and warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share, exercisable until April 20, 2018, in exchange for total proceeds of $500,000. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On January 23, 2017, the Company sold warrants to purchase 2,000 shares of common stock at $3.00 per share over a one (1) year period from the date of sale, in exchange for total proceeds of $4,000 in conjunction with the sale of 2,000 shares of common stock. The relative fair value of the 2,000 common stock warrants using the Black-Scholes option-pricing model was $5,106, or $2.55281 per share, based on a volatility rate of 211%, a risk-free interest rate of 0.79% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

On January 9, 2017, the Company sold warrants to purchase 50,000 shares of common stock at $3.00 per share over a one (1) year period from the date of sale, in exchange for total proceeds of $50,000 in conjunction with the sale of 50,000 shares of common stock. The relative fair value of the 50,000 common stock warrants using the Black-Scholes option-pricing model was $108,228, or $2.16456 per share, based on a volatility rate of 210%, a risk-free interest rate of 0.82% and an expected term of 1.0 year. The proceeds received were allocated between the common stock and warrants on a relative fair value basis.

Common Stock Warrants Expired (2017)
No warrants were expired or cancelled during the year ended December 31, 2017.

Common Stock Warrants Exercised (2017)
On January 7, 2017, a warrant holder exercised warrants to purchase 2,666 shares of common stock at a strike price of $1.50 in exchange for proceeds of $3,999.

Common Stock Options (2018)
On February 1, 2018, in connection with executive employment agreements, the Company granted non-qualified options to purchase an aggregate of 6,000,000 shares of the Company’s common stock at the exercise price of $10.55 per share. The options shall become exercisable at the rate of 1/3 upon the six-month anniversary, 1/3 upon the one-year anniversary and 1/3 upon the second anniversary of the grant. The options were valued at $45,753,000 using the Black-Scholes option pricing model. The Company recognized expense of approximately $21,201,397 relating to these options during the year ended December 31, 2018.

The assumptions used in the Black-Scholes model are as follows:

For the year ended December 31, 2018
Risk-free interest rate	1.75%
Expected dividend yield	0%
Expected lives	6.0 years
Expected volatility	200%

WEED, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2018

Note 11 – Common Stock Warrants and Options (Continued)

A summary of the Company’s stock option activity and related information is as follows:

	For the years ended December 31, 2018 and 2017

	Number of Shares	Average Price
Outstanding at the beginning of period	-	$-
Granted	6,000,000	10.55
Exercised/Expired/Cancelled	-	-
Outstanding at the end of period	6,000,000	$10.55
Exercisable at the end of period	1,250,000	$10.55

Note 12 – Subsequent Events

Common Stock Sales

On March 21, 2019, the Company sold 50,000 shares of common stock in exchange for total proceeds of $50,000.

On March 11, 2019, the Company sold 100,000 shares of common stock in exchange for total proceeds of $100,000.

On February 12, 2019, the Company sold 100,000 shares of common stock in exchange for total proceeds of $100,000.

Common Stock Issued for Services

On March 11, 2019, the Company issued 10,000 shares to the Andrew Defries in exchange for services rendered to the Company.

Pursuant to a Retainer Agreement dated January 31, 2019, we agreed to issue the Law Offices of Craig V. Butler 400,000 shares of our common stock in exchange for services rendered to the Company. These shares were issued on February 12, 2019.

WEED, INC. AND SUBSIDIARY

CONSOLIDATED AND COMBINED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
ASSETS	(unaudited)

CURRENT ASSETS:
Cash	$12,440	$70,608
Accounts Receivable	822	21
Prepaid expenses	23,605	71,290
Deposits	92,000	350,020

TOTAL CURRENT ASSETS	128,867	491,939

Land	136,400	136,400

Building	1,887,802	1,887,802
Computers & Equipment	573,376	570,397
Vehicle	105,132	105,132
Leasehold improvements	5,000	5,000
	2,571,310	2,568,331

Less: Accumulated depreciation	(344,420)	(224,198)

Property and equipment, net	2,226,890	2,344,133

Trademark	50,000	50,000
Less: Accumulated amortization	(3,433)	(1,483)
Trademark, net	46,567	48,517

TOTAL ASSETS	$2,538,724	$3,020,989

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$149,009	$240,459
Accrued Expense	7,000	0
Accrued officer compensation	79,750	0
Accrued interest	12,518	6,903
Notes payable, related parties	280,100	12,000
Notes payable	230,812	0
Due to Officer	722	0

TOTAL CURRENT LIABILITIES	759,911	259,362

TOTAL LIABILITIES	759,911	259,362

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 200,000,000 authorized,
108,323,185 and 105,950,685 issued and outstanding, respectively	108,323	105,951
Unamortized Stock Based Compensation	(78,750)	(200,400)
Additional paid-in capital	74,389,092	50,896,121
Subscription payable	356,250	356,250
Accumulated deficit	(72,995,556)	(48,396,295)
Accumulated other comprehensive loss:
Foreign currency translation	(546)	-

TOTAL STOCKHOLDERS' EQUITY	1,778,813	2,761,627

TOTAL LIABILITIES & STOCKERHOLDERS' EQUITY	$2,538,724	$3,020,989

The accompanying notes are an integral part of these unaudited consolidated financial statements.

WEED, INC. AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018

REVENUE	$-	-	-	-

OPERATING EXPENSES
General and administrative expenses	80,249	34,035	390,937	811,678
Professional fees	6,065,896	7,399,214	23,979,599	20,291,424
Depreciation & amortization	40,756	43,443	122,172	128,772

Total operating expenses	6,186,901	7,476,692	24,492,708	21,231,874

NET OPERATING LOSS	(6,186,901)	(7,476,692)	(24,492,708)	(21,231,874)

OTHER INCOME (EXPENSE)
Interest income	-	0	0	9,338
Interest expense	(3,225)	(4,123)	(5,614)	(11,930)
Other income	-	155,696	1,017	155,696
Loss on deposit	(100,000)	0	(100,000)	-
Loss on extinguishment of debt	-	0		(1,064,720)
Other expense	-	(2,562)	(1,956)	(7,293)

TOTAL OTHER EXPENSE, NET	(103,225)	149,011	(106,553)	(918,909)

NET LOSS	$(6,290,126)	(7,327,681)	(24,599,261)	(22,150,783)

OTHER COMPREHENSIVE LOSS	(25)	-	(546)

COMPREHENSIVE LOSS	(6,290,151)	(7,327,681)	(24,599,807)	(22,150,783)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES

Outstanding - basic and fully diluted	107,659,860	103,775,728	107,168,557	102,505,456

Net loss per share - basic and fully diluted	$(0.06)	(0.07)	(0.23)	(0.22)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

WEED, INC. AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Nine Months ended September 30, 2019
(UNAUDITED)

					Unamortized		Accumulated
	Common Stock				Stock		Other	Total
			Additional	Subscriptions	Based	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Paid-In Capital	Payable	Compensation	Deficit	loss	Equity

Balance, December 31, 2018	105,950,685	105,951	50,896,121	356,250	(200,400)	(48,396,295)		2,761,627

Common stock sold for cash	250,000	250	199,750	150,000		-		350,000

Common stock returned	(200,000)	(200)	200					-

Common stock issued for settlement of debt	-	-	-	-		-		-

Common stock issued for services	410,000	410	679,990		121,650	-		802,050
								-
Vesting of employee stock options	-	-	9,680,572	-		-		9,680,572

Net loss	-	-	-	-		(11,136,475)		(11,136,475)

Balance, March 31, 2019	$106,410,685	$106,411	$61,456,633	$506,250	(78,750)	(59,532,770)		$2,457,774

Common stock sold for cash	300,000	300	149,700	(90,000)				60,000

Common stock returned		-						-

Common stock issued for services	957,000	957	906,523	47,600				955,080

Vesting of employee stock options			5,732,747					5,732,747

Vesting of employee stock comp								-
								-
Audit Adjustment								-

Net loss						(7,172,660)		(7,172,660)

Other comprehensive income, net							(521)

Balance, June 30, 2019	107,667,685	107,668	68,245,603	463,850	(78,750)	(66,705,430)	(521)	2,032,420

Common stock sold for cash	327,500	327	147,673	(60,000)				88,000
								-
Common stock returned	(20,000)	(20)	20					-
								-
Common stock issued for services	348,000	348	200,052	(47,600)				152,800
								-
Vesting of employee stock options			5,795,744					5,795,744
								-
Vesting of employee stock comp								-
								-
Audit Adjustment								-
								-
Net loss						(6,290,126)		(6,290,126)
								-
Other comprehensive income, net							(546)	(546)

Balance, September 30, 2019	108,323,185	108,323	74,389,092	356,250	(78,750)	(72,995,556)	(546)	1,778,813

The accompanying notes are an integral part of these unaudited consolidated financial statements.

WEED, INC. AND SUBSIDIARY

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2019 and Septemeber 30, 2018
(UNAUDITED)
	For the Nine
	Months Ended
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(24,599,261)	$(22,150,783)
Adjustments to reconcile net loss
used in operating activities:
Depreciation and amortization	122,172	128,772
Estimated fair value of stock based compensation	21,209,062	15,329,323
Estimated fair value of shares issued for services	1,909,929	3,770,274
Loss on debt extinguishment	-	1,064,720
Decrease (increase) in assets
Accounts Receivable	(801)	-
Prepaid expenses and other assets	305,707	(185,450)
Increase (decrease) in liabilities
Accounts Payable	(91,452)	(82,726)
Accrued expenses	92,364	(178,584)

NET CASH USED IN OPERATING ACTIVITIES	(1,052,280)	(2,304,454)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,979)	(826,481)
Purchase of intangible assets	-	(50,000)

NET CASH USED IN INVESTING ACTIVITIES	(2,979)	(876,481)

CASH FLOWS FROM FINANCING ACTIVITIES

Stock payable	-	1,000,000
Proceeds from notes payable - related party	268,823	7,000
Repayments on notes payable	-	(963,187)
Proceeds from the sale of common stock	498,002	3,023,550
Proceeds on notes payable	230,812	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	997,637	3,067,363

NET CHANGE IN CASH	(57,622)	(113,572)

EFFECT OF EXCHANGE RATE ON CASH	(546)	-

CASH, BEGINNING OF PERIOD	70,608	161,178

CASH, END OF PERIOD	$12,440	$47,606

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year ended December 31:

Income taxes	$-	$-
Interest paid	$-	$-

Non-cash investing and financing activities:

Mortgage issued for acquisition of land and property	-	1,040,662
Shares issued from subscription payable	-	200,770
Extinguishment of notes payable and accrued interest	-	385,281

The accompanying notes are an integral part of these unaudited consolidated financial statements.

WEED, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2019
(UNAUDITED)

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business
WEED, Inc. (the “Company”), (formerly United Mines, Inc.) was incorporated under the laws of the State of Arizona on August 20, 1999 (“Inception Date”) as Plae, Inc. to engage in the exploration of gold and silver mining properties. On November 26, 2014, the Company was renamed from United Mines, Inc. to WEED, Inc. and was repurposed to pursue a business involving the purchase of land, and building Commercial Grade “Cultivation Centers” to consult, assist, manage & lease to Licensed Dispensary owners and organic grow operators on a contract basis, with a concentration on the legal and medical marijuana sector. The Company’s plan is to become a True “Seed-to-Sale” company providing infrastructure, financial solutions and real estate options in this new emerging market. The Company, under United Mines, was formerly in the process of acquiring mineral properties or claims located in the State of Arizona, USA. The name was previously changed on February 18, 2005 to King Mines, Inc. and then subsequently changed to United Mines, Inc. on March 30, 2005. The Company trades on the OTC Pink Sheets under the stock symbol: BUDZ.

On April 20, 2017, the Company acquired Sangre AT, LLC, a Wyoming company doing business as Sangre AgroTech. (“Sangre”). Sangre is a plant genomic research and breeding company comprised of top-echelon scientists with extensive expertise in genomic sequencing, genetics-based breeding, plant tissue culture, and plant biochemistry, utilizing the most advanced sequencing and analytical technologies and proprietary bioinformatics data systems available. Sangre is working on a cannabis genomic study to complete a global genomic classification of the cannabis plant genus.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

The Company has a calendar year end for reporting purposes.

Basis of Presentation:
The accompanying condensed consolidated balance sheet at December 31, 2018, has been derived from audited consolidated financial statements and the unaudited condensed consolidated financial statements as of June 30, 2019 and 2018 ( the “financial statements”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and related footnotes included in our Registration Statement on Form S-1 for the year ended December 31, 2018 (the “2018 Annual Report”), filed with the Securities and Exchange Commission (the “SEC”). It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statements presentation. The condensed consolidated financial statements include all material adjustments (consisting of normal recurring accruals) necessary to make the condensed consolidated financial statements not misleading as required by Regulation S-X, Rule 10-01. Operating results for the nine months ended September 30, 2019, are not necessarily indicative of the results of operations expected for the year ending December 31, 2019.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the following entities, all of which are under common control and ownership:

	State of		Abbreviated
Name of Entity	Incorporation	Relationship (1)	Reference
WEED, Inc.	Nevada	Parent	WEED
Sangre AT, LLC (2)	Wyoming	Subsidiary	Sangre

(1) Sangre is a wholly-owned subsidiary of WEED, Inc.
(2) Sangre AT, LLC is doing business as Sangre AgroTech.

The consolidated financial statements herein contain the operations of the wholly-owned subsidiary listed above. All significant inter-company transactions have been eliminated in the preparation of these financial statements. The parent company, WEED and subsidiary, Sangre will be collectively referred to herein as the “Company”, or “WEED”. The Company's headquarters are located in Tucson, Arizona and its operations are primarily within the United States, with minimal operations in Australia.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Impairment of Long-Lived Assets
Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Basic and Diluted Loss Per Share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation
Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Revenue Recognition
On January 1, 2018, the Company adopted the new revenue recognition standard ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, using the cumulative effect (modified retrospective) approach. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. No cumulative-effect adjustment in retained earnings was recorded as the Company’s has no historical revenue. The impact of the adoption of the new standard was not material to the Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2019. The Company expects the impact to be immaterial on an ongoing basis.

The primary change under the new guidance is the requirement to report the allowance for uncollectible accounts as a reduction in net revenue as opposed to bad debt expense, a component of operating expenses. The adoption of this guidance did not have an impact on our condensed consolidated financial statements, other than additional financial statement disclosures. The guidance requires increased disclosures, including qualitative and quantitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company operates as one reportable segment.

Sales on fixed price contracts are recorded when services are earned, the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue from sales in which payment has been received, but the earnings process has not occurred. Sales have not yet commenced.

Advertising and Promotion
All costs associated with advertising and promoting products are expensed as incurred. These expenses were $3,450 and $998 for the nine months ended September 30, 2019 and 2018, respectively.

Recently Issued Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which supersedes nearly all existing revenue recognition guidance, including industry-specific guidance. Subsequent to the issuance of ASU No. 2014-09, the FASB clarified the guidance through several Accounting Standards Updates; hereinafter the collection of revenue guidance is referred to as “Topic 606.” Topic 606 is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Topic 606 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method; accordingly, Topic 606 has been applied to the fiscal 2018 financial statements and disclosures going forward, but the comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. We expect the impact of the adoption of Topic 606 to be immaterial to our operating results on an ongoing basis.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on January 1, 2019. We are currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities.

The Company adopted the new lease guidance effective January 1, 2019 using the modified retrospective transition approach, applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We elected the package of practical expedients which permits us to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. We did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change our previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. As of September 30, 2019, the adoption of the standard had no impact on the Company, as there were no leases in place longer than 12 months.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-07, Compensation – Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting. This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in this ASU will become effective for us beginning January 1, 2019, and early adoption is permitted. We do not anticipate that this ASU will have a material effect on our consolidated financial statements.

Note 2 – Going Concern

As shown in the accompanying financial statements, the Company has no revenues, incurred net losses from operations resulting in an accumulated deficit of $72,995,556 and had limited working capital at September 30, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new products and services to begin generating revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful; therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

As of December 31, 2018, the non-refundable deposit amount of $110,000 for the property located in Westfield, New York was recorded as a loss on deposit due to the uncertainty of the acquisition. As of March 31, 2019, the refundable deposit amount of $350,000 related to the purchase of the Sugar Hill golf course property was returned by the Law Office of Biltekoff.

As of June 28, 2019, a total deposit amount of $72,000 was transferred to Law Office of Biltekoff for the Sugar Hill golf course auction.

On July 14, 2019, the Company terminated the exclusive license and assignment agreement between Yissum Research Development Company and WEED, Inc. The second installment of the license fee of $400,000, due on May 1, 2019, was not paid, and the first installment of $100,000 was recorded as a loss on deposit.

As of September 25, 2019, an additional deposit of $20,000 was transferred to Law Office of Biltekoff for the Sugar Hill golf course auction, totaling $92,000.

Note 3 – Related Party

Notes Payable
From time to time, the Company has received short term loans from officers and directors as disclosed in Note 7 below. The Company has a total of $510,912 and $12,000 of note payable on the consolidated balance sheet as of September 30, 2019 and 2018, respectively.

Services
Nicole M. Breen receives $1,500 a week in cash compensation for her services rendered to the Company.

Glenn E. Martin receives $8,000 a month in cash compensation for his services rendered to the Company.

Capital Contributions
The Company imputed interest on non-interest bearing, related party loans, resulting in a total of $0 and $0 of contributed capital during the nine months ended September 30, 2019 and 2018, respectively.

Common Stock Issued for Bartered Assets
On January 18, 2017, the Company exchanged 66,000 units, consisting of 66,000 shares of common stock and warrants to purchase 66,000 shares of common stock at an exercise price of $3.00 per share, exercisable until January 18, 2018, in exchange for a 2017 Audi Q7 and a 2017 Audi A4 driven by the Officers. The total fair value received, based on the market price of the stock at $4.02 per share, was allocated to the $105,132 purchase price of the vehicles and the $160,188 excess value of the common stock and warrants was expensed as stock-based compensation.

Common Stock
On August 1, 2017, the Company granted 150,000 shares of common stock to Mary Williams, a principal of Sangre AT, LLC, for services performed. The fair value of the common stock was $154,500 based on the closing price of the Company’s common stock on the date of grant.

On January 7, 2017, the Company granted 50,000 shares of common stock to Pat Williams. PhD, a principal of Sangre AT, LLC, for services performed. The total fair value of the common stock was $210,250 based on the closing price of the Company’s common stock on the date of grant.

A total of $79,750 and $0 of officer compensation was unpaid and outstanding at September 30, 2019 and 2018, respectively.

Stock Options Issued for Services – related party (2019)
On February 1, 2018, in connection with executive employment agreements, the Company granted non-qualified options to purchase an aggregate of 6,000,000 shares of the Company’s common stock at the exercise price of $10.55 per share. The options shall become exercisable at the rate of 1/3 upon the six-month anniversary, 1/3 upon the one-year anniversary and 1/3 upon the second anniversary of the grant. The options were valued at $45,987,970 using the Black-Scholes option pricing model. The Company recognized expense of approximately, $15,329,323 relating to these options during the nine months ended September 30, 2019.

Note 4 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of September 30, 2019 and 2018, respectively:

Fair Value Measurements at December 31, 2018

	Level 1	Level 2	Level 3
Assets
Cash	$70,608	$-	$-
Total assets	$70,608	$-	$-
Liabilities
Notes payable, related parties
Notes payable	$-	$12,000	$-
Total liabilities	$-	$12,000	$-
	$70,608	$12,000	$-

Fair Value Measurements at September 30, 2019

	Level 1	Level 2	Level 3
Assets
Cash	$12,440	$-	$-
Total assets	$12,440	$-	$-
Liabilities
Notes payable, related parties		$280,099
Notes payable	$-	$230,812	$-
Total liabilities	$-	$510,911	$-
	$12,440	$510,911	$-

The fair values of our related party debts are deemed to approximate book value and are considered Level 2 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the nine months ended September 30, 2019 and the year ended December 31, 2018.

Note 5 – Investment in Land and Property

On July 26, 2017, the Company closed on the purchase of property, consisting of a home, recreational facility and RV park located at 5535 State Highway 12 in La Veta, Colorado to be developed into a bioscience center. The home has 4 Bedrooms and 2 Baths, and the recreational facility has showers, laundry, and reception area with an additional equipment barn attached, in addition to another facility with 9,500 square feet. The RV Park has 24 sites with full hook-ups including water, sewer, and electric, which the Company plans to convert into a series of small research pods. Under the terms of the purchase agreement, the Company paid $525,000 down, including 25,000 shares of our common stock, and Sangre took immediate possession of the property. Under the terms of the original purchase agreement, the Company was obligated to pay an additional $400,000 in cash and issue an additional 75,000 shares of our common stock over the next two years in order to pay the entire purchase price. On January 12, 2018, the Company entered into an Amendment No. 1 to the $475,000 principal amount promissory note issued by the Company to the seller of the property, under which both parties agreed to amend the purchase and the promissory note to allow the Company to pay off the note in full if it paid $100,000 in cash on or before January 15, 2018 and issued the seller 125,000 shares of common stock, restricted in accordance with Rule 144, on before January 20, 2018. Through an escrow process, the Company paid the seller $100,000 in cash and issued him 125,000 shares of common stock in accordance with the Amendment No. 1, in exchange for a full release of the deed of trust that was securing the promissory note, on January 17, 2018. As a result, the $475,000 principal promissory note issued to the seller was deemed paid-in-full and fully satisfied and the Company owned the property without encumbrances as of that date. The Company recorded a loss on extinguishment of debt of approximately $1,065,000 based on the fair value of the consideration paid and the carrying value of the note payable on the settlement date. The total purchase price was as follows:

July 26, 2017
Consideration:
Common stock payment of 25,000 shares (1)	$30,000
Cash payment of down payment	50,000
Cash paid at closing	44,640
Short term liabilities assumed and paid at closing (2)	5,360
Note payable (3)	475,000
Total purchase price	$1,005,000

(1)
Consideration consisted of an advance payment of 25,000 shares of the Company’s common stock valued at $30,000 based on the closing price of the Company’s common stock on the July 18, 2017 date of grant.

(2)
Purchaser’s shares of closing costs, including the seller’s prepaid property taxes.

(3)
As noted above, the note was settled with a payment of $100,000 and the issuance of 125,000 shares of common stock.

In January 2018, the Company closed on the purchase of property, consisting of a condominium in La Veta, Colorado to house Company personnel and consultants for total consideration approximating $140,000, which was paid in cash at the time of closing. The home has 3 bedrooms and 2.5 baths.   Sangre took immediate possession of the property. La Veta, Colorado is a small town and rental or short-term housing is very difficult to obtain. The Company personnel and consultants are no longer residing at the property, and it is currently vacant.

In February 2018, the Company closed on the purchase of property, consisting of a home in La Veta, Colorado to house Company personnel and consultants for total consideration approximating $1,200,000. The home has 5 Bedrooms and 3 Baths. Under the terms of the purchase agreement, the Company paid $150,000 down, entered into a note payable in the amount of approximately $1,041,000 (see Note 8). The Company secured a below-market interest rate of 1.81% based on the short-term nature of the term (due on August 15, 2018). Sangre took immediate possession of the property. La Veta, Colorado is a small town and rental or short-term housing is very difficult to obtain. The Company personnel and consultants are no longer residing at the property, and it is currently vacant. On October 10, 2018, a payment of $750,000 was made to Craig W. Clark to pay off the note payable, and a loan discount of $125,475 was given to the Company which was recorded as a gain.

A settlement payment of $155,000 was received from an insurance company related to a fire near one of our properties in La Veta, Colorado.

On June 25, 2019, the Company received $60,000 from Lex Seabre in exchange for 120,000 shares of common stock of the Company. The $60,000 was paid as a deposit for the Sugar Hill golf course property auction.

On June 28, 2019, the Company received a loan of $12,000 from Nicole Breen. The $12,000 was paid as a deposit for the Sugar Hill golf course property auction.

On September 25, 2019, the Company received $20,000 from Lex Seabre in exchange for 100,000 shares of common stock of the Company. The $20,000 was paid as a deposit for the additional 60-day extension for the Sugar Hill golf course property purchase.

Note 6 – Property and Equipment

Property and equipment consist of the following at September 30, 2019 and December 31, 2018, respectively:

	September 30,	December 31,
	2019	2018
Property improvements	$5,000	$5,000
Automobiles	105,132	105,132
Office equipment	4,933	4,933
Furniture & Fixtures	2,979	0
Lab equipment	65,769	65,769
Construction in progress (2)	499,695	499,695
Property (1)	1,887,802	1,887,802
Property and equipment, gross	2,571,310	2,568,331
Less accumulated depreciation	(344,420)	(224,198)
Property and equipment, net	$2,226,890	2,344,133

(1)
In 2018, the Company purchased two properties in La Veta, Colorado. The property located on 169 Valley Vista was purchased for $140,000, and the property located on 1390 Mountain Valley Road was purchased for $1,200,000 (see Note 8).

(2)	HVAC/furnace system and research facility center are under construction.

Depreciation and amortization expense totaled $122,172 and $128,772 for the nine months ended September 30, 2019 and 2018, respectively.

Note 7 – Intangible Assets

In accordance with FASB ASC 350, “Intangibles-Goodwill and Other”, the Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The US and Europe trademarks were acquired for $40,000 and $50,000, respectively, for the year ended December 31, 2018. Trademarks are initially measured based on their fair value and amortized by 10 and 25 years.

Amortization expense totaled $1,950.03 and $128,772 for the nine months ended September 30, 2019 and 2018, respectively.

Note 7 – Notes Payable, Related Parties

Notes payable, related parties consist of the following at September 30, 2019 and December 31, 2018, respectively:

September 30, 2019	December 31, 2018
On various dates, the Company received advances from the Company’s CEO, Glenn Martin. Mr. Martin owns approximately 56.2% of the Company’s common stock at March 31, 2018. Over various dates in 2017, the Company received a total of $9,000 of advances from Mr. Martin, and they were repaid by July 3, 2017. On January 19, 2018, the Company received an unsecured loan, bearing interest at 2%, in the amount of $25,000 from Mr. Martin, and the loan was paid off in full on February 2, 2018. The Company also repaid an advance of $7,000 on July 6, 2018 received from Mr. Martin on January 16, 2018.The unsecured non-interest-bearing loans were due on demand. A detailed list of advances and repayments follows:
$-	$-

On December 29, 2017, the Company received an unsecured loan, bearing interest at 2% in the amount of $37,000, due on demand from Dr. Pat Williams, PhD. The amount outstanding was $0 during the periods ended June 30, 2019 and December 31, 2018. Mr. Williams is a founding member and principal of our wholly-owned subsidiary, Sangre AT, LLC	-	-

On April 12, 2010, the Company received an unsecured, non-interest-bearing loan in the amount of $2,000, due on demand from Robert Leitzman. Interest is being imputed at the Company’s estimated borrowing rate, or 10% per annum. The largest aggregate amount outstanding was $2,000 during the periods ended June 30, 2019 and December 31, 2018. Mr. Leitzman owns less than 1% of the Company’s common stock, however, the Mr. Leitzman is deemed to be a related party given the non-interest-bearing nature of the loan and the materiality of the debt at the time of origination.	2,000	2,000

Over various dates in 2011 and 2012, the Company received unsecured loans in the aggregate amount of $10,000, due on demand, bearing interest at 10%, from Sandra Orman. The largest aggregate amount outstanding was $10,000 during the periods ended June 30, 2019 and December 31, 2018. Mrs. Orman owns less than 1% of the Company’s common stock, however, Mrs. Orman is deemed to be a related party given the nature of the loan and the materiality of the debt at the time of origination.	10,000	10,000

Over various dates from April to September 2019, the company received a total of $268,100 of advances, bearing interest at 5%, from Nicole Breen. A detailed list of advances and repayments follows. To date, no repayments have been made.	268,100	0

Notes payable, related parties	$280,100	$12,000

The Company recorded interest expense in the amount of $5,614.02 and $1,117 for the nine months ended September 30, 2019 and 2018, respectively, including imputed interest expense in the amount of $5,119.01 and $0 during such periods related to notes payable, related parties.

Note 8 – Notes Payable

Note payable consist of the following at September 30, 2019 and December 31, 2018, respectively:

	September 30, 2019	December 31, 2018
On July 26, 2017, the Company issued a $475,000 note payable, bearing interest at 5% per annum, to A.R. Miller (“Miller Note”) pursuant to the purchase of land and property in La Veta, Colorado. The note is to be paid in four consecutive semi-annual installments in the amount of $118,750 plus accrued interest commencing on January 26, 2018 and continuing on the 26th day of July and the 26th day of January each year until the debt is repaid on July 26, 2019. The note carries a late fee of $5,937.50 in the event any installment payment is more than 30 days late, and upon default the interest rate shall increase to 12% per annum. During the three months ended March 31, 2018, the Company issued 125,000 shares of common stock, valued at $1,450,000 based on the closing price on the measurement date. Accordingly, the Company recorded a loss on extinguishment of $1,064,719.
	$-	$-

On February 16, 2018, the Company issued a $1,040,662 note payable, bearing interest at 1.81% per annum (the low interest rate was due to the short-term nature of the note – six months. See Note 6), to Craig and Carol Clark (“Clark Note”) pursuant to the purchase of land and property in La Veta, Colorado. The note is to be paid in consecutive monthly installments in the amount of $5,000, including accrued interest commencing on March 15, 2018 and continuing through August 15, 2018. The note carries a late fee of 3% in the event any installment payment is more than 10 days late, and upon default the interest rate shall increase to 10% per annum. As of September 12, 2018, a total of $171,300 was paid to the note holder. On October 9, 2018, the Company entered into a settlement agreement with the note holder to pay the settlement payment of $750,000. The Company had already paid $650,000 by September 27, 2018 and made the remaining payment of $100,000 on October 10, 2018. The Company recorded a gain on extinguishment of $121,475.

On August 5, 2019, the Company entered into a promissory note, whereby the Company promises to pay Snell & Wilmer L.L.P the principal amount of $250,000, bearing interest at 2.5% per annum. The note is to be paid in consecutive monthly installments in the amount of $25,000, including accrued interest commencing on August 30, 2019, until the final balloon payment is paid on January 30, 2020. The promissory note is secured by the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the real property owned by Sangre located on 1390 Mountain Valley Road, La Veta, Colorado 81055. As of September 30, 2019, $20,000 has been paid to Snell & Wilmer.
$230,000

On various dates, the Company received advances from consultant, Patrick Brodnik, bearing 0% interest.	$812

	$230,812	$-

The Company recognized interest expense of $494.95 and $10,813 related to the note payables for the nine months ended September 30, 2019 and 2018, respectively.

Note 9 – Commitments and Contingencies

On November 8, 2016, the Company entered into an agreement with Gregory DiPaolo’s Pro Am Golf, LLC to acquire improved property located in Westfield, New York. The total purchase price of $1,600,000 is to be paid with a deposit of 50,000 shares of common stock, followed by cash of $1,250,000 and 300,000 shares of the Company’s common stock to be delivered at closing. The deposit of 50,000 shares issued as a deposit was $42,500 based on the closing price of the Company’s common stock on the date of grant. Subsequently, we entered into an amended Purchase and Sale Agreement on October 24, 2017, under which we amended the total purchase price to Eight Hundred Thousand Dollars ($800,000) and forfeited our previous deposit of stock. Under the terms of the amended agreement, we paid an additional Ten Thousand Dollar ($10,000) deposit on October 26, 2017, with the remaining purchase price to be paid on or before the date closing date, which was scheduled on May 1, 2018. The property is approximately 43 acres and has unlimited water extraction rights from the State of New York. We plan to use this property as our inroads to the New York hemp and infused beverage markets in the future. There are no current plans or budget to proceed with operations in New York, and there will not be until proper funding is secured after acquiring this property. Currently, there will be an open bid for the property, and there is no guarantee the Company will win the bid to complete the acquisition. As a result, the $110,000 non-refundable deposit for the property was recorded as a loss on deposit at the end of December 31, 2018. On September 25, 2019, a total of $92,000 was issued as a deposit for the Sugar Hill golf course auction.

On January 19, 2018, the Company was sued in the United States District Court for the District of Arizona ( William Martin v. WEED, Inc.. , Case No. 4:18-cv-00027-RM) by the listed Plaintiff. The Company was served with the Verified Complaint on January 26, 2018. The Complaint alleges claims for breach of contract-specific performance, breach of contract-damages, breach of the covenant of good faith and fair dealing, conversion, and injunctive relief. In addition to the Verified Complaint, the Company was served with an application to show cause for a temporary restraining order. The Verified Complaint alleges the Company entered into a contract with the Plaintiff on October 1, 2014 for the Plaintiff to perform certain consulting services for the Company in exchange for 500,000 shares of its common stock up front and an additional 700,000 shares of common stock to be issued on May 31, 2015. The Plaintiff alleges he completed the requested services under the agreement and received the initial 500,000 shares of common stock, but not the additional 700,000 shares. The request for injunctive relief asks the Court to Order the Company to issue the Plaintiff 700,000 shares of its common stock, and possibly include them in its Registration Statement on Form S-1, or, in the alternative, issue the shares and have them held by the Court pending resolution of the litigation, or, alternatively, sell the shares and deposit the sale proceeds in an account that the Court will control. The hearing on the Temporary Restraining Order occurred on January 29, 2018. On January 30, 2018, the Court issued its ruling denying the application for a Temporary Restraining Order. Currently, there is no further hearing scheduled in this matter. On February 13, 2018, the Company filed an Answer to the Verified Complaint and Counterclaim. On February 15, 2018, the Company filed a Motion to Dismiss the Verified Complaint. On February 23, 2018, the Company filed a Motion to Amend Counterclaim to add W. Martin’s wife, Joanna Martin as a counterdefendant. On March 9, 2018, William Martin filed a Motion to Dismiss the Counterclaim. On March 12, 2018, William Martin filed a Motion to Amend the Verified Complaint to, among other things, add claims against Glenn Martin and Nicole and Ryan Breen. On March 27, 2018, the Court granted both William Martin and WEED, Inc.’s Motions to Amend. On March 27, 2018, the Company filed an Amended Counterclaim adding Joanna Martin. On April 2, 2018, the Company filed a Motion to Amend our Counterclaim to add a breach of contract claim. On April 10, 2018, the Company filed an Answer to First Amended Verified Complaint. On April 23, 2018, Glenn Martin and Nicole and Ryan Breen filed their Answer to the First Amended Complaint. On May 31, 2018, the Court issued an Order: (a) granting the Company’s Motion to Dismiss thereby dismissing the Plaintiff’s claims for breach of the covenant of good faith and fair dealing and the claim for conversion, (b) denying William Martin’s Motion to Dismiss the counterclaim as to the claims for fraudulent concealment and fraudulent misrepresentation, but granting the Motion to Dismiss only as to the claim for fraudulent nondisclosure, and (c) granting the Company’s Motion to Amend its Counterclaim to add a breach of contract claim. On June 1, 2018, William Martin and his wife filed their Answer to the First Amended Counterclaim. On June 1, 2018, William Martin and his wife filed their Answer to the Second Amended Counterclaim. In addition to the above pleadings and motions, the parties have exchanged disclosure statements and served and responded to written discovery. The Company denies the Plaintiff’s allegations in the Verified Complaint in their entirety and plan to vigorously defend against this lawsuit. Due to the loss not being probable, no accrual has been recorded for the 700,000 shares of common stock the Plaintiff alleges he is owed under his agreement with the Company.

Material Definitive Agreements

On May 1, 2018, the Company entered into a Fourth Addendum and Fifth Addendum to that certain Purchase and Sale Agreement between the Company and Greg DiPaolo’s Pro Am Golf, LLC, amending the “Closing Date” under the Agreement to August 1, 2018, in exchange for the Company paying $50,000 as a non-refundable deposit to be applied against the purchase price once the property sale is completed and $10,000 for maintenance, tree removal and other grounds keeping in order to prepare the golf course for the 2018 season.

On July 23, 2018, the Company entered into a Sixth Addendum, extending the “Closing Date” to November 1, 2018, in exchange for the Company paying an additional $50,000 as a non-refundable deposit to be applied against the purchase price.

On May 21, 2018, the Company entered into a Trademark Purchase Agreement with Copalix Pty Ltd., a private South African company, to acquire U.S. Trademark Registration No. 4,927,872 for the WEED TM mark, in exchange for USD$40,000.

On July 27, 2018, the Company entered into a Trademark Purchase Agreement with Copalix Pty Ltd., to acquire European Community Trademark Registration No. 11953387 for WEED Registered Mark in exchange for USD$10,000.

Note 10 – Stockholders’ Equity

Preferred Stock
On December 5, 2014, the Company amended the Articles of Incorporation, pursuant to which 20,000,000 shares of “blank check” preferred stock with a par value of $0.001 were authorized. No series of preferred stock has been designated to date.

Common Stock
On December 5, 2014, the Company amended the Articles of Incorporation, and increased the authorized shares to 200,000,000 shares of $0.001 par value common stock.

2019 Common Stock Activity

Common Stock Sales (2019)

During the quarter ended March 31, 2019, the Company issued 250,000 shares of common stock for proceeds of $200,000. 300,000 shares valued at $150,000 were not issued at March 31, 2019 and such amount has been included in subscriptions payable.

During the three months ended June 30, 2019, the Company issued 300,000 shares of common stock for proceeds of $150,000. 120,000 shares valued at $60,000 were not issued at June 30, 2019 and such amount has been included in subscriptions payable.

During the three months ended September 30, 2019, the Company agreed to issue 327,500 shares of common stock for proceeds of $148,000.

Common Stock Issued for Services (2019)

During the three months ended March 31, 2019, the Company agreed to issue an aggregate of 410,000 shares of common stock to consultants for services performed. 400,000 shares valued at $668,000 were based on the closing price of the agreement date, and 10,000 shares valued at $12,400 were based on the closing price of the Company’s common stock earned on the measurement date.

During the three months ended June 30, 2019, the Company agreed to issue an aggregate of 957,000 shares of common stock to consultants for services performed. The total fair value of the common stock was $907,480 based on the closing price of the Company’s common stock earned on the agreement date. 70,000 shares valued at $47,600 were not issued at June 30, 2019, and such amount has been included in subscriptions payable.

During the three months ended September 30, 2019, the Company agreed to issue an aggregate of 348,000 shares of common stock to consultants for services performed. The total fair value of the common stock was $200,400 based on the closing price of the Company’s common stock earned on the agreement date.

Common Stock Cancellations

On January 31, 2019, the Company cancelled a total of 200,000 shares of common stock valued at $0 previously granted to a consultant, David Johnson, for non-performance of services. The cancellation was accounted as a repurchase for no consideration.

On September 19, 2019, the Company cancelled a total of 20,000 shares of common stock valued at $0 previously granted to a consultant, Avigor Gordon, for non-performance of services. The cancellation was accounted as a repurchase for no consideration.

2018 Common Stock Activity

Common Stock Sales (2018)

During the year ended December 31, 2018, the Company issued 3,899,450 shares of common stock for proceeds of $4,798,550. In connection with certain of the share issuances, the Company issued warrants to purchase an aggregate of $1,927,500 shares of the Company’s common stock. The warrants to purchase 462,500 shares have an exercise price of $5.00 per share, exercisable on various dates through March 2019. Warrants to purchase 215,000 shares have an exercise price of $12.50 per share and are exercisable on various dates through January 2020. The warrants to purchase $1,250,000 shares have an exercise price of $6.00 per share, exercisable on various dates through June 2019. The proceeds received were allocated $3,361,832 to common stock and $1,436,718 to warrants on a relative fair value basis. On January 12, 2018, a warrant holder exercised warrants to purchase 150,000 shares of common stock at a price of $1.50 in exchange for proceeds of $225,000.

Common Stock Issued for Services (2018)

During the year ended December 31, 2018, the Company agreed to issue an aggregate of 915,000 shares of common stock to consultants for services performed. The total fair value of common stock was $3,042,940 based on the closing price of the Company’s common stock earned on the measurement date. Shares valued at $200,400 were issued at December 31, 2018 and services will be performed in 2019 and has been included in unamortized stock-based compensation.

Note 11 – Common Stock Warrants and Options

Common Stock Warrants Granted (2019)

No common stock warrants were granted during the nine months ended September 30, 2019.

Common stock warrants granted consist of the following at September 30, 2019 and December 31, 2018, respectively:

September 30, 2019				December 31, 2018
Issuance	Warrant	Name	# of Common	Issuance	Warrant	Name	# of Common
Date	#		Stock Warrants	Date	#		Stock Warrants
				1/5/2018	1029	Lex Seabre	100,000.00
Total			-	1/21/2018	1031	Roger Forsyth	100,000.00
				1/23/2018	1032	Roger Forsyth	100,000.00
				2/9/2018	1033	Lawrence Wesigal	15,000.00
				3/19/2018	1034	Donald Steinberg	150,000.00
				3/15/2018	1035	Donald Harrington	12,500.00
				4/26/2018	1036	Roger Seabre	100,000.00
				4/26/2018	1037	Michael Kirk Wines	100,000.00
				5/7/2018	1038	Donald Steinberg	400,000.00
				5/15/2018	1039	Roger Seabre	200,000.00
				6/13/2018	1040	Blue Ridge Enterprises	450,000.00
				6/26/2018	1041	Dianna Steinberg	200,000.00
				Total			1,927,500.00

A summary of the Company’s outstanding common stock warrants is as follows as of September 30, 2019:

Issuance	Warrant			# of Common	Strike
Date	#	Name	Document	Stock Warrants	Price

12/31/2017				1,973,333

1/2/2018	1009	Exercise - Edward Matkoff	Subscription Agreement	-50,000	$3.00
1/5/2018	1029	Lex Seabre	Subscription Agreement	100,000	$5.00
1/21/2018	1031	Roger Forsyth	Subscription Agreement	100,000	$12.50
1/23/2018	1010	Expired - Sandra Hogan	Subscription Agreement	-2,000	$3.00
1/23/2018	1032	Roger Forsyth	Subscription Agreement	100,000	$12.50
2/9/2018	1033	Lawrence Wesigal	Subscription Agreement	15,000	$12.50
3/19/2018	1034	Donald Steinberg	Subscription Agreement	150,000	$5.00
3/15/2018	1035	Donald Harrington	Subscription Agreement	12,500	$5.00
4/20/2017	1015	Expired - Lex Seabre	Subscription Agreement	-375,000	$3.00
4/20/2017	1020	Expired - Lex Seabre	Subscription Agreement	-125,000	$3.00
4/26/2018	1036	Roger Seabre	Subscription Agreement	100,000	$5.00
4/26/2018	1037	Michael Kirk Wines	Subscription Agreement	100,000	$5.00
5/7/2018	1038	Donald Steinberg	Subscription Agreement	400,000	$6.00
5/15/2018	1039	Roger Seabre	Subscription Agreement	200,000	$6.00
6/13/2018	1040	Blue Ridge Enterprises	Subscription Agreement	450,000	$6.00
6/16/2017	1019	Expired - Black Mountain Equities	Debt Exchange Agreement	-70,000	$3.00
6/26/2018	1041	Dianna Steinberg	Subscription Agreement	200,000	$6.00
12/31/2018				3,278,833

1/5/2018	1029	Expired - Lex Seabre	Subscription Agreement	-100,000	$5.00
2/9/2018	1033	Expired - Lawrence Wesigal	Subscription Agreement	-15,000	$12.50
3/19/2018	1034	Expired - Donald Steinberg	Subscription Agreement	-150,000	$5.00
3/15/2018	1035	Expired - Donald Harrington	Subscription Agreement	-12,500	$5.00
3/31/2019				3,001,333

4/26/2018	1036	Expired -Roger Seabre	Subscription Agreement	-100,000	$5.00
4/26/2018	1037	Expired -Michael Kirk Wines	Subscription Agreement	-100,000	$5.00
5/7/2018	1038	Expired -Donald Steinberg	Subscription Agreement	-400,000	$6.00
5/15/2018	1039	Expired -Roger Seabre	Subscription Agreement	-200,000	$6.00
6/13/2018	1040	Expired -Blue Ridge Enterprises	Subscription Agreement	-450,000	$6.00
6/26/2018	1041	Expired -Dianna Steinberg	Subscription Agreement	-200,000	$6.00
5/25/2017	1016	Expired -Russ Karlen	Subscription Agreement	-100,000	$3.00
5/25/2017	1017	Expired -Eric Karlen	Subscription Agreement	-20,000	$3.00
5/31/2017	1018	Expired -Matt Turner	Subscription Agreement	-20,000	$3.00
5/31/2017	1022	Expired -Rodger Seabre	Subscription Agreement	-300,000	$3.00
6/30/2019				1,111,333

7/7/2017	1021	Expired - Rodger Seabre	Subscription Agreement	-200,000	$3.00
8/2/2017	1026	Expired - Rodger Seabre	Subscription Agreement	-100,000	$3.00
9/5/2017	1023	Expired - Harry Methewson #1	Subscription Agreement	-40,000	$3.00
9/24/2017	1024	Expired - Harry Methewson #2	Subscription Agreement	-133,000	$3.00
9/29/2017	1025	Expired - A2Z Inc.	Subscription Agreement	-300,000	$3.00
9/30/2019				338,333

Common Stock Warrants Expired (2019)

A total of 2,940,500 warrants expired during the nine months ended September 30, 2019.

Warrants Exercised (2019)

No warrants were exercised during the nine months ended September 30, 2019.

2018 Common Stock Warrant Activity

Common Stock Warrants Granted (2018)

See Note 10 for details on warrants issued during the year ended December 31, 2018.

Common Stock Warrants Exercised (2018)

On January 12, 2018, a warrant holder exercised warrants to purchase 150,000 shares of common stock at a price of $1.50 in exchange for proceeds of $225,000.

Common Stock Warrants Expired (2018)

A total of 572,000 warrants expired during the year ended December 31, 2018.

Common Stock Options (2018)

On February 1, 2018, in connection with executive employment agreements, the Company granted non-qualified options to purchase an aggregate of 6,000,000 shares of the Company’s common stock at the exercise price of $10.55 per share. The options shall become exercisable at the rate of 1/3 upon the six-month anniversary, 1/3 upon the one-year anniversary and 1/3 upon the second anniversary of the grant. The options were valued at $45,753,000 using the Black-Scholes option pricing model. The Company recognized expense of approximately $21,201,397 relating to these options during the year ended December 31, 2018.

The assumptions used in the Black-Scholes model are as follows:

For the period ended September 30, 2019
Risk-free interest rate	1.75%
Expected dividend yield	0%
Expected lives	6.0 years
Expected volatility	200%

A summary of the Company’s stock option activity and related information is as follows:

	For the Nine Months Ended September 30, 2019
	Number of	Average
	Shares	Price
Outstanding at the beginning of period	$-	$-
Granted	6,000,000	10.55
Exercised/Expired/Cancelled	-	-
Outstanding at the end of period	6,000,000	$10.55
Exercisable at the end of period	1,250,000	$10.55

Note 12 – Subsequent Events

We have evaluated subsequent events through the filing date of this Form 10-Q and determined that no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosures in the notes thereto.